AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 28, 1998

                           REGISTRATION NO. 333-

===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                      --------------------------------
                                  FORM S-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                     ----------------------------------
                            INSILCO CORPORATION
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    DELAWARE                 367, 346, 274, 359               06-0635844
(STATE OR OTHER               (PRIMARY STANDARD              (IRS EMPLOYER
 JURISDICTION OF                INDUSTRIAL                 IDENTIFICATION NO.)
  INCORPORATION OR              CLASSIFICATION
   ORGANIZATION)                CODE NUMBER)

                           ----------------------
                           425 METRO PLACE NORTH
                                FIFTH FLOOR
                             DUBLIN, OHIO 43017
                               (614) 792-0468
            (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
     -----------------------------------------------------------------
                              KENNETH H. KOCH
                     VICE PRESIDENT AND GENERAL COUNSEL
                            INSILCO CORPORATION
                           425 METRO PLACE NORTH
                                FIFTH FLOOR
                             DUBLIN, OHIO 43017
                               (614) 791-3137
             (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
             NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
           ----------------------------------------------------
                                 COPIES TO:

     AVIVA DIAMANT                                    JOHN W. BUTTRICK
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON             DAVIS POLK & WARDWELL
   ONE NEW YORK PLAZA                                450 LEXINGTON AVENUE
   NEW YORK, NY 10004                                 NEW YORK, NY 10017

            ----------------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time ("Effective Time") of the merger (the "Merger") of Silkworm Acquisition Corporation ("MergerSub") with and into INR Holding Co. ("ExistingSub"), a wholly owned subsidiary of Insilco Corporation (the "Company"), as described in the Agreement and Plan of Merger dated as of March 24, 1998.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|
            ----------------------------------------------------


                      CALCULATION OF REGISTRATION FEE
==============================================================================

TITLE OF EACH                     PROPOSED       PROPOSED
 CLASS OF         AMOUNT          MAXIMUM        MAXIMUM
SECURITIES        TO BE           OFFERING       AGGREGATE      AMOUNT OF
TO BE             REGISTERED      PRICE          OFFERING       REGISTRATION
REGISTERED         (1)(2)         PER SHARE      PRICE(2)       FEE(2)
------------------------------------------------------------------------------
Common Stock,
par value
$0.001 per
share             140,867           N/A             $0             $0
==============================================================================
(1) This Registration Statement relates to shares of common stock, par value $0.001 per share ("ExistingSub Shares") of ExistingSub. The ExistingSub Shares being registered are the shares into which the shares of common stock, par value $0.001 per share, of the Company (the "Shares") will be converted in a reorganization merger pursuant to Section 251(a) of the Delaware General Corporation Law (the "Reorganization Merger") (pursuant to which the Company will become a wholly owned subsidiary of ExistingSub) and which are to be retained by the holders thereof as a result of the Merger, which will take place promptly following the Reorganization Merger.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based upon the proposed cash offering price to existing stockholders.


------------------------------------------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

==============================================================================
                            INSILCO CORPORATION
                           425 METRO PLACE NORTH
                                FIFTH FLOOR
                             DUBLIN, OHIO 43017
                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               TO BE HELD ON
                                   , 1998

To the Stockholders of
Insilco Corporation:

          Notice is hereby given that a special meeting of stockholders (the "Special Meeting") of Insilco Corporation (the "Company") will be held on , 1998, at [ ]a.m. at [ ] for the following purposes:

     1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 24, 1998 (the "Merger Agreement"), among the Company, INR Holding Co. ("ExistingSub"), a Delaware corporation and a wholly owned subsidiary of the Company, and Silkworm
Acquisition Corporation ("MergerSub"), a Delaware corporation and an affiliate of DLJ Merchant Banking Partners II, L.P. ("DLJMB") and affiliated funds and entities (collectively, the "DLJMB Funds"). The DLJMB Funds are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation. The Merger Agreement provides for, among other things, the formation by ExistingSub of a wholly owned subsidiary ("ReorgSub"), to be followed by a merger of ReorgSub with and into the Company, with the Company continuing as the surviving corporation (the "Reorganization Merger"). Pursuant to the Reorganization Merger, (A) each share of common stock, par value $0.001 per share, of the Company ("Shares") issued and outstanding immediately prior to the effective time of the Reorganization Merger (the "Reorganization Merger Effective Time") (other than Shares as to which appraisal rights have been validly perfected) will be converted into the right to receive (i) one share of common stock, par value $0.001 per share, of ExistingSub ("ExistingSub Shares") and (ii) the right to receive $0.01 in cash, and (B) each share of common stock, par value $0.001 per share, of ReorgSub will be converted into one share of common stock of the corporation surviving the Reorganization Merger. Thus, as a result of the Reorganization Merger, (A) each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than a holder of Shares as to which appraisal rights have been validly perfected) will have his or her interest in the Company converted into the same proportionate interest in ExistingSub, except for changes in interest resulting from the valid perfection by any stockholder of appraisal rights, and (B) ExistingSub, instead of being a wholly owned subsidiary of the Company, will become the parent of, and will own all of the outstanding stock of, the Company. Promptly following the Reorganization Merger, MergerSub will merge with and into ExistingSub (the "Merger" and together with the Reorganization Merger, the "Mergers"), with ExistingSub continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each ExistingSub Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to (i) receive $42.97 in cash and (ii) retain 0.03419 of a share of common stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Shares"). Cash will be paid in lieu of any fractional Surviving Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than stockholders who validly perfect their appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $42.98 in cash and (ii) retain 0.03419 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights), in the aggregate, approximately 10.2% of the Surviving Corporation Shares outstanding immediately following the Merger (approximately 9.5% on a fully diluted basis). Approval of this proposal will constitute approval of the Merger Agreement and the Mergers.

          2. To transact such other business as may properly come before the Special Meeting.

          Only stockholders of record as of the close of business on , 1998 will be entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder, for any purpose relevant to the Special Meeting, during the Special Meeting and during normal business hours for ten days prior to the Special Meeting at the Company's offices located at 425 Metro Place North, Fifth Floor, Dublin, OH 43017.

          Approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting.

          THE BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S
STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGERS.

          EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

[Date]

                                   By Order of the Board of Directors,
                                   Kenneth H. Koch
                                   Corporate Secretary

[RED HERRING]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.





                            INSILCO CORPORATION
                           425 METRO PLACE NORTH
                                Fifth Floor
                             DUBLIN, OHIO 43017
                         PROXY STATEMENT/PROSPECTUS
                                    FOR
                      SPECIAL MEETING OF STOCKHOLDERS
                               TO BE HELD ON
                               [      ], 1998

     This Proxy Statement/Prospectus is being furnished to holders of common stock, par value $0.001 per share ("Shares"), of Insilco Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the special meeting of stockholders, and at any adjournment or postponement thereof (the "Special Meeting"), to be held at [ ] at [ a.m.], on [ ], 1998. The Special Meeting has been called to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 24, 1998 (the "Merger Agreement"), among the Company, INR Holding Co. ("ExistingSub"), a Delaware corporation and a wholly-owned subsidiary of the Company, and Silkworm Acquisition Corporation ("MergerSub"), a Delaware corporation and an affiliate of DLJ Merchant Banking Partners II, L.P. ("DLJMB") and affiliated funds and entities (collectively, the "DLJMB Funds"). The DLJMB Funds are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation. Stockholders will also consider and vote on such other business as may properly come before the Special Meeting.

     The Merger Agreement provides for, among other things, the formation by ExistingSub of a wholly owned subsidiary ("ReorgSub"), to be followed by a merger of ReorgSub with and into the Company, with the Company continuing as the surviving corporation (the "Reorganization Merger"). Pursuant to the Reorganization Merger, (A) each Share issued and outstanding immediately prior to the effective time of the Reorganization Merger (the "Reorganization Merger Effective Time") (other than Shares as to which appraisal rights have been validly perfected) will be converted into (i) one share of common stock, par value $0.001 per share, of ExistingSub ("ExistingSub Shares") and (ii) the right to receive $0.01 in cash, and (B) each share of common stock, par value $0.001 per share, of ReorgSub will be converted into one share of common stock of the corporation surviving the Reorganization Merger. Thus, as a result of the Reorganization Merger, (A) each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than a holder of Shares as to which appraisal rights have been validly perfected) will have his or her interest in the Company converted into the same proportionate interest in ExistingSub, except for changes in interest resulting from the valid perfection by any stockholder of appraisal rights, and (B) ExistingSub, instead of being a wholly owned subsidiary of the Company, will become the parent of, and will own all of the outstanding stock of, the Company. Promptly following the Reorganization Merger, MergerSub will merge with and into ExistingSub (the "Merger" and together with the Reorganization Merger, the "Mergers"), with ExistingSub continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each ExistingSub Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to (i) receive $42.97 in cash and (ii) retain 0.03419 of a share of common stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Shares"). The aggregate consideration to be paid in the Merger plus the $0.01 to be paid in the Reorganization Merger are herein referred to as the "Merger Consideration." Cash will be paid in lieu of any fractional Surviving Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than stockholders who validly perfect their appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $42.98 in cash and (ii) retain 0.03419 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights in respect to the Reorganization Merger), in the aggregate, approximately 10.2% of the Surviving Corporation Shares outstanding immediately following the Merger (approximately 9.5% on a fully diluted basis).

          STOCKHOLDERS ARE URGED TO READ THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROXY STATEMENT/PROSPECTUS.

          The Company has filed a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the 140,867 ExistingSub Shares to be retained (assuming no stockholders validly perfect appraisal rights in respect of the Reorganization Merger) by existing stockholders of the Company in the Merger.

          This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the Company's stockholders on or about [ ], 1998.

    NEITHER THIS TRANSACTION NOR THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION. NEITHER THE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS
            TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
                    INFORMATION CONTAINED IN THIS PROXY
                         STATEMENT/PROSPECTUS. ANY
                           REPRESENTATION TO THE
                           CONTRARY IS UNLAWFUL.

          This Proxy Statement/Prospectus does not cover any resales of Surviving Corporation Shares retained by any person who may be deemed to be an affiliate of the Company and no such affiliate is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

         The date of this Proxy Statement/Prospectus is [ ], 1998.



                             TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..................2
SUMMARY.....................................................................3

   The Company..............................................................3
   MergerSub................................................................3
   The Special Meeting......................................................3
   Security Ownership of Certain Stockholders and Management................4
   The Mergers and the Merger Consideration.................................4
   Voting Agreement.........................................................6
   Merger Financing.........................................................7
   Interests of Certain Persons in the Mergers..............................7
   Certain United States Federal Income Tax Consequences....................8
   Risk Factors.............................................................8
   Appraisal Rights.........................................................8

SUMMARY HISTORICAL AND PRO FORMA CONDENSED  CONSOLIDATED FINANCIAL
  AND OPERATING DATA........................................................9
MARKET PRICE OF SHARES.....................................................12

RISK FACTORS...............................................................13
   Control by the DLJMB Funds..............................................13
   Substantial Leverage....................................................13
   Potential Dilution of Company Stockholders..............................14
   Loss of Liquidity.......................................................14

THE SPECIAL MEETING........................................................16
   Matters to Be Considered at the Special Meeting.........................16
   Required Vote...........................................................16
   Voting and Revocation of Proxies........................................16
   Record Date; Stock Entitled to Vote; Quorum.............................17
   Appraisal Rights........................................................17
   Solicitation of Proxies.................................................17
   Recommendation of the Company's Board of Directors; Opinion
     of Investment Banker..................................................18

THE COMPANY................................................................19
THE MERGERS................................................................20

   Background of the Mergers...............................................20
   Recommendation of the Board of Directors; Reasons for the Mergers.......23
   Opinion of Investment Banker............................................24
   The DLJMB Funds' Reasons for the Merger.................................27
   Merger Consideration....................................................27
   Effective Time of the Mergers...........................................28
   Effect on Stock Options and Employee Benefit Matters....................28
   Certain United States Federal Income Tax Consequences...................29
   Accounting Treatment....................................................30
   Interests of Certain Persons in the Mergers.............................30
   Resale of Shares Following the Merger...................................31
   Water Street Registration Rights........................................31
   Merger Financing........................................................31

CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................32
   The Mergers and the Merger Consideration................................32
   Procedures for Exchange of Certificates.................................32
   The Surviving Corporation...............................................34
   Representations and Warranties..........................................34
   Certain Pre-Closing Covenants...........................................35
   No Solicitation of Transactions.........................................36
   Expense Reimbursement...................................................37
   Resignations of Directors...............................................37
   Indemnification and Insurance...........................................37
   Merger Financing........................................................38
   NASDAQ Listing..........................................................38
   Bankruptcy Claims.......................................................38
   Cooperation and Reasonable Best Efforts.................................38
   Conditions to the Consummation of the Mergers...........................38
   Termination.............................................................40
   Amendment and Waiver....................................................41

CERTAIN PROVISIONS OF THE VOTING AGREEMENT.................................41
   Voting..................................................................41
   No Solicitation.........................................................42
   Appraisal Rights........................................................42
   Transfer Restrictions...................................................42

DESCRIPTION OF COMPANY CAPITAL STOCK.......................................43
   General.................................................................43
   Shares..................................................................43
   Capital Stock of the Surviving Corporation Following the Merger.........43
   Section 203 of Delaware General Corporation Law.........................44

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA..................45

MANAGEMENT FOLLOWING THE MERGERS...........................................53
   Board of Directors......................................................53
   Executive Officers......................................................53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............53
   Security Ownership of Certain Beneficial Owners.........................53
   Security Ownership of Directors and Executive Officers..................54

REGULATORY CONSIDERATIONS..................................................55
MERGERSUB AND DLJ MERCHANT BANKING II, INC.................................55
DISSENTING STOCKHOLDERS' RIGHTS............................................56
STOCKHOLDER PROPOSALS......................................................58
OTHER MATTERS..............................................................58
EXPERTS....................................................................58
LEGAL MATTERS..............................................................58

Annex A -- Agreement and Plan of Merger
Annex B -- Opinion of Lazard Freres & Co. LLC
Annex C -- Voting Agreement among Water Street Corporate Recovery
              Fund I, L.P., Insilco Corporation
             and Silkworm Acquisition Corporation
Annex D -- Section 262 of the General Corporation Law of the State of Delaware


                           AVAILABLE INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (together with any amendments thereto, the "Registration Statement") on Form S-4 under the Securities Act, with respect to the Surviving Corporation Shares to be retained by existing stockholders of the Company in the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Mergers, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

          The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, Suite 1400, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661-2511; and Northeast Regional Office, Suite 1300, 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding the Company. The Shares are quoted on the NASDAQ National Market ("NASDAQ"), and copies of the aforementioned materials may also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

          Potential investors may obtain a copy of the agreements summarized herein without charge by request directed to the Secretary of the Company at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, telephone (614) 792-0468.

             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the first amendment thereto on Form 10-K/A, previously filed by the Company with the Commission (collectively, the "Company's 1997 Form 10-K"), are incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof.

          Each document filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of any offering of securities made by this Proxy Statement/Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this Proxy Statement/Prospectus and any such statement so superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus.

          The Company will provide without charge to any person to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Company at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          The information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the Company's business segments; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; changes in or failure to comply with federal, state, local or foreign government regulation; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, stockholders are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


                                  SUMMARY

          The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus, is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to review this entire Proxy Statement/Prospectus carefully, including the Annexes hereto.

THE COMPANY

          The Company, directly and through its subsidiaries, is a diversified manufacturer of automotive components and telecommunications and electronics components and a publisher of specialty publishing products, chiefly student yearbooks. The Company, with three reporting segments (the Automotive Components Group, the Technologies Group, and Specialty Publishing), conducts its business in eight separate operating units, including both divisions and subsidiaries.

          The Company's principal executive offices are located at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, and its telephone number is (614) 792-0468.

MERGERSUB

     MergerSub was incorporated on March 18, 1998, and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. All of the outstanding capital stock of MergerSub is owned by various DLJMB Funds. The DLJMB Funds are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation.

          MergerSub's offices are located at 277 Park Avenue, New York, New York 10172, and its telephone number is (212) 892-3000.

THE SPECIAL MEETING

          Time And Place of Meeting; Matters to Be Considered. The Special Meeting will be held at [ a.m.] on [ ], 1998 at [ ]. At the Special Meeting, holders of Shares will be asked to approve and adopt the Merger Agreement and the Mergers. Stockholders will also consider and vote on such other business as may properly come before the Special Meeting. See "The Special Meeting," "The Mergers" and "Certain Provisions of the Merger Agreement".

          Record Date; Vote Required. Holders of record of Shares at the close of business on [ ], 1998 (the "Record Date") have the right to receive notice of and to vote at the Special Meeting. On the Record Date, there were [ ] Shares outstanding and entitled to vote and [ ] holders of record. Each Share is entitled to one vote on each matter that is properly presented to stockholders for a vote at the Special Meeting. The affirmative vote of the holders of a majority of the Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Mergers.

          Recommendation of the Company's Board of Directors. By unanimous vote, the Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are fair to and in the best interests of the stockholders of the Company, has approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommends that stockholders vote to approve and adopt the Merger Agreement and the Mergers. A copy of the Merger Agreement is attached hereto as Annex A.

          Opinion of Investment Banker to the Company's Board of Directors. Lazard Freres & Co. LLC ("Lazard") rendered its oral opinion on March 24, 1998, which was subsequently confirmed by a written opinion dated March 24, 1998 (collectively, the "Lazard Opinion"), to the Board of Directors to the effect that, based upon and subject to the matters stated therein, as of the date of the Lazard Opinion, the Merger Consideration taken as a whole is fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view. A copy of the Opinion is attached hereto as Annex B. See "The Mergers -- Opinion of Investment Banker" and Annex B.

SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

          The Company's largest stockholder is Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an investment partnership of which Goldman, Sachs & Co. ("Goldman Sachs") is the general partner. Two of the Company's directors, Terence M. O'Toole and Barry S. Volpert, are Managing Directors of Goldman Sachs, and a third director of the Company, James J. Gaffney, is a consultant to an affiliate of Goldman Sachs. On March 24, 1998, Water Street owned 1,783,878 Shares (the "Water Street Shares"), and on April 1, 1998, Water Street acquired beneficial ownership of an additional 80,000 Shares upon the exercise of options, increasing the beneficial ownership of Water Street to approximately 45% of the then outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management." Water Street has entered into a Voting Agreement, dated as of March 24, 1998, with MergerSub and the Company (the "Voting Agreement") pursuant to which, among other things, Water Street has agreed to vote the Water Street Shares in favor of the approval and adoption of the Merger Agreement and the Mergers. A copy of the Voting Agreement is attached hereto as Annex C. See "-- Voting Agreement", "Certain Provisions of the Voting Agreement" and Annex C.

     As of April 3, 1998, directors and executive officers of the Company beneficially owned an aggregate of 94,067 Shares (excluding Shares subject to purchase pursuant to outstanding stock options and excluding Shares beneficially owned by Water Street), representing approximately 3% of the outstanding Shares. The directors and executive officers of the Company have indicated that they intend to vote their Shares in favor of the approval and adoption of the Merger Agreement and the Mergers.

          As of April 3, 1998, Water Street and the directors and executive officers of the Company collectively beneficially owned 1,957,945 (approximately 47.5%) of the outstanding Shares entitled to vote at the Special Meeting.

THE MERGERS AND THE MERGER CONSIDERATION

     General. Upon satisfaction or waiver, where permissible of the various conditions to the Merger, including stockholder approval of the Merger Agreement and the Mergers, the transactions contemplated by the Merger Agreement will take place as follows: The Merger Agreement provides for, among other things, the formation by ExistingSub of a wholly owned subsidiary, ReorgSub, to be followed by the Reorganization Merger of ReorgSub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Reorganization Merger, (A) each Share issued and outstanding immediately prior to the Reorganization Merger Effective Time (other than Shares as to which appraisal rights have been validly perfected) will be converted into (i) one ExistingSub Share and
(ii) the right to receive $0.01 in cash, and (B) each share of common stock of ReorgSub will be converted into one share of common stock of the corporation surviving the Reorganization Merger. Thus, as a result of the Reorganization Merger, (A) each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than a holder of Shares as to which appraisal rights have been validly perfected) will have his or her interest in the Company converted into the same proportionate interest in ExistingSub, except for changes in interest resulting from the valid perfection by any stockholder of appraisal rights, and (B) ExistingSub, instead of being a wholly owned subsidiary of the Company, will become the parent of, and will own all of the outstanding stock of, the Company. Immediately following the Reorganization Merger, the Merger will take place pursuant to which MergerSub will merge with and into ExistingSub with ExistingSub continuing as the Surviving Corporation.
Pursuant to the Merger, each ExistingSub Share issued and outstanding immediately prior to the Effective Time will be converted into the right to
(i) receive $42.97 in cash and (ii) retain 0.03419 of a Surviving Corporation Share. Cash will be paid in lieu of any fractional Surviving
Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than stockholders who validly perfect their appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $42.98 in cash and (ii) retain 0.03419 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights in respect of the Reorganization Merger), in the aggregate, approximately 10.2% of the Surviving Corporation Shares outstanding immediately following the Merger (approximately 9.5% on a fully diluted basis).

          Immediately prior to the Reorganization Merger Effective Time, each outstanding option to acquire Shares granted to employees and directors, whether or not vested (the "Options"), will be canceled and, in lieu thereof, each holder of an Option will receive a cash payment in an amount equal to (x) the excess, if any, of $44.50 over the exercise price of the Option multiplied by (y) the number of Shares subject to the Option, less applicable withholding (the "Option Cash Proceeds"). See "The Mergers -- Effect on Stock Options and Employee Benefit Matters" and "The Mergers -- Interests of Certain Persons in the Mergers."

     Effective Time Of The Mergers. The Reorganization Merger will become effective upon the filing of an agreement and plan of merger with respect thereto with the Secretary of State of the State of Delaware or at such later time as is specified in such agreement and plan of merger. The filing of such agreement and plan of merger will occur as soon as practicable after satisfaction or waiver of all of the conditions to the Mergers, unless another date is agreed to in writing by the Company and MergerSub. The conditions to the Mergers include, among other things, the approval by the Company's stockholders of the Merger Agreement and the Mergers and receipt by MergerSub of the funds necessary to consummate the transactions. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Mergers." The Merger will be authorized by the Company as sole stockholder of ExistingSub, will occur immediately following the Reorganization Merger, and will become effective upon the filing of a certificate of merger with respect thereto with the Secretary of State of Delaware or at such later time as is specified in such certificate of merger. Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before September 30, 1998. See "Certain Provisions of the Merger Agreement -- Termination."

          No Solicitation Of Transactions. The Merger Agreement provides that the Company may not (a) solicit or take any action knowingly to facilitate the submission of inquiries or offers from any Third Party (as hereinafter defined) relating to (i) any acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries or of over 20% of any class of equity securities of the Company or of any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or of any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) any merger, sale of substantially all assets, recapitalization or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (iv) any other transaction the consummation of which would or could reasonably be expected to interfere with, prevent or materially delay the Mergers (collectively, "Acquisition Proposals"), or agree to or endorse any
Acquisition Proposal, (b) enter into any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to the Company in order to facilitate any attempt by any Third Party to do any of the foregoing or otherwise knowingly assist any attempt by any Third Party to do any of the foregoing, or (c) grant any waiver under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; provided, however, that the foregoing provisions do not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter may not be less favorable to the Company in any material respect than the confidentiality agreement between DLJMB and the Company, and a copy of which will be provided, for informational purposes only, to MergerSub with the name of the other party redacted) to a Third Party who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position as contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation with respect to the Merger Agreement and the Mergers and/or
(v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors has concluded in good faith on the basis of advice from outside counsel that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law. A "Third Party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than MergerSub or any of its affiliates. See "Certain Provisions of the Merger Agreement -- No Solicitation of Transactions."

     Certain Fees And Expenses. The Company has agreed in the Merger Agreement that, if a Payment Event (as hereinafter defined) occurs, the Company will pay to MergerSub, within two business days following such Payment Event, a fee of $6,000,000. A Payment Event means (i) the termination of the Merger Agreement by MergerSub if the Board of Directors withdraws or modifies, in a manner adverse to MergerSub, its approval of this Agreement and the Mergers; (ii) the termination of the Merger Agreement by the Company in contemplation of a merger agreement or a tender or exchange offer or any transaction of the type listed in clause (iv) below, on terms more favorable to the Company's stockholders from a financial point of view than the Merger; (iii) the termination of the Merger Agreement by MergerSub by reason of a breach by the Company of a covenant or warranty or representation but only if the breach in question arises out of the bad faith or willful misconduct of the Company; or (iv) the occurrence of any of the following events, within 12 months of the termination of the Merger Agreement due to a failure to obtain the requisite stockholder approval and adoption of the Mergers, whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $44.50 per Share: the Company is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Shares; or the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its subsidiaries, taken as a whole. See "Certain Provisions of the Merger Agreement -- No Solicitation of Transactions." In addition, the Merger Agreement provides for reimbursement of expenses of MergerSub in an aggregate amount not to exceed $5,000,000 upon the occurrence of a Payment Event or in the event of a termination of the Merger Agreement by reason of the failure by the Company's stockholders to approve and adopt the Merger Agreement and the Mergers or by reason of the failure of the transactions to be consummated because indebtedness of the Company immediately prior to the Reorganization Merger Effective Time exceeded $290 million. See "Certain Provisions of the Merger Agreement -- Expense Reimbursement."

          Amendment and Waiver. Any provision of the Merger Agreement may be amended or waived by the parties thereto; provided, however, that, after the approval and adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver may, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for any ExistingSub Shares, any term of the certificate of incorporation of the Surviving Corporation or any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of ExistingSub. See "Certain Provisions of the Merger Agreement -- Amendment and Waiver."

VOTING AGREEMENT

          Pursuant to the Voting Agreement, Water Street has agreed, until the earlier of (i) the Effective Time, (ii) the date which is 90 days after the termination of the Merger Agreement under certain circumstances, or
(iii) the date of termination of the Merger Agreement for any other reason, among other things, (a) to vote the Water Street Shares to approve and adopt the Merger Agreement and the Mergers, (b) not to vote the Water Street Shares in favor of certain competing transactions, (c) subject to certain exemptions, not to take any action to solicit, initiate, encourage or facilitate any acquisition proposal or engage in negotiations or discussions with, or furnish or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any third party that Water Street believes may be considering making, or has made, an acquisition proposal and (d) not to exercise any appraisal rights with respect to the Merger. Water Street may, however, if any person commences a tender or exchange offer to purchase Shares and the Merger Agreement has been terminated under certain circumstances, tender its Shares three business days prior to any scheduled expiration of the offer. Upon the terms and subject to the conditions of the Voting Agreement, the tender by Water Street into such a tender or exchange offer gives rise to a nonassignable option of MergerSub to purchase all of the Water Street Shares at a price of $44.50 per share. In addition, Water Street may not transfer its Shares, except as permitted by the Voting Agreement. See "Certain Provisions of the Voting Agreement."

MERGER FINANCING

     The total amount of cash required to consummate the transactions contemplated by the Merger Agreement (the "Merger Financing"), including payment of the $42.98 aggregate cash component of the Merger Consideration, the Option Cash Proceeds and transaction fees and expenses, is estimated to be approximately $205.5 million. The Merger Financing will be funded with
(i) the issuance by MergerSub of up to either (x) $110.0 million of Senior Discount Notes due 2008 (the "Discount Notes") or (y) $110.0 million of senior pay-in-kind increasing rate notes (the "Bridge Notes") to DLJ Bridge Finance, Inc., (ii) the issuance by MergerSub to DLJMB and the other DLJMB Funds, for aggregate consideration of $54,999,997.50, of (x) 1,235,955 shares of common stock of MergerSub and (y) warrants to purchase 111,347 shares of common stock of Merger Sub at an exercise price of not less than $0.01 per share, and (iii) approximately $40.5 million of new borrowings under the Company's $200 million existing credit facility with various lenders and issuing banks (the "Credit Facility").

     The Merger will constitute an Event of Default (as defined in the Credit Facility) under the terms of the Credit Facility, and will also require the Surviving Corporation to make an Offer to Purchase (as defined in the indenture relating to the 10.25% Senior Subordinated Notes due 2007 of the Company (the "Subordinated Notes")) for all of the outstanding Subordinated Notes at 101% of their aggregate principal amount, plus accrued interest. It is anticipated that the Company will be able to receive a waiver of the Event of Default under the Credit Agreement and that the Credit Facility will remain outstanding after the consummation of the Merger. Based on current market prices of the Subordinated Notes, it is further anticipated that the holders of the Subordinated Notes will not require the Company to repurchase their Subordinated Notes in such Offer to Purchase. However, DLJ Capital Funding Inc. has committed to lend up to $350 million to the Company (the "Backstop Facility") if the banks require repayment of amounts outstanding under the Credit Facility or any holders of Subordinated Notes require the Company to repurchase their Subordinated Notes as a result of the Merger (the "Backstop Facility"). See "The Mergers -- Merger Financing."

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

          Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Mergers. The Board is aware of the conflicts described below and considered them in addition to the other matters described under "The Mergers -- Recommendation of the Board of Directors; Reasons for the Mergers" and "Summary -- Security Ownership of Certain Stockholders and Management."

          Certain officers of the Company, including the Chief Executive Officer, have employment and other employment-related agreements with the Company that provide them with certain benefits in connection with the Mergers. See "The Mergers -- Interests of Certain Persons in the Mergers" and "Management Following the Mergers." Further, following the Mergers, the Company intends to establish a new stock option plan for members of management, although neither the size of the option plan nor the identities of the individual grantees has yet been determined.

          Immediately prior to the Reorganization Merger Effective Time, all Options, whether or not vested, will be canceled and the holders of such Options will receive the Option Cash Proceeds. As of April 3, 1998, Options to purchase 637,613 Shares were outstanding. The Company estimates that the aggregate amount of the Option Cash Proceeds will be approximately $9.2 million.

          Pursuant to the Merger Agreement, the Surviving Corporation has agreed to cause the Company, and the Company has agreed, to indemnify all present and former directors and officers of the Company or any of its subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time and, for six years after the Effective Time, subject to certain limitations, to maintain directors' and officers' liability insurance containing terms and conditions which are not less favorable to the directors and officers than those under the policy currently in effect. See "Certain Provisions of the Merger Agreement -- Indemnification and Insurance."

          Upon consummation of the Mergers, Goldman Sachs will receive an investment banking fee of $2.0 million arising out of its engagement in 1996 as the Company's financial advisor to assist the Company in its review of strategic alternatives. See "The Mergers -- Background of the Mergers."

     ExistingSub and MergeSub have agreed to enter into a registration rights agreement (the "Registration Rights Agreement"), with Water Street, and have agreed, among other things, to grant Water Street the right to one demand registration of the Surviving Corporation Shares retained by Water Street and certain of its affiliates (collectively, the "Holders") in the Merger. Such right will be exercisable by Water Street at any time from the date commencing six months after the Effective Time and continuing through the first anniversary of the Effective Time. In addition, pursuant to the terms of the Registration Rights Agreement for the period commencing six months after the Effective Time and continuing through the first anniversary of the Effective Time, ExistingSub and MergerSub have agreed, among other things, to grant the Holders an opportunity to participate in any offering of (or including) Surviving Corporation Shares (other than certain registrations relating to Surviving Corporation Shares issued in certain business combinations or pursuant to certain employee benefit plans) on the same terms and conditions as the Surviving Corporation's or such other holders' Surviving Corporation Shares. See "Resale of Shares Following the Merger."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          For a summary of the material United States federal income tax consequences of the Mergers, see "The Mergers -- Certain United States Federal Income Tax Consequences."

RISK FACTORS

          See "Risk Factors" beginning on page 14 for a discussion of certain matters that should be considered by stockholders of the Company in evaluating whether to vote in favor of the approval and adoption of the Merger Agreement and the Mergers.

APPRAISAL RIGHTS

          Stockholders of the Company will have appraisal rights in respect of the Reorganization Merger under the DGCL. See "The Special Meeting -- Appraisal Rights." Under the DGCL, holders of ExistingSub Shares do not have statutory appraisal rights in respect of the Merger.


                 SUMMARY HISTORICAL AND PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL AND OPERATING DATA

          The summary historical consolidated financial data presented below as of and for each of the years in the three year period ended December 31, 1997 are derived from, and should be read in conjunction with, the Company's related audited consolidated financial statements and accompanying notes included in the Company's 1997 Form 10-K, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants (the "Consolidated Financial Statements"). The Consolidated Financial Statements and the report thereon, which in each case are based partially upon the report of other auditors, are included in the Company's 1997 Form 10-K.

     The unaudited pro forma condensed consolidated financial data of the Company and its subsidiaries for the year ended December 31, 1997 ("Pro Forma Financial Data") are based upon historical information that has been adjusted to give effect to the Mergers, including the Merger Financing and application of the proceeds thereof. In addition, the 1997 operating results have been adjusted to give effect to the 1997 divestiture and financing transactions described more fully below (the "1997 Transactions"). The Reorganization Merger will be accounted for as a reorganization of entities under common control, and the Merger will be accounted for as a recapitalization. As a result, the Mergers will have no impact on the historical basis of the assets or liabilities of the Company. A summary of these adjustments follows.

THE MERGERS INCLUDE THE FOLLOWING TRANSACTIONS:

 .    The issuance of up to $110.0  million of Discount  Notes by MergerSub,
     and  new   borrowings   under  the   Company's   Credit   Facility  of
     approximately $37.9 million.

 .    The  initial  capitalization  of  MergerSub  through  the  issuance of
     1,235,955 shares of common stock and warrants to purchase 111,347 shares of common stock for aggregate consideration of $55.0 million.

 .    Payment  of  the  Merger  Consideration  for  each  Share  outstanding immediately prior to the Mergers (4,120,128 Shares based on the number of Shares outstanding as of April 3, 1998 and assuming no stockholders validly perfect appraisal rights) consisting of $42.98 in cash and
     0.03419 of a Surviving Corporation Share.

 .    Payment  of fees and  expenses  associated  with the  issuance  of the
     Discount Notes, the waiver of certain events of default under the Credit Facility and the Mergers.

 .    Vesting of all  outstanding  Options  and  payment of the Option  Cash
     Proceeds and payments pursuant to employment related agreements.

 .    Payment of a $17.7 million dividend from the Company to ExistingSub to fund a portion of the Merger Consideration.

THE 1997 TRANSACTIONS CONSIST OF THE FOLLOWING:

 .    Divestiture - On March 5, 1997, the Company  completed the sale of its
     Rolodex office products business (the "Rolodex Business") for net cash proceeds of approximately $112 million.

 .    Refinancing - The Company  entered into the Credit Facility as of July
     3, 1997 that among other things, provides for (i) a $200 million revolving Credit Facility, (ii) a $50 million sublimit for commercial and standby letters of credit and (iii) a $50 million sublimit for advances in selected foreign currencies.

 .    The issuance of  Subordinated  Notes - On August 12, 1997, the Company
     issued $150 million  aggregate  principal  amount of the  Subordinated
     Notes.

 .    Share  Repurchase - On July 10, 1997, the Company,  using the proceeds of its sale of the Rolodex Business purchased an aggregate of 2,857,142 Shares for $109,999,967. On August 12, 1997, the Company
     completed a tender offer pursuant to which it purchased an additional 2,857,142 Shares for $109,999,967. Such purchase of Shares was paid for with proceeds received through the issuance by the Company of the Subordinated Notes.

          The unaudited pro forma condensed consolidated balance sheet data as of December 31, 1997 have been prepared as if the Mergers occurred on that date. The unaudited pro forma condensed consolidated income statements have been prepared as if the Mergers and the 1997 Transactions all occurred on January 1, 1997. The nonrecurring transactions directly related to the aforementioned transactions are excluded from the unaudited pro forma condensed consolidated income statements. The Pro Forma Financial Data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

          The following table sets forth summary historical and unaudited pro forma condensed consolidated financial and operating data (in thousands, except per Share and ratio data) derived from the Company's Consolidated Financial Statements.

                                                                YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------
                                                    PRO FORMA
                                                       1997        1997            1996         1995
                                                    ----------   ---------       --------     --------
OPERATIONS DATA

    Net sales (1)                                  $  528,233      539,030        572,474       561,203
    Operating income (2)                               51,102       53,268         59,101        24,617

    Other income (expense)
       Interest expense                               (44,960)     (20,562)       (18,386)      (19,546)
       Interest income                                    746        2,877          1,010         1,577
       Other income, net (3)                            3,441        3,442          7,645        12,126
       Gain on sale of Office Products Business            --       95,001          2,493           --
                                                   ----------  -----------     ----------   -----------

    Income before income taxes and                     10,329      134,026         51,863        18,774
       extraordinary item

    Income tax expense                                 (3,837)     (51,654)      (12,810)      (16,199)
                                                   ----------  -----------     ----------   -----------
    Income before extraordinary item                    6,492       82,372         39,053         2,575

    Extraordinary item, net of tax                        --          (728)            --            --
                                                   ----------  -----------     ----------   -----------
    Net income                                     $    6,492       81,644         39,053         2,575
                                                   ==========  ===========     ==========   ===========
BALANCE SHEET DATA AT PERIOD END
    Working capital                                $   42,919       39,508         51,436        44,920
    Total assets                                      310,026      302,673        348,393       340,129
    Long-term debt                                    405,664      257,743        161,042       186,489
    Stockholders' equity (deficit)                   (239,485)    (102,328)        33,402       (15,779)

PER SHARE DATA
    Basic income per share before                  $     4.71        11.44           4.10          0.26
    extraordinary item
    Diluted income per share before                      4.36        11.22           3.95          0.25
       extraordinary item
    Book value per share                              (173.94)      (25.08)          3.52        (1.64)

OTHER DATA
    Depreciation and amortization                  $   18,377        18,571         16,831        14,758
    Amortization of Reorganization Goodwill                --           --             --         32,172
    Cash interest                                      30,614        19,326         16,718        17,986
    Capital expenditures                               23,590        23,583         22,579        22,159
    EBITDA (4)                                         69,479        71,839         75,932        71,547

See accompanying notes to the summary historical and pro forma consolidated financial and operating data.


The Notes to the summary historical and pro forma condensed consolidated financial and operating data follow:

(1) Pro forma net sales for 1997 exclude net sales of the Rolodex Business (divested March 1997) as if the business was divested at the beginning of at the beginning of the period presented. In addition to the 1997 divestiture of the Rolodex Business, the Company divested Curtis Manufacturing Co. Inc. in September 1996 and the Rolodex electronics product line ("Rolodex Electronics") in October 1996 (collectively with the Rolodex Business, the "Office Products Business"). Sales of the divested Office Products Business are included in the consolidated results as follows: 1997, $10.8 million, 1996, $80.1 million, and 1995,
          $111.7 million.

          See "Unaudited Pro Forma Condensed Consolidated Financial Data" for further information regarding acquisitions and divestitures.

(2) Pro forma consolidated operating income for 1997 excludes operating income, before allocation of corporate overhead, of the Office Products Business as if the business was divested at the beginning of the period presented. Operating income for the Office Products Business, before the allocation of corporate overhead, is included in the consolidated results as follows:
          1997, $2.2 million, 1996, $10.7 million, and 1995, $1.7 million.

          Operating income in 1995 includes the deduction for the amortization of the Company's reorganization value over the aggregate fair value of its tangible and identified intangible assets at March 31, 1993 ("Reorganization Goodwill").

          Operating income in 1995 includes a nonrecurring charge of $6.2 million relating to the Office Products Business (see Note 15 to the Consolidated Financial Statements included in the Company's 1997 Form 10-K) and a gain of $4.3 million related to a change in the Company's pension plan (see Note 12 to the Consolidated Financial Statements included in the Company's 1997 Form 10-K).

(3) Other income in 1996 included a $3.1 million gain on the sale of Rolodex Electronics and a $2.2 million adjustment related to the satisfaction of certain of the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income in 1995 included favorable adjustments of $3.6 million related to the Company's environmental liabilities, $1.5 million related to the resolution of several legal disputes and a $4.0 million gain on the sale of idle corporate assets.

(4) "EBITDA" represents net income before net interest expense, income taxes, depreciation and amortization, and other income (expense), net. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data is included because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt.

          This summary historical and pro forma condensed consolidated financial and operating data should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's 1997 Form 10-K.


                          MARKET PRICE OF SHARES

          The Shares are listed and have traded on NASDAQ under the symbol "INSL" since November 29, 1993. The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported by NASDAQ. The number of record holders of the Shares on April 3, 1998 was 753.

                                          High            Low

1995

   First Quarter..................     $28.625         $23.250
   Second Quarter.................      38.125          26.750
   Third Quarter..................      39.000          34.125
   Fourth Quarter.................      41.250          30.000
1996

   First Quarter..................      36.500          27.125
   Second Quarter.................      37.000          33.500
   Third Quarter..................      37.375          31.000
   Fourth Quarter.................      42.000          35.500
1997

   First Quarter..................      43.000          34.000
   Second Quarter.................      39.000          36.750
   Third Quarter..................      41.000          36.000
   Fourth Quarter.................      38.500          33.000
1998

   First Quarter..................      43.625          32.000
   Second Quarter
     (through April [  ], 1998)..      43.250           42.875


          On March 23, 1998, the last full trading day prior to the first public announcement by the Company of the entering into of the Merger Agreement, the reported high and low sale prices per Share were $43.00 and $42.75, respectively.

          On [ ], 1998, the reported high and low sale prices per Share were [ ] and [ ], respectively. Stockholders should obtain current market price quotations in connection with voting their Shares.


                                RISK FACTORS

          In addition to the other information set forth herein, stockholders of the Company should carefully consider the following information in evaluating whether to vote in favor of the approval and adoption of the Merger Agreement and the Mergers.

CONTROL BY THE DLJMB FUNDS

          Following the Mergers, up to 89.8% of the outstanding Surviving Corporation Shares (up to 90.5% on a fully diluted basis) will be held by the DLJMB Funds (assuming no stockholders validly perfect appraisal rights). As a result of their stock ownership, following the Effective Time the DLJMB Funds will control the Surviving Corporation and will have the power to elect all of the directors, appoint new management and approve any action requiring the approval of the holders of Surviving Corporation Shares, including adopting certain amendments to the Surviving Corporation's certificate of incorporation and approving mergers or sales of all or substantially all of the Surviving Corporation's assets. The directors elected by the DLJMB Funds will have the authority to make decisions affecting the capital structure of the Surviving Corporation, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Moreover, the existence of a controlling stockholder will have the effect of making it impossible for a third party to acquire the Surviving Corporation on an unsolicited or hostile basis. A third party would be required to negotiate any acquisition transaction with the DLJMB Funds, and the interests of the DLJMB Funds may differ from the interests of other holders of Surviving Corporation Shares.

          The general partners of each of the DLJMB Funds are affiliates or employees of Donaldson, Lufkin & Jenrette Securities Corporation, as are DLJ Capital Funding, Inc. and DLJ Bridge Finance, Inc., which have committed to DLJMB to provide various components of the Merger Financing.

SUBSTANTIAL LEVERAGE

          Upon consummation of the Mergers, the Surviving Corporation will have substantial consolidated indebtedness. The Company currently has substantial indebtedness pursuant to the Credit Facility and the indenture governing the Subordinated Notes. These agreements include significant operating and financial restrictions on the Company and require the Company to maintain certain financial ratios including interest coverage and leverage ratios. In connection with consummating the transactions contemplated by the Merger Agreement, MergerSub will incur the Merger Financing (the debt portion of which will become a liability of the Surviving Corporation following the Merger) to (i) fund payment of the cash portion of the Merger Consideration and the Option Cash Proceeds and (ii) pay the fees and expenses incurred by the Company, MergerSub and the DLJMB Funds in connection with the Mergers and the Merger Financing. Although the definitive terms of the Merger Financing have not been finalized as of the date of this Proxy Statement/Prospectus, the Company expects that such terms will include additional operating and financial restrictions, such as limitations on the Company's and the Surviving Corporation's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends. See "The Mergers -- Merger Financing."

          As of December 31, 1997, after giving pro forma effect to the Mergers, including the Merger Financing and the application of the proceeds thereof, the Surviving Corporation would have had (i) total consolidated indebtedness of approximately $405.7 million, (ii) $47.2 million of additional borrowings available under the Credit Facility and (iii) a stockholders' deficit of $239.5 million. In addition, subject to the restrictions in the Credit Facility and the indentures governing the other indebtedness outstanding from time to time, the Surviving Corporation expects that it or the Company may incur additional indebtedness from time to time in connection with the pursuit of strategic acquisitions and its intended expansion through internal growth.

          The level of the Surviving Corporation's consolidated indebtedness could have important consequences to the Surviving Corporation and the Company, including: (i) limiting cash flow available for general corporate purposes, such as acquisitions and capital expenditures, because a substantial portion of the Company's cash flow from operations must be dedicated to debt service; (ii) limiting the Surviving Corporation or the Company's ability to obtain (or obtain on favorable terms) additional debt financing in the future for working capital, capital expenditures or acquisitions; (iii) limiting the Surviving Corporation's or the Company's flexibility in reacting to competitive and other changes in the industry and economic conditions generally; (iv) exposing the Surviving Corporation and the Company to a risk that a substantial decrease in net operating cash flows could make it difficult to meet debt service requirements; (v) making the Surviving Corporation and the Company more vulnerable to a downturn in business or the economy generally; and (vi) exposing the Surviving Corporation and the Company to risks inherent in interest rate fluctuations because certain of the borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

          The Surviving Corporation's and the Company's ability to make scheduled payments of principal of, to pay interest on, or to refinance, their indebtedness and to satisfy their other debt obligations will depend upon the future operating performance of the Company, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. If the Company were unable to meet its consolidated debt service obligations, it could be forced to reduce or defer acquisitions or capital expenditures, sell assets or reduce operating expenses. It could also attempt to restructure or refinance its indebtedness or effect a public offering or a private sale of its capital stock. There can be no assurance that the Company and the Surviving Corporation will be able to effect any of the foregoing on satisfactory terms, if at all. If the Company or the Surviving Corporation were to default in respect of its obligations to pay its respective indebtedness, (including the failure by the Surviving Corporation to pay the Discount Notes (or Bridge Notes, if issued) when due) such default could cause the entire consolidated indebtedness, together with accrued interest thereon, to be due and payable. If the Company or the Surviving Corporation is unable to pay such amounts when due, the value of the
Company's and the Surviving Corporation's assets will likely be insufficient to satisfy the claims of their creditors.

POTENTIAL DILUTION OF COMPANY STOCKHOLDERS

          In connection with the Merger, MergerSub will issue warrants which will be exercisable for an aggregate amount of up to 111,347 Surviving Corporation Shares (or approximately 7.5% of the outstanding Surviving Corporation Shares on a fully diluted basis) at an exercise price of not less than $0.01 per Surviving Corporation Share. In addition, the terms of the Bridge Notes would, if issued, require the Surviving Corporation to issue additional warrants under certain circumstances. See "The Mergers -- Merger Financing." Exercise of such warrants would dilute the equity ownership percentage of the Company's stockholders. In addition, following the Mergers, the Company intends to establish a stock option plan and to grant options thereunder to purchase Surviving Corporation Shares to members of the Company's management, although the aggregate number of Surviving Corporation Shares expected to be reserved for issuance pursuant to the stock option plan has not been determined. Any exercise of any such stock option will dilute the equity ownership percentage of Surviving Corporation stockholders and the DLJMB Funds equally. See "The Mergers -- Interests of Certain Persons in the Mergers."

LOSS OF LIQUIDITY

          Because the number of Surviving Corporation Shares which will be owned by the public will be significantly smaller following the Merger, the liquidity of the Surviving Corporation Shares may be adversely affected. In the Merger Agreement, MergerSub has agreed that the Surviving Corporation will not take any action, for at least three years after the Effective Time, to cause the Surviving Corporation Shares to be de-listed from or to fail to meet any of the listing standards of NASDAQ, provided that the Surviving Corporation may cause or permit the Surviving Corporation Shares to be de-listed in connection with a transaction which results in the termination of registration of the Surviving Corporation Shares under the Exchange Act and provided further that the Surviving Corporation is not required to take any affirmative action to prevent the Surviving Corporation Shares from being de-listed by NASDAQ if such shares cease to meet the listing standards. For continued listing on NASDAQ, NASDAQ requires, among other things, a listed company to maintain (i) at least 300 round lot holders and (ii) at least 500,000 publicly held shares with a market value of at least $1 million. The number of record holders of the Shares on April 3, 1998 was 753. Following the Mergers, the Company
believes that it will have fewer than 500,000 publicly held Shares. Consequently, the Company believes that, following the Mergers, it may be de-listed by NASDAQ. MergerSub has agreed in the Merger Agreement that, for at least three years following the Effective Time, the Surviving Corporation will make available the information required pursuant to Rule 144(c) of the Securities Act.


                            THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

          At the Special Meeting, holders of Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Mergers. Stockholders will also consider and vote on such other matters as may be properly brought before the Special Meeting.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Mergers.

     The Company's largest stockholder is Water Street, an investment partnership of which Goldman Sachs is the general partner. On March 24, 1998, Water Street owned the 1,783,878 Water Street Shares, and on April 1, 1998, Water Street acquired beneficial ownership of an additional 80,000 Shares upon the exercise of options issued pursuant to the 1993 Directors Plan (as defined herein), increasing the beneficial ownership of Water Street to approximately 45% of the then outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management." Water Street has entered into the Voting Agreement, dated as of March 24, 1998, pursuant to which Water Street has agreed to vote the Water Street Shares in favor of approval and adoption of the Merger Agreement and the Mergers. A copy of the Voting Agreement is attached to this Proxy Statement/Prospectus as Annex C. See "Certain Provisions of the Voting Agreement" and Annex C.

          As of April 3, 1998, directors and executive officers of the Company beneficially owned an aggregate of 94,067 Shares (excluding Shares subject to purchase pursuant to outstanding stock options and excluding the Shares beneficially owned by Water Street) representing approximately 2.3% of the outstanding Shares. The directors and executive officers of the Company have indicated that they intend to vote their Shares in favor of the approval and adoption of the Merger Agreement and the Mergers.

          As of April 3, 1998, Water Street and the directors and executive officers of the Company collectively beneficially owned 1,957,945 Shares, constituting approximately 47.5% of the outstanding Shares entitled to vote at the Special Meeting.

VOTING AND REVOCATION OF PROXIES

     Shares that are entitled to vote and are represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without any voting instructions indicated thereon, Shares represented by such proxy will be voted FOR the proposal to approve and adopt the Merger Agreement and the Mergers. AS NOTED BELOW UNDER "APPRAISAL RIGHTS," A VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGERS WILL CAUSE A FORFEITURE OF APPRAISAL RIGHTS UNDER THE DGCL.

          The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy. The persons appointed as proxies may not exercise their discretionary voting authority to vote any such proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given in such proxy to vote against the approval and adoption of the Merger Agreement and the Mergers.

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Shares represented by such proxy are voted at the Special Meeting by (a) attending and voting in person at the Special Meeting, (b) giving notice of revocation of the proxy at the Special Meeting, or (c) delivering to the Secretary of the Company
(i) a written notice of revocation or (ii) a duly executed proxy relating to the same Shares and matters to be considered at the Special Meeting and bearing a date later than the proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Insilco Corporation, 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017,
Attention: Corporate Secretary, and must be received before the taking of the votes at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

          Only  holders  of Shares at the close of  business  on          ,
1998, the Record Date, will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote [ ] Shares, and there were [ ] holders of record. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast. The approval and adoption of the Merger Agreement and the Mergers requires the affirmative vote of at least a majority of the votes entitled to be cast at the Special Meeting. Accordingly, abstentions and broker non-votes will have the same effect as a negative vote thereon.

APPRAISAL RIGHTS

          Under the DGCL, Shares which are issued and outstanding immediately prior to the Reorganization Merger Effective Time and which are held by a holder who has delivered a written demand for appraisal of such Shares in the manner provided by the DGCL ("Dissenting Shares") will not be converted into the right to receive ExistingSub Shares. Instead, such holder will be entitled to receive payment of the fair value of his or her Dissenting Shares as appraised by the Delaware Court of Chancery; provided, however, that if any such holder of Dissenting Shares fails to establish an entitlement to appraisal rights as provided in Section 262 of the DGCL or effectively withdraws his or her demand for appraisal of such Dissenting Shares or loses the right to appraisal under Section 262 of the DGCL or if neither any holder of Dissenting Shares nor the Surviving Corporation files a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder will forfeit the right to appraisal of his or her Dissenting Shares, and each such Dissenting Share will be converted into the right to receive the Merger Consideration. Under the DGCL, holders of ExistingSub Shares do not have statutory appraisal rights in respect of the Merger.

          A STOCKHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS IF THE MERGER AGREEMENT AND THE MERGERS ARE APPROVED AND ADOPTED MUST TAKE THE ACTIONS SET FORTH IN SECTION 262 OF THE DGCL, INCLUDING FILING A WRITTEN DEMAND FOR APPRAISAL WITH THE COMPANY PRIOR TO THE DATE OF THE SPECIAL MEETING. MOREOVER, SINCE, UNDER SECTION 262 OF THE DGCL, A VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGERS WILL CAUSE THE STOCKHOLDER TO FORFEIT HIS OR HER APPRAISAL RIGHTS, ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS SHOULD NOT VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGERS. SEE "DISSENTING STOCKHOLDERS' RIGHTS" AND ANNEX D, WHICH SETS OUT THE FULL TEXT OF SECTION 262 OF THE DGCL.

SOLICITATION OF PROXIES

          The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; OPINION OF
INVESTMENT BANKER

          THE BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGERS.

     Lazard rendered the Lazard Opinion, orally, on March 24, 1998, which was subsequently confirmed by a written opinion dated March 24, 1998, to the Board of Directors to the effect that, based upon and subject to the matters stated therein, as of the date of the Lazard Opinion, the Merger Consideration taken as a whole is fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view. A copy of the Lazard Opinion is attached hereto as Annex B. See "The Mergers - Opinion of Investment Banker" and Annex B.

                                THE COMPANY

          The Company, directly and through its subsidiaries, is a diversified manufacturer of automotive components and telecommunications and electronics components and a publisher of specialty publishing products, chiefly student yearbooks. The Company, with three reporting segments (the Automotive Components Group, the Technologies Group, and Specialty Publishing), conducts its business in eight separate operating units, including both divisions and subsidiaries.

          The following chart depicts the organizational structure of the Company prior to the Mergers:

[OBJECT OMITTED]

          The Automotive Components Group is comprised of businesses that produce radiators and other heat exchanger components, equipment and systems used in the production of heat exchangers, heavy gauge stamped automotive parts (principally transmission clutch plates) and welded stainless steel tubing, and a 50% owned joint venture, Thermalex Inc., which produces precision extruded aluminum tubing. The Automotive Components Group serves both original equipment manufacturers and after market customers in the automotive, specialty vehicle, truck and off-road vehicle and industrial equipment markets and also serves the marine and architectural markets with decorative stainless steel tubing.

          The Technologies Group manufactures high-performance data transmission connectors, small electric power transformers, precision stampings, and wire and cable assemblies. The Technologies Group serves the computer networking, microwave relay, telephone digital switching, data processing, automotive, medical equipment and other markets.

          Specialty Publishing consists of Taylor Publishing Company, a publisher of specialty publishing products, chiefly student yearbooks.

          The Company's executive offices are located at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017. The Company's telephone number is
(614) 792-0468.


                                THE MERGERS

BACKGROUND OF THE MERGERS

          In the second half of 1996, the Company was advised by its largest stockholder, Water Street, that the term of the Water Street partnership would end on June 15, 1997 and that under the partnership agreement, Goldman Sachs, as the sole general partner of Water Street, was required to dispose of or distribute all of the partnership's assets, or the proceeds from the disposition thereof, by June 15, 1998 (although the one-year period could be extended with the consent of a majority of the partnership interests in Water Street). Given that, at the time, Water Street owned approximately 62% of the Shares, the Board of Directors was concerned that the market price of the Shares could be adversely affected if Water Street were to distribute the Shares it owned to its partners and all or a substantial number of the recipients were to attempt to sell their Shares in the open market.

          In light of this concern, the Company retained Goldman Sachs in October 1996 to act as its financial advisor to evaluate various strategic alternatives to maximize stockholder value. Among the strategic alternatives the Board of Directors and Goldman Sachs considered at that time were (i) selling the entire Company to a single purchaser, (ii) selling each of the Company's operating units separately and (iii) refinancing the Company's existing indebtedness, incurring new debt and repurchasing Shares.

     In late 1996 through early 1997, Goldman Sachs, on behalf of the Company, identified and contacted a number of prospective buyers to solicit expressions of interest in purchasing the Company. However, based on the results of such solicitation, the Board of Directors determined that a sale of the entire Company to a single purchaser would not maximize stockholder value. The Board of Directors also concluded that selling each of the Company's remaining operating units separately would not maximize stockholder value because individual sales would entail substantial transaction costs and would result in significant cash tax payments on the realized gains, reducing the amounts available upon liquidation to pay down debt and to make distributions to stockholders.

          The Board of Directors decided to effect a repurchase of Shares in the amount of approximately $220 million (the "Share Repurchase"). The Share Repurchase was consummated on August 12, 1997. In connection with the Share Repurchase, the Company amended its existing secured indebtedness, substituting the Credit Facility for the then-existing $155 million term loan and $130 million revolving credit facility, and incurred $150 million in new debt in the form of the Subordinated Notes.

          Following the Share Repurchase, a financial buyer that had indicated an interest in early 1997 in buying the Company (the "First Interested Party"), initiated sporadic discussions with Goldman Sachs and Robert L. Smialek, the Company's President, Chief Executive Officer and Chairman of the Board, regarding the possible purchase of all or a substantial percentage of the Company. These discussions commenced in September 1997, and continued intermittently thereafter.

          In December 1997, the Company received an unsolicited inquiry from a second interested party (the "Second Interested Party"). Officers of the Company met with the Second Interested Party on December 16, 1997 and made a presentation to it of certain public information concerning the Company. The Company continued to have intermittent contacts with the Second Interested Party thereafter.

          On February 3, 1998, representatives of Donaldson, Lufkin & Jenrette Securities Corporation and of DLJMB met with the Company's officers. At this meeting, William F. Dawson, Jr., a Principal of DLJMB, disclosed that DLJMB might have an interest in acquiring the Company and that one purpose of the meeting was to evaluate the Company's interest in pursuing a potential transaction and the feasibility of various transaction structures. At the conclusion of this initial meeting, the parties agreed to continue their discussions and to permit DLJMB access to additional information regarding the Company and its businesses.

          During the week of February 2, 1998, Mr. Smialek and Thompson Dean, the Managing Partner of DLJMB, informed Mr. O'Toole, a member of the Company's Board of Directors and a Managing Director of Goldman Sachs, of DLJMB's expressed interest in a potential transaction with the Company. Mr. Smialek also updated Mr. O'Toole with respect to the other two parties' interest in the Company. Mr. O'Toole and Mr. Smialek concluded that Mr. Smialek should continue his discussions with DLJMB and the other parties.

          On February 10, 1998, Company officers met with Messrs. Dean and Dawson. The principal purpose of the meeting was to inform DLJMB that the Company would continue with discussions concerning DLJMB's potential interest in acquiring the Company and to discuss generally the form that a transaction might take. On the same day, the Company had a substantially similar meeting with representatives of the Second Interested Party.

          Subsequent to the meeting on February 10, 1998, DLJMB and the Company executed a confidentiality agreement in connection with the delivery to DLJMB of additional information concerning the Company.
Confidentiality Agreements with the two other interested parties were already in effect.

          Several meetings or teleconferences were held over the next two weeks with each of the interested parties, and each was provided with supplemental nonpublic financial information.

          On February 27, 1998, the Company's senior management made a detailed presentation to DLJMB at the Company's offices concerning the Company's businesses, prospects and financial results. On March 4, 1998, the senior management of the Company and the operating heads of each of the Company's operating units met with the First Interested Party at the Company's offices and made a management presentation to it covering substantially the same material covered the previous week in the meeting with DLJMB. On March 5, 1998, Company management made a substantially identical presentation at the Company's offices to the Second Interested Party. During the week of March 9, representatives of DLJMB visited each of the Company's significant manufacturing operations and met with the management of each of the Company's various business units. At approximately the same time, both DLJMB and the First Interested Party commenced financial, accounting, legal and environmental due diligence.

          During the week of March 9, 1998, Mr. Smialek contacted each of the members of the Board of Directors to report on the interest expressed by each of the parties regarding the Company, and to make a recommendation that the Company retain an independent investment banker to assist the Company in this process. The Board concurred, and Mr. Smialek contacted Lazard to discuss retaining Lazard as the Company's investment banker. On March 11, 1998, Mr. Smialek and other officers of the Company and the Company's outside legal advisor, Fried, Frank, Harris, Shriver & Jacobson ("Fried Frank"), met with various representatives of Lazard to discuss the potential sale transaction and to develop a process and proposed timetable subject to approval by the Board of Directors.

          Lazard recommended, and the Company agreed, that a process and timetable should be developed for the receipt of potential bids. It was determined that each of the three interested parties be informed that its bid would be due by no later than 12:00 noon on Friday, March 20, 1998. Through Lazard, the Company advised each of the three parties of the process, the fact that there were other potential bidders for the Company, and the date for receipt of definitive offers. The Company also decided that Lazard should contact an additional party that, in early 1997, had expressed an interest in acquiring the Company to see whether that party had any renewed interest in acquiring the Company. The party was contacted but declined to participate.

     On March 16, 1998, Mr. Smialek met with Messrs. Dean and Dawson, at their request, to discuss the level of DLJMB's interest in acquiring the Company. At that meeting, DLJMB indicated a possible price range of $40 to $42 per share, subject to actually submitting a proposal, and stated that any transaction would need to be effected in a manner so as to qualify for recapitalization accounting treatment, which would require existing Company stockholders to retain a continuing equity ownership in the company after the consummation of the transaction. DLJMB further stated that, as conditions to its willingness to proceed with the transaction, and subject to agreement as to terms and definitive documentation, it would require the Company to agree to a non-solicitation agreement with a customary "break-up" fee, and Water Street to execute a voting agreement to vote in favor of the proposed merger. DLJMB also indicated its desire to retain current management of the Company in any proposed transaction.

          On March 17 and 18, 1998, representatives of the Second Interested Party visited each of the Company's significant manufacturing operations, met with the management of each of the Company's various business units, and were given management presentations substantially identical to those made to DLJMB during the preceding week.

          The Board of Directors held a special meeting by teleconference on March 19, 1998 to receive a status report on the process and the level of interest of the three interested parties. Each member of the Board of Directors participated in the teleconference, together with the Company's senior management and representatives of Lazard and Fried Frank.

          On March 20, 1998, DLJMB submitted an acquisition proposal in the form of a leveraged recapitalization of the Company at a nominal value of $44.00 per Share in cash and stock of the surviving corporation. DLJMB's proposal was subject to, among other things, the Company's agreement to a break-up fee and reimbursement of expenses in prescribed circumstances, and Water Street's execution of a satisfactory voting agreement. The high and low sale prices per Share as reported by NASDAQ on March 19, 1998 were
$40.50 and $39.75, respectively. On March 21, 1998, the Company's management and financial advisors informed the Board of Directors of the results of the process and the terms of the DLJMB acquisition proposal. After considering the proposal, the Board of Directors approved the initiation of formal discussions with DLJMB, but required that the final terms of the proposal and a definitive merger agreement be submitted to the Board of Directors for its review prior to execution.

          Negotiations between the Company and DLJMB commenced on March 22, 1998 and continued until the morning of March 24, 1998. During these negotiations, DLJMB agreed to improve the economic terms of its proposal, including increasing the price to a nominal value of $44.50 per Share, consisting of $42.98 in cash and .03419 of a Surviving Corporation Share. The terms of the Voting Agreement were negotiated separately among DLJMB, Water Street, and, to a limited extent, the Company.

          The Board of Directors held a meeting on the afternoon of March 23, 1998 to receive a status report on the progress of negotiations with DLJMB. Following the status report, Lazard presented a valuation analysis of the Company, using various methodologies. Based on the status report and the valuation analysis, the Board reiterated its interest in proceeding to negotiate a transaction with DLJMB.

          On the morning of March 24, 1998, the Board of Directors convened to discuss the proposed transaction with DLJMB. All members of the Board of Directors participated either in person or by conference call. Also in attendance were officers of the Company and representatives of Lazard, Goldman Sachs, and Fried Frank.

     Lazard updated the Board on the status of negotiations with DLJMB, including a review of the final economic and other terms of the DLJMB proposal. Counsel then reviewed with the Board the terms and conditions of the proposed definitive Merger Agreement and the proposed definitive Voting Agreement. At the conclusion of the presentation, representatives of Lazard provided the Lazard Opinion, in oral form (subsequently confirmed in writing), to the effect that, as of that date and based upon and subject to the matters stated therein, the Merger Consideration taken as a whole was fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view.

          After the presentation from Lazard, and after discussion of such matters as the members of the Board of Directors deemed relevant, the Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, were fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the Voting Agreement and the transactions contemplated thereby, including the Mergers, (iii) authorized the execution and delivery of the Merger Agreement and the Voting Agreement, and (iv) resolved to recommend the approval and adoption of the Merger Agreement and the Mergers to the stockholders of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGERS

          As discussed above, the Board of Directors, at its meeting on March 24, 1998, determined that the Merger Agreement and the Mergers were fair to and in the best interests of the stockholders of the Company and recommended that the Company's stockholders approve and adopt the Merger Agreement and the Mergers. Such action was taken by the unanimous vote of the Board of Directors. In its deliberations, the Board of Directors consulted with the Company's legal and financial advisors and considered a number of factors, including the following principal factors that were material to the Board's decision:

          1. The oral and written presentations of Lazard, and the Lazard Opinion described below. See "Opinion of Investment Banker" for a discussion of the factors considered in rendering the Lazard Opinion. The Lazard Opinion, which is subject to limitations, qualifications and assumptions, is included as Annex B hereto, and should be read in its entirety;

          2. The Board's belief that it was unlikely that there were additional parties interested in acquiring the Company or that the Company could obtain a greater price (which belief was based in part on the fact that in the past 18 months the Company and its financial advisors had contacted what they believed to be the most likely purchasers);

          3.  The  fact  that  the  Merger  Consideration   represented  an
approximately 13.4% premium over the average trading price of a Share for the 30 trading days preceding March 24, 1998;

          4. The fact that the Merger Consideration, consisting of $42.98 in cash and 0.03419 of a Surviving Corporation Share has, in the Board of Directors' view, an implied aggregate value of between $44 and $45 per share;

          5. The fact that Water Street, as the beneficial owner of approximately 45% of the outstanding Shares, favored the transaction and had agreed to vote the Water Street Shares in favor of the Mergers pursuant to the terms of the Voting Agreement;

          6. The fact that the term of the Water Street partnership ended on June 15, 1997, and that the partnership agreement required Goldman Sachs to dispose of or distribute all of the partnership assets by June 15, 1998 (although the one-year period could be extended with the consent of the majority of partnership interests), and that the market price of the Shares could be adversely affected if the Water Street Shares were sold to a third party or distributed to the partners who might then attempt to sell their Shares in the open market;

          7. The terms and conditions of the Merger Agreement, including the "no solicitation" provisions of the Merger Agreement, the fees and expense reimbursements payable to MergerSub (which could require payments of up to approximately $11 million in the aggregate), the circumstances in which such fees are payable, the termination provisions of the Merger Agreement, and the terms of the related Voting Agreement. The Board of Directors sought to balance the concerns of DLJMB, which the Board of Directors believed had made an attractive acquisition proposal to the Company conditioned on receipt of a break-up fee and reimbursement of expenses in certain circumstances, against the likelihood of there being a subsequent better offer to the Company's stockholders which might be deterred by such payments. While the Merger Agreement prohibits the Company from soliciting third-party offers, it allows the Board to fulfill its fiduciary duties in the event a third party makes or expresses interest in making an unsolicited offer, including negotiating with a third party or furnishing third parties with information about the Company, and permits the termination of the Merger Agreement (subject to payment of fees and reimbursement of expenses) in the event an offer more favorable to stockholders from a financial point of view than that contained in the Merger Agreement is received from a third party;

          8. The fact that the Company's stockholders would be entitled to dissent from the Reorganization Merger and demand payment of the "fair value" of their Shares by complying with the applicable requirements of the DGCL;

          9. The experience and success of DLJMB in structuring and closing transactions similar to the Mergers, the strength and favorable terms of the financing commitment letters delivered by DLJMB pursuant to the Merger Agreement (which Merger Agreement is conditioned on financing) and the fact that DLJMB has funds available to assist the Company in making acquisitions and has expressed a strong interest in investing in growth opportunities for the Company; and

          10. The fact that the receipt of an opinion as to the solvency of the Surviving Corporation upon consummation of the Mergers is a condition to the Company's obligation to consummate the Mergers.

          The foregoing discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Mergers, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

OPINION OF INVESTMENT BANKER

     The Company retained Lazard to act as its investment banker with respect to the Mergers. At a meeting of the Board of Directors held on March 24, 1998, Lazard rendered to the Board of Directors orally the Lazard Opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the matters stated therein, the Merger Consideration taken as a whole was fair to the holders of Shares (other than MergerSub and its affiliates) from a financial point of view.

     The full text of the Lazard Opinion, which sets forth the assumptions made, matters considered and limits of the review undertaken in connection with the Lazard Opinion, is attached hereto as Annex B and is incorporated herein by reference. The Lazard Opinion was delivered to the Board of Directors for its use in connection with its consideration of the Mergers and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger Agreement or the Mergers. The summary of the Lazard Opinion set forth herein is qualified in its entirety by reference to the full text of the Lazard Opinion. STOCKHOLDERS ARE URGED TO READ THE LAZARD OPINION IN ITS ENTIRETY.

          In connection with the preparation of the Lazard Opinion,  Lazard
(i) reviewed the financial  terms and  conditions of the Merger  Agreement;
(ii) analyzed certain historical business and financial information relating to the Company; (iii) reviewed various financial forecasts and other data provided to Lazard by the Company relating to its businesses and financial performance; (iv) held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company; (v) reviewed certain public financial and stock market information for certain other companies, although Lazard did not identify any publicly traded companies which it deemed to be comparable; (vi) reviewed the historical stock prices and trading volumes of the Shares; and
(vii) considered such other information, financial studies, analyses and investigations and financial, economic, market and trading criteria that Lazard deemed appropriate.

          In rendering the Lazard Opinion, Lazard assumed that the Mergers would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company, and that obtaining any necessary regulatory or third party approvals for the Mergers will not have an adverse effect on the Company. Its opinion did not address the future trading value of the Surviving Corporation Shares following the Mergers.

     In preparing the Lazard Opinion, Lazard relied upon the accuracy and completeness of the information reviewed by Lazard for purposes of the Lazard Opinion, and Lazard did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. Lazard did not opine or provide any advice with respect to the impact of the Mergers on the solvency, viability or financial condition of the Company or its ability to satisfy its obligations as they become due. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. The Lazard Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard Opinion. In addition, the Lazard Opinion did not address the Company's underlying business decision to enter into the Merger Agreement. Lazard considered the impact of the contemplated liquidation of Water Street, which beneficially owned approximately 45% of the outstanding Shares as of April 3, 1998, and the efforts undertaken by the Company and its advisors within 18 months prior to the date of the Lazard Opinion to solicit third party offers to acquire all of the Company. Lazard was not requested to, and did not, solicit any third party offers to acquire all or any part of the Company other than the one party previously described in "Background of the Mergers."

          At a meeting of the Board of  Directors  held on March 23,  1998,
Lazard presented certain financial analyses accompanied by written materials in connection with the Lazard Opinion. The following is a summary of the material financial and comparative analyses performed by Lazard in arriving at the Lazard Opinion.

     Hypothetical Blended Valuation of Consideration Received. The consideration to be received by holders of Shares consist of $42.98 in cash and 0.03419 of a Surviving Corporation Share. Since a portion of the consideration to be received by holders of Shares consists of Surviving Corporation Shares, Lazard analyzed the hypothetical public trading values for the Surviving Corporation Shares to be outstanding following the Effective Time in order to determine the hypothetical blended valuation of the consideration to be received. Lazard analyzed the hypothetical public trading values for the Surviving Corporation Shares to be outstanding following the Effective Time derived from an application of various multiples to the Company's pro forma earnings per share and pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") giving effect to the Mergers (based on projections prepared by management of the Company). This calculation indicated that (i) applying price-earnings multiples ranging from 9.0x to 11.0x to pro forma earnings per share in 2000 and 2002 and equity discount rates of 20% and 25% to the resulting hypothetical stock price in such years resulted in a net present value hypothetical public market trading value per share as of March 31, 1998 ranging from $38.07 to $61.19 and (ii) applying EBITDA multiples ranging from 5.0x to 6.0x to pro forma EBITDA in 2000 and 2002 and equity discount rates of 20% and 25% to the resulting hypothetical stock price in such years resulted in a net present value hypothetical public market trading value per share as of March 31, 1998 ranging from $24.61 to $69.79. Using this hypothetical value range, Lazard calculated that a holder of ExistingSub Shares receiving $42.98 in cash and retaining 0.03419 of a Surviving Corporation Share for each ExistingSub Share would receive consideration pursuant to the Mergers having a hypothetical valuation ranging from approximately $44.00 to $45.00 for each ExistingSub Share. Lazard noted that the actual future trading prices of the Surviving Corporation Shares may be outside the estimated range and will depend upon, and fluctuate with, changes in interest rates, market conditions, the terms of financing for the Mergers, the condition and prospects, financial and otherwise, of the Surviving Corporation and other factors which generally influence the prices of securities. In addition, Lazard noted that the reduced public float of Surviving Corporation Shares may adversely affect the liquidity of such shares and result in greater volatility in trading prices following the Effective Time (in addition to increased volatility resulting from the increased leverage of the Surviving Corporation) as compared to trading prices prior to the Effective Time.

          Historical Stock Price Review. Lazard reviewed information regarding historical stock price and trading volume for the Shares. Lazard noted that between March 20, 1996 and March 20, 1998 the trading range for the Shares was from a closing low of $31.00 per share to a closing high of $42.75 per share. Lazard noted that issues affecting the valuation of the Shares include, among other things, extremely limited liquidity, lack of analyst coverage, high leverage and the small size of the Company and each of its individual businesses.

     Hypothetical Public Trading Value Analysis. Lazard calculated the hypothetical public trading values that the Company could attain assuming that the Shares were to become widely distributed and had appropriate research coverage and trading support from brokerage houses for a company of its size. For the purpose of this analysis, Lazard reviewed certain publicly available financial and stock market information relating to four selected companies (General Signal Corporation, Mark IV Industries, Inc., United Dominion Industries Limited and U.S. Industries, Inc.) (the "Selected Companies"), which were diversified conglomerates, although Lazard did not deem the Selected Companies comparable to the Company in that, among other things, each such company has a substantially larger market capitalization and liquidity, a more conservative capital structure and significantly greater analyst coverage than the Company. The analysis considered hypothetical share prices for midyear 1999 based on applying price-earnings multiples ranging from 9.0x to 11.0x to 1999 estimated earnings per share for the Company and discounting those projected midyear 1999 per share values at equity discount rates ranging from 15% to 25%. The calculation resulted in a net present value hypothetical public market trading value per share for a widely distributed stock ranging from $33.41 to $46.45. The actual future trading prices of the Surviving Corporation Shares may be outside the estimated range and will depend upon, and fluctuate with, changes in interest rates, market conditions, the terms of financing for the Mergers, the condition and prospects, financial and otherwise, of the Surviving Corporation and other factors which generally influence the prices of securities.

     Discounted Cash Flow Analysis. Lazard derived ranges of implied equity values for the Company based upon the present value of the Company's projected cash flow for the years 1998 through 2003, inclusive, and the projected 2003 terminal values based upon a range of multiples of projected 2003 EBITDA and upon a range of free cash flow perpetual growth rates. Lazard performed such analysis based on management projections for both a base case and a downside case. Lazard applied discount rates ranging from 12.5% to 13.5%, terminal multiples of EBITDA ranging from 5.0x to 5.5x and free cash flow perpetual growth rates ranging from 3.5% to 4.0%. Based on this analysis, for the base case Lazard calculated a range of present values of $38.74 to $53.08 per share and for the downside case Lazard calculated a range of present values of $23.53 to $37.31 per share.

          Break-up Value Analysis. Lazard analyzed the potential after-tax proceeds that were likely to be realized if the Company were to separately sell its operating units that make up the three reporting segments of the Company. Based on a segment-by-segment valuation, Lazard projected that the Company's three lines of business (and its joint venture interest in Thermalex joint venture) were likely to yield gross values of between $485 million and $540 million. Lazard also noted that such sales of assets would necessitate capital gains tax payments ranging from $100 million to $119 million assuming standard rates. Adjusting for the payment of estimated taxes on the gains from such sales and the repayment of existing indebtedness (excluding potential prepayment penalties), Lazard projected net cash proceeds to stockholders ranging from $31.21 to $37.43 per share.

     Leveraged Buy-Out Analysis. Lazard analyzed the projected range of values that could likely be attained in the sale of the Company to a non-strategic financial buyer in a highly leveraged transaction. Lazard assumed that the acquisition would be structured as a recapitalization transaction and would be partially financed by pay-in-kind increasing rate notes at a holding company level. Lazard's analysis took into account (i) the gross amount of debt that could be financed based on the projected cash flows of the Company as implied by recent highly leveraged transactions and
(ii) the amount of additional equity that a non-strategic financial buyer could contribute with the reasonable expectation of making a return ranging from 20% to 30% per year upon the sale of the Company within five years. Based on the projections of the Company's management, Lazard projected the net proceeds that could be realized upon the sale of the Company in 2002 at values ranging from 5.0x to 6.0x projected 2002 EBITDA and 9.0x to 11.0x projected 2002 net income. Based on these projected exit values for the Company, Lazard estimated that a non-strategic financial buyer might be able to pay a maximum price ranging from $39.00 to $45.00 per share. Lazard noted that the actual price which a party would be willing to pay in a recapitalization transaction is dependent on various factors not included in this methodology and, therefore, this analysis is not necessarily indicative of actual prices realizable or of rates of return of the Surviving Corporation Shares retained in the Mergers, which rates of return may be more or less favorable than those indicated in this analysis, are dependent on many contingencies and, therefore, are speculative.

          The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at the Lazard Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Lazard Opinion. In arriving at its fairness determination, Lazard considered the results of all such analyses and did not assign relative weights to any of the analyses.

          The analyses were prepared solely for the purpose of Lazard providing the Lazard Opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty and may be significantly more or less favorable than as set forth in these analyses.
In connection with the analyses, Lazard made, and was provided estimates and forecasts by the Company's management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Lazard. Similarly, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, none of the Company, Lazard or any other person assumes responsibility if future results or actual values are materially different from such forecasts or assumptions.

          The opinion and presentation of Lazard to the Board of Directors was only one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. In addition, the terms of the Merger Agreement were determined through negotiations between the Company and MergerSub and its affiliates and were approved by the Board of Directors.

          The Company selected Lazard to act as its investment banker because of Lazard's expertise and reputation in investment banking and mergers and acquisitions. Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, recapitalizations and valuations for estate, corporate and other purposes.

     In connection with the services of Lazard as investment banker to the Company with respect to the Mergers, the Company has agreed to pay Lazard
(i) a fee of $250,000 in connection with its retention as investment banker to the Company, (ii) a fee of $500,000 upon execution of the Merger Agreement and (iii) a fee of $2,000,000, upon consummation of the Mergers (against which the fees described in clauses (i) and (ii) of this sentence will be credited). In addition, the Company has agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including the fees and disbursements of its attorneys) and to indemnify Lazard and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

THE DLJMB FUNDS' REASONS FOR THE MERGER

          DLJMB continuously evaluates investment opportunities on both a domestic and international basis. As a result of its evaluation of the Company, DLJMB concluded that the Company might be an attractive candidate for a possible investment by the DLJMB Funds. The DLJMB Funds based their decision to proceed with the proposed transaction on their assessment of the values inherent in the Company and the potential investment returns that a transaction of the type ultimately negotiated and described herein could yield for the DLJMB Funds.

MERGER CONSIDERATION

     Under the Merger Agreement (A) at the Reorganization Merger Effective Time, each Share outstanding immediately prior to the Reorganization Merger Effective Time (other than Shares as to which appraisal rights have been validly perfected) will be converted into one ExistingSub Share and the right to receive $0.01 in cash and (B) at the Effective Time, each issued and outstanding ExistingSub Share will be converted into the right to receive $42.97 in cash and to retain 0.03419 of a Surviving Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than stockholders who validly perfect their appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $42.98 in cash and (ii) retain 0.03419 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights), in the aggregate, approximately 10.2% of the Surviving Corporation Shares outstanding immediately following the Merger (approximately 9.5% on a fully diluted basis).

     No certificates or scrip representing fractional Surviving Corporation Shares will be issued upon the surrender for exchange of certificates representing ExistingSub Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. Each beneficial owner of ExistingSub Shares exchanged pursuant to the Merger who would otherwise have been entitled to retain a fraction of a Surviving Corporation Share (after taking into account all ExistingSub Shares delivered by such beneficial owner) will receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by $44.50 (inclusive of the $0.01 to be paid in the Reorganization Merger).

EFFECTIVE TIME OF THE MERGERS

          The Reorganization Merger will become effective upon the filing of an agreement and plan or certificate of merger with respect thereto with the Secretary of State of the State of Delaware or at such later time as is specified in such agreement and plan or certificate of merger. The filing of such agreement and plan or certificate of merger will occur as soon as practicable after satisfaction or waiver of all of the conditions to the Mergers unless another date is agreed to in writing by the Company and MergerSub. The conditions to the Mergers include, among other things, the receipt of the approvals by the Company's stockholders of this Merger Agreement and the Mergers, and the receipt by MergerSub of the Merger Financing. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Mergers" and "-- Termination." The Merger will occur promptly following the Reorganization Merger and will become effective upon the filing of a certificate of merger with respect thereto with the Secretary of State of the State of Delaware. Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Mergers have not been consummated by September 30, 1998. See "Certain Provisions of the Merger Agreement - Termination."

EFFECT ON STOCK OPTIONS AND EMPLOYEE BENEFIT MATTERS

          Immediately prior to the Reorganization Merger Effective Time, each outstanding Option granted to employees and directors of the Company, whether or not vested, will be canceled. In lieu thereof, immediately prior to the Reorganization Merger Effective Time, each holder of an Option will receive a cash payment from the Company of the Option Cash Proceeds in an amount equal to (i) the total number of Shares subject to such Option multiplied by (ii) the excess of $44.50 over the exercise price per Share subject to such Option, less any applicable withholding.

          Prior to the Reorganization Merger Effective Time, the Company will (i) use its reasonable best efforts to obtain any necessary consents from holders of Options to the cancellation of the Options in consideration for the Option Cash Proceeds and (ii) make any amendments to the terms of any stock option or compensation plans or arrangements necessary and permitted to effect the cancellation of the Options. Payment may be withheld in respect of any Option until any necessary consents are obtained.

     The Merger Agreement provides that, from and after the Effective Time, subject to applicable law, the Surviving Corporation will cause the Company and its subsidiaries to, and the Company and its subsidiaries will, honor the obligations of the Company and its subsidiaries incurred prior to the Effective Time under all of the Company's and its subsidiaries' existing employee benefit plans and benefit arrangements. In addition, for a period of at least one year from the Effective Time, subject to applicable law, the Surviving Corporation will cause the Company and its subsidiaries to, and the Company and its subsidiaries will, provide benefits to their employees which, in the aggregate, will be comparable to those currently provided by the Company and its subsidiaries to their employees. The Company will also grant to all persons who are, as of the Effective Time, employees of the Company or any of its subsidiaries, past service credit for purposes of vesting, participation, eligibility for benefit commencement and benefit accrual, and will, among other things, waive any waiting periods, pre-existing conditions and actively-at-work exclusions with respect to such employees and their dependents under benefit plans and benefit arrangements providing medical, dental or life insurance benefits after the Effective Time.

          In December 1996, the Company entered into a value appreciation agreement (the "Value Appreciation Agreement") with certain of its executive officers. The Value Appreciation Agreement provides that these executive officers will be entitled to receive a payment from the Company in certain circumstances following a transaction giving rise to a change in control. The amount of the payment is dependent on achieving a threshold price per Share in any such transaction and is determined based on the amount realized per Share in excess of the threshold price taking into account increases in the Company's enterprise value since December 1996. The Value Appreciation Agreement has a term of two years. If the Mergers are consummated, the aggregate payment payable to such executive officers will be $2.6 million.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following is a general summary of certain of the anticipated material United States Federal income tax consequences of the Mergers to stockholders of the Company. This summary is for general information only and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable income tax regulations, published rulings, administrative pronouncements and court decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances, or to certain types of stockholders subject to special treatment under the Federal income tax laws (including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, stockholders who are not U.S. Holders (as hereinafter defined), regulated investment companies, brokers, dealers, persons holding Shares as part of a "straddle," "conversion" or hedging transaction, or persons whose functional currency (as defined in section 985 of the Code) is not the United States dollar). Moreover, this discussion does not address the tax treatment of stockholders who exercise dissenters' rights in the Reorganization Merger, nor does it address the tax treatment of any stockholders who own, directly, or indirectly, an interest in the DLJMB Funds. In addition, this summary does not consider the effect of any foreign, state, local or other tax laws, or any other United States tax consequence other than income tax consequences (e.g., estate or gift tax consequences), that may be applicable to particular stockholders. This summary also assumes that the Shares are held as capital assets. Each holder of the Shares should consult his or her own tax advisor concerning the application of United States Federal income tax laws to his or her particular situation as well as any consequences of the Mergers arising under the laws of any other taxing jurisdiction.

          As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is, for United States Federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     While the Company believes that the Mergers should be treated as a single integrated transaction for United States Federal income tax purposes, the treatment of stockholders exchanging Shares in the Mergers is not clear. This is because it is unclear whether for purposes of Section 351 of the Code the DLJMB Funds should be treated as transferring property to the Surviving Corporation in the Mergers. If the DLJMB Funds are not so treated, then stockholders of the Company should recognize capital gain or loss with respect to each Share exchanged based upon the difference between
(i) the sum of the fair market value of the fraction of a Surviving Corporation Share and $42.98 and (ii) the stockholder's tax basis in such Share (such difference, the "Appreciation Amount"). Any such gain recognized will be subject to taxation at reduced rates if the stockholder's holding period for the Shares exceeds 12 months, subject to further reduction in the case of Shares held for more than 18 months. A stockholder's tax basis in each Surviving Corporation Share received in the Mergers would be equal to the fair market value of such Surviving Corporation Share at the Reorganization Merger Effective Time. The holding period for the Surviving Corporation Share would begin the day after the Reorganization Merger.

     If, however, the DLJMB Funds are treated as transferring property to the Surviving Corporation in the Mergers, it is possible that the stockholders of the Company would be treated as transferring their Shares to the Surviving Corporation in a transaction governed by Section 351 of the Code. In such event, stockholders would either (A) recognize gain or loss with respect to the percentage of each Share exchanged for cash (equal to the percentage that the cash portion of the Merger Consideration received by stockholders bears to the total Merger Consideration) equal to the difference between $42.98, and the same percentage of the stockholder's tax basis in each such Share, or (B) would recognize gain (but not loss) with respect to each Share exchanged for Surviving Corporation Shares in an amount equal to the lesser of (i) the Appreciation Amount and (ii) the amount of cash received. Any such gain will be subject to tax at reduced rates, as described above, depending on the stockholder's holding period for the Shares. Under the approach described in (A), above, a stockholder's tax basis in each Surviving Corporation Share received in the Mergers would be equal to the stockholder's aggregate tax basis in the Shares exchanged for the Surviving Corporation Share. Under the approach described in (B), above, a stockholder's tax basis in each Surviving Corporation Share received in the Mergers would be equal to (a) the stockholder's aggregate tax basis in the Shares exchanged in the Mergers for the Surviving Corporation Share, increased by (b) the aggregate amount of gain (if any) recognized with respect to the Shares exchanged in the Mergers for the Surviving Corporation Share, decreased by (c) the amount of cash received with respect to the Shares exchanged in the Mergers for the Surviving Corporation Share. Although not free from doubt, the holding period for a Surviving Corporation Share should include the holding period of the Shares exchanged for such Surviving Corporation Share.

ACCOUNTING TREATMENT

          The  Merger  will  be  accounted   for  as  a   recapitalization.
Accordingly, the historical basis of the Company's assets and liabilities will not be affected by the transaction.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

          Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Mergers. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "The Mergers -- Recommendation of the Board of Directors; Reasons for the Mergers."

          Certain officers of the Company, including the Chief Executive Officer, have employment and other employment-related agreements with the Company that provide them with certain benefits in connection with the Mergers. See "The Mergers -- Effect on Stock Options and Employee Benefit Matters." Further, following the Mergers, the Company intends to establish a new stock option plan for members of management, although neither the size of the option plan nor the identity of the individual grantees has yet been determined.

          Immediately prior to the Reorganization Merger Effective Time, all Options, whether or not vested, will be canceled and the holders of Options will receive a cash payment equal to the Option Cash Proceeds. As of April 3, 1998, Options to purchase approximately 637,613 Shares were outstanding. The Company estimates that the aggregate amount of the Option Cash Proceeds will be approximately $9.2 million.

          Pursuant to the Merger Agreement, the Surviving Corporation has agreed to cause the Company, and the Company has agreed, to indemnify all present and former directors and officers of the Company or any of its subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by law and, subject to certain limitations, to maintain, for six years after the Effective Time, a directors' and officers' liability insurance policy on terms that are no less favorable to the directors and officers than those under the policy currently in effect. See "Certain Provisions of the Merger Agreement -- Indemnification and Insurance."

          In connection with the Merger Agreement and the Mergers, Goldman Sachs will receive an investment banking fee of $2.0 million, payable on consummation of the Mergers, arising out of its engagement in 1996 as the Company's financial advisor to assist the Company in its review of strategic alternatives. See "The Mergers -- Background of the Mergers."

RESALE OF SHARES FOLLOWING THE MERGER

          The Surviving Corporation Shares to be retained in connection with the Merger will be freely transferable, except that Surviving Corporation Shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of Surviving Corporation Shares retained by any person who may be deemed to be an affiliate of the Company.

WATER STREET REGISTRATION RIGHTS

     ExistingSub, MergerSub and Water Street have agreed to enter into a Registration Rights Agreement granting Water Street and certain of its affiliates, among other things, certain rights to demand registration of the Surviving Corporation Shares retained by such Holders in the Merger or thereafter issued by the Surviving Corporation in respect of such Surviving Corporation by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise (the "Registrable Securities").

     Under the Registration Rights Agreement, and subject to certain limitations contained therein, Water Street is entitled to require that the Surviving Corporation register some or all the Holders' Registrable Securities for a period of up to 180 days (or such lesser period as is necessary to complete such offering) (a "Demand Registration"). Water Street is limited to one such Demand Registration, which it may exercise at any time from the date commencing six months after the Effective Time and continuing through the first anniversary of the Effective Time. In addition, pursuant to the terms of the Registration Rights Agreement for the period commencing six months after the Effective Time and continuing through the first anniversary of the Effective Time, if the Surviving Corporation proposes to file a registration statement under the Securities Act with respect to any offering of (or including) Surviving Corporation Shares (other than certain registrations relating to Surviving Corporation Shares issued in certain business combinations or pursuant to certain employee benefit plans), then the Surviving Corporation will provide the Holders an opportunity to register their Registrable Securities on the same terms and conditions (a "Piggyback Registration").

     In connection with any Demand Registration or Piggyback Registration, the Surviving Corporation will be responsible for all expenses incurred in connection with such registration, except that each Holder will pay any underwriting discounts or commissions that may be payable in connection with the sale of such Holder's Registrable Securities. In addition, the Surviving Corporation will indemnify each Holder and the underwriters and each of their employees and affiliates against certain liabilities, including liabilities under the Securities Act, or will contribute to payments the Holders may be required to make in respect thereof. The Registration Rights Agreement terminates, except with respect to rights to indemnification, upon the earlier to occur of the sale of all of the Registrable Securities by the Holders and the mutual consent of the parties.

          The foregoing summary of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of the Registration Rights Agreement.

MERGER FINANCING

     The total amount of cash required to consummate the transactions contemplated by the Merger Agreement, including payment of the $42.98 aggregate cash component of the Merger Consideration, the Option Cash Proceeds, and transaction fees and expenses is estimated to be approximately $205.5 million. Such amount will be funded with (i) the issuance by MergerSub of up to either (x) $110.0 million of the Discount Notes or (y) $110.0 million of the Bridge Notes to DLJ Bridge Finance, Inc., (ii) the issuance by MergerSub to DLJMB and other DLJMB Funds, for aggregate consideration of $54,999,997.50, of (x) 1,235,955 shares of common stock of MergerSub and (y) warrants to purchase 111,347 shares of common stock of MergerSub at an exercise price of not less than $0.01 per share, and (iii) approximately $40.5 million of new borrowings under the Credit Facility.

          The Merger will constitute an Event of Default under the terms of the Credit Facility, and will also require the Surviving Corporation to make an Offer to Purchase (as defined in the indenture relating to the Subordinated Notes) for all of the outstanding Subordinated Notes at 101% of their aggregate principal amount, plus accrued interest. It is anticipated that the Company will be able to receive a waiver of the Event of Default under the Credit Facility and that the Credit Facility will remain outstanding after the consummation of the Merger. It is further anticipated that, based on the current market price of the Subordinated Notes, the holders of the Subordinated Notes will not require the Company to repurchase their Subordinated Notes in such Offer to Purchase. However, DLJ Capital Funding Inc. has committed to lend (pursuant to the Backstop Facility) up to $350 million to the Company if the banks were to require repayment of the Credit Facility or any holders of Subordinated Notes were to require the Company to repurchase their Subordinated Notes as a result of the Merger.


                 CERTAIN PROVISIONS OF THE MERGER AGREEMENT

          The following summarizes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGERS AND THE MERGER CONSIDERATION

     General. The transactions contemplated by the Merger Agreement will take place as follows: The Merger Agreement provides for, among other things, the formation by ExistingSub of a wholly owned subsidiary, ReorgSub, to be followed by the Reorganization Merger of ReorgSub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Reorganization Merger, (A) each Share issued and outstanding immediately prior to the Reorganization Merger Effective Time (other than Shares as to which appraisal rights have been validly perfected) will be converted into (i) one ExistingSub Share and (ii) the right to receive $0.01 in cash and (B) each share of common stock, par value $0.001 per share, of ReorgSub will be converted into one share of common stock of the corporation surviving the Reorganization Merger. Thus, as a result of the Reorganization Merger, (A) each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than holders of Shares as to which appraisal rights have been validly perfected) will have his or her interest in the Company converted into the same proportionate interest in ExistingSub, except for changes in interest resulting from the valid perfection by any stockholder of appraisal rights, and (B) ExistingSub, instead of being a wholly-owned subsidiary of the Company, will become the parent of, and will own all of the outstanding stock of the Company. Promptly following the
Reorganization Merger, the Merger will take place, pursuant to which MergerSub will merge with and into ExistingSub with ExistingSub continuing as the Surviving Corporation. Pursuant to the Merger, each ExistingSub Share issued and outstanding immediately prior to the Effective Time will be converted into the right (i) to receive $42.97 in cash and (ii) to retain 0.03419 of a Surviving Corporation Share. Cash will be paid in lieu of any fractional Surviving Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than a holder who validly perfects his or her appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $42.98 in cash and (ii) retain 0.03419 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights in connection with the Reorganization Merger), in the aggregate, approximately 10.2% of the Surviving Corporation Shares immediately following the Merger (approximately 9.5% on a fully diluted basis).

          Immediately prior to the Reorganization Merger Effective Time, each outstanding Option will be canceled, and, in lieu thereof, each holder of an Option will receive a cash payment in an amount equal to the product of (x) the excess, if any, of $44.50 over the exercise price of the Option and (y) the number of Shares subject to the Option, less applicable withholding. See "The Mergers -- Effect on Stock Options and Employee Benefit Matters" and "The Mergers -- Interests of Certain Persons in the Mergers."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     At the Reorganization Merger Effective Time, each outstanding Share (other than Shares as to which appraisal rights have been validly perfected) will be converted into one ExistingSub Share and the right to receive $0.01 in cash. However, the certificates representing the Shares will continue to represent ExistingSub Shares since the conversion will be on a one-for-one basis and since the Merger will occur promptly after the Reorganization Merger, pursuant to which ExistingSub Shares will be converted at the Effective Time into the right to receive cash and to retain Surviving Corporation Shares.

     MergerSub has retained National City Bank to act as Exchange Agent following the Effective Time. As soon as practicable as of or after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, a letter of transmittal to each holder of ExistingSub Shares. The letter of transmittal will contain instructions with respect to the surrender of Share certificates in exchange for the $42.98 cash component of the Merger Consideration, certificates representing Surviving Corporation Shares to be retained in the Merger and cash, if any, in lieu of any fractional interest in a Surviving Corporation Share.

          STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

     Upon surrender to the Exchange Agent of certificates which prior to the Effective Time represented ExistingSub Shares and acceptance thereof by the Exchange Agent, each holder of such outstanding certificates will be entitled to the amount of cash into which the number of ExistingSub Shares previously represented by the certificates surrendered have been converted pursuant to the Merger Agreement and a certificate representing the number of full Surviving Corporation Shares to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Reorganization Merger Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing the Shares. After the Effective Time, there will be no further transfer of certificates representing ExistingSub Shares in the records of ExistingSub or its transfer agent and if such certificates are presented to ExistingSub for transfer, they will be canceled against delivery of cash and certificates for Surviving Corporation Shares. Until surrendered as contemplated by the Merger Agreement, each certificate for ExistingSub Shares will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash component of the Merger Consideration or on the cash in lieu of any fractional Surviving Corporation Shares. Any stockholder may request that the cash component of the Merger Consideration payable to him or her be paid by wire transfer of immediately available funds.

     No certificates or scrip representing fractional Surviving Corporation Shares will be issued upon the surrender for exchange of certificates representing ExistingSub Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Surviving Corporation. Each beneficial owner of ExistingSub Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Surviving Corporation Share (after taking into account all ExistingSub Shares delivered by such beneficial owner) will receive, in lieu thereof, a cash payment (without interest) representing such same fraction of $44.50 (inclusive of the $0.01 to be paid in the Reorganization Merger).

     If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the ExistingSub Shares represented by the certificate surrendered in exchange therefor, it will be a condition to such payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such ExistingSub Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     To prevent backup U.S. federal income tax withholding equal to 31% of the gross proceeds (i.e., Surviving Corporation Shares and cash) payable pursuant to the Mergers, each Company stockholder who does not otherwise establish an exemption from backup withholding must notify the Exchange Agent of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, a Substitute Form W-9 that will be in included in the letter of transmittal. Noncorporate foreign stockholders should generally complete and sign a form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Exchange Agent, in order to avoid backup withholding.

     Any portion of the Merger Consideration made available to the Exchange Agent pursuant to the Merger Agreement that remains unclaimed by the holders of ExistingSub Shares six months after the Effective Time will be returned to the Surviving Corporation, upon demand, and any holder who has not exchanged his or her ExistingSub Shares for the Merger Consideration in accordance with the Merger Agreement may thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his or her ExistingSub Shares. The Surviving Corporation will not be liable to any holder of ExistingSub Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of ExistingSub Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     Shares which are held by a stockholder of record who has delivered a written demand for appraisal of such Shares in the manner provided by the DGCL ("Dissenting Shares"), will not be converted into ExistingSub Shares and the right to receive in cash $0.01 per Share (and, accordingly, will not receive the Merger Consideration upon consummation of the Mergers) and the holder thereof will be entitled only to such rights as are granted by
Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL will receive payment therefor from the Surviving Corporation (on behalf of the Company) in accordance with the DGCL; provided, however, that
(i) if any such holder of Dissenting Shares fails to establish his or her entitlement to appraisal rights as provided in Section 262 of the DGCL,
(ii) if any such holder of Dissenting Shares effectively withdraws his or her demand for appraisal of such Shares or loses his or her right to appraisal and payment for his or her Shares under Section 262 of the DGCL or (iii) if neither the Surviving Corporation nor any holder of Dissenting Shares has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder will forfeit the right to appraisal of his or her Dissenting Shares and each such Dissenting Share will be converted into the right to receive the Merger Consideration. The Company will give MergerSub prompt notice of any demands received by the Company for appraisal of Shares, and MergerSub will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of MergerSub, make any payment with respect to, or settle or offer to settle, any demands received by the Company for appraisal of Shares. Under the DGCL, holders of ExistingSub Shares do not have statutory appraisal rights in respect of the Merger.

THE SURVIVING CORPORATION

     The Certificate of Incorporation of ExistingSub in effect immediately prior to the Effective Time will be amended and restated as of the Effective Time, as set forth in Exhibit A to the Merger Agreement, which is included in Annex A attached hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of MergerSub in effect at the Effective Time will be the bylaws of the Surviving Corporation until amended in accordance with such bylaws or applicable law. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of MergerSub at the Effective Time will be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time will be the officers of the Surviving Corporation. See "Management Following the Mergers."

REPRESENTATIONS AND WARRANTIES

          The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company, ExistingSub, and other Company subsidiaries, to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) the need for only specified governmental authorization; (d) the ability of the Company and ExistingSub to execute, deliver and perform the Merger Agreement and to consummate the contemplated transactions without violating or conflicting with certain laws and agreements; (e) the capital structure of the Company and its subsidiaries;
(f) documents filed by the Company with the Commission and the accuracy of information contained therein; (g) the Company's financial statements; (h) the accuracy of information supplied by the Company in connection with this Proxy Statement/Prospectus and documents filed by MergerSub with the Commission; (i) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company and the absence of material undisclosed liabilities; (j) the absence of undisclosed pending or threatened material litigation; (k) filing of tax returns and payment of taxes; (l) benefit plans and other matters relating to ERISA and employment matters; (m) certain labor matters and compliance with applicable laws; (n) possession of required licenses and permits; (o) brokers' fees and expenses; (p) ownership of or rights to use intellectual property of the Company or its subsidiaries; (q) the stockholder vote necessary to approve and adopt the Merger Agreement and the Mergers; and
(r) compliance with environmental laws.

     The Merger Agreement also contains customary representations and warranties of MergerSub relating to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (c) the need for only specified governmental authorization; (d) the ability of MergerSub to execute, deliver and perform the Merger Agreement and to consummate the contemplated transactions without violating or conflicting with certain laws and agreements; (e) the accuracy of information supplied by MergerSub in connection with this Proxy Statement/Prospectus and accuracy of each document required to be filed by MergerSub with the Commission in connection with the Mergers; (f) brokers' fees and expenses; (g) financing commitments in connection with the Mergers; (h) MergerSub's capital structure; and (i) MergerSub's belief as to the availability of the Merger Financing, as to the solvency of the Surviving Corporation after consummation of the transactions contemplated by the Merger Agreement and as to the availability of recapitalization accounting treatment for the Merger.

CERTAIN PRE-CLOSING COVENANTS

          Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, without the prior written consent of MergerSub (which shall not be unreasonably withheld), the Board of Directors will not approve or authorize any action that would allow the Company and its subsidiaries to carry on their respective businesses other than in the ordinary course of business and consistent with past practice or any action that would prevent the Company and its subsidiaries from using their reasonable best efforts to (a) preserve intact their present business organization, (b) maintain in effect all material licenses and permits, (c) keep available the services of their respective key officers and key employees and (d) maintain satisfactory relationships with their material customers, lenders, suppliers and others having material business relationships with them. Without limiting the generality of the foregoing, except as otherwise contemplated by the Merger Agreement, without the prior written consent of MergerSub (which cannot be unreasonably withheld), prior to the Effective Time, the Board of Directors will not, nor will it authorize or direct the Company or any subsidiary to, among other things:
(i) adopt any change in its certificate of incorporation or bylaws; (ii) except pursuant to existing agreements or arrangements (A) acquire any material business organization, or dispose of a material subsidiary or a material amount of assets (excluding inventory) or securities; (B) transfer any rights of material value, except in the ordinary course of business, consistent with past practices; (C) modify in any material respect any existing material contract or other document, except in the ordinary course of business, consistent with past practices; (D) except to refund or refinance commercial paper or with respect to borrowings in the ordinary course of business consistent with past practices, incur, assume or prepay any amount of long-term or short-term debt; (E) become liable for the obligations of any other person, except in the ordinary course of business, consistent with past practices; (F) make any loans to, or investments in, any other person, except in the ordinary course of business, consistent with past practices; or purchase any property or assets of any other entity, except in the ordinary course of business, consistent with past practices; (G) enter into any interest rate, currency or other swap or derivative transaction, other than in the ordinary course of business, consistent with past practices, and for bona fide hedging purposes; or (H) except for capital expenditures provided for in the Company's 1998 capital budget, incur any capital expenditure, individually or in the aggregate, in excess of $3,000,000; (iii) split, combine or reclassify any shares of its capital stock, declare or pay any dividend in respect of its capital stock, other than cash dividends by a wholly owned subsidiary of the Company to the Company or to a wholly owned subsidiary or in the case of a joint venture vehicle, pro-rata to all equity holders thereof, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries except pursuant to the Reorganization Merger; (iv) adopt or amend any employee benefit plan or arrangement, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (except for normal actions in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries); (v) revalue in any material respect any of its assets (except as required by law or generally accepted accounting principles);
(vi) pay or satisfy any material claims other than in the ordinary course of business, consistent with past practices; (vii) make any tax election inconsistent with past practices, or settle or compromise any material income tax liability; (viii) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or (ix) agree or commit to do any of the foregoing.

NO SOLICITATION OF TRANSACTIONS

          The Merger Agreement provides that neither the Company nor any of its subsidiaries will (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or of any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal, (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets in order to facilitate or encourage any effort or attempt by any Third Party to do or seek any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing, or (c) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; provided, however, that the foregoing will not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter will not be less favorable to the Company in any material respect than the Confidentiality Agreement and a copy of which will be provided, for informational purposes only, to MergerSub with the name of the other party redacted) concerning the Company to a Third Party who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation with respect to the Mergers and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors has concluded in good faith on the basis of advice from outside counsel that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; provided, further, that (A) the Board of Directors will not take any of the foregoing actions referred to in clauses
(i) through (iv) until after reasonable notice to MergerSub with respect to such action, and (B) if the Board of Directors receives an Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal, then the Company will promptly inform MergerSub of the terms and conditions of such proposal and the identity of the person making it. The Company has agreed in the Merger Agreement to immediately cease, and cause its advisors, agents and other intermediaries to cease, any and all existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information that was furnished by or on behalf of the Company to return or destroy all such information.

          If a Payment Event (as defined in the Merger Agreement) occurs, the Company will pay to MergerSub, within two business days following such Payment Event, a fee of $6,000,000. "Payment Event" means (i) the termination of the Merger Agreement by MergerSub if the Board of Directors withdraws or modifies, in a manner adverse to MergerSub, its approval of this Agreement and the Mergers, (ii) the termination of the Merger Agreement by the Company in contemplation of a merger agreement or a tender or exchange offer or any transaction of the type listed in clause (iv) below, on terms more favorable to the Company's stockholders from a financial point of view than the Merger; (iii) the termination of the Merger Agreement by MergerSub by reason of a breach by the Company of a covenant or warranty or representation but only if the breach in question arises out of the bad faith or willful misconduct of the Company; or (iv) the occurrence of any of the following events, within 12 months of the termination of the Merger Agreement due to a failure to obtain the requisite stockholder approval and adoption of the Mergers, whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $44.50 per Share: the Company is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Shares or the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its subsidiaries, taken as a whole.

EXPENSE REIMBURSEMENT

          Upon (i) the occurrence of a Payment Event or (ii) a termination by MergerSub by reason of a failure to receive requisite stockholder approval of the Merger Agreement and the Mergers or by reason of indebtedness of the Company being in excess of $290 million immediately prior to the Reorganization Merger Effective Time, the Company will reimburse MergerSub and its affiliates, not later than two business days after submission of reasonable documentation thereof, for 100% of their out-of-pocket fees and expenses (including the reasonable fees and expenses of their counsel and fees payable to the financing entities and their respective counsel), not to exceed $5,000,000, actually incurred by any of them or on their behalf, in connection with the Merger Agreement and the transactions contemplated thereby.

RESIGNATIONS OF DIRECTORS

          The Merger Agreement provides that prior to the Effective Time, the Company will deliver to MergerSub evidence satisfactory to MergerSub of the resignation of all directors of the Company and ExistingSub (other than Robert L. Smialek) effective at the Effective Time.

INDEMNIFICATION AND INSURANCE

     Pursuant  to  the  terms  of  the  Merger  Agreement,   the  Surviving
Corporation will cause the Company to , and the company has agreed to, indemnify and hold harmless the present and former officers and directors of the Company or any of its subsidiaries in respect of acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect or as provided under the Company's certificate of incorporation and bylaws as in effect on March 24, 1998. The Merger Agreement further provides that, for a period of six years after the Effective Time, the Surviving Corporation will cause the Company to provide officers' and directors' liability insurance covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on March 24, 1998, provided that in satisfying the aforementioned obligation, the Company will not be obligated to pay premiums in excess of 150% of the amount per annum that the Company paid in its last full fiscal year preceding the Effective Time.

MERGER FINANCING

     Pursuant to the terms of the Merger Agreement, MergerSub must use its reasonable best efforts to obtain and satisfy the conditions of the Merger Financing. In the event that any portion of the Merger Financing becomes unavailable, regardless of the reason therefor, MergerSub must use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

NASDAQ LISTING

     The Surviving Corporation will not take any action, for at least three years after the Effective Time, to cause the Surviving Corporation Shares to be de-listed from, or fail to meet any of the listing standards of, NASDAQ; provided, however, that the Surviving Corporation may cause or permit the Surviving Corporation Shares to be de-listed in connection with a transaction (other than the Merger) which results in the termination of registration of such securities under Section 12 of the Exchange Act, and provided, further, that the foregoing does not require the Surviving
Corporation  to take  any  affirmative  action  to  prevent  the  Surviving
Corporation Shares from being de-listed by NASDAQ if the Surviving Corporation Shares cease to meet the applicable listing standards. For continued listing on NASDAQ, NASDAQ requires, among other things, a listed company to maintain (i) at least 300 round lot holders and (ii) at least 500,000 publicly held shares with a market value of at least $1 million. The number of holders of record of Shares on April 3, 1998 was 753. Following the Mergers, the Company believes that it will have fewer than 500,000 publicly held Shares. Consequently, the Company believes that, following the Mergers, it may be de-listed by NASDAQ. MergerSub has agreed in the Merger Agreement that for at least three years following the
Effective Time, the Surviving Corporation will make available the information required pursuant to Rule 144(c) of the Securities Act.

BANKRUPTCY CLAIMS

     The Surviving Corporation will cause the Company, and the Company has agreed, to honor the provisions of the order discharging the Company from the protection of the United States Federal Bankruptcy Court in 1993, (the "Bankruptcy Order") with respect to the issuance of the 66,682 Shares which, as of April 3, 1998, were issuable or reserved for issuance for payment of unasserted bankruptcy claims against the Company, except that in lieu of issuing any such Shares, payment will be made in cash in an amount equal to $44.50 multiplied by the aggregate number of Shares which otherwise would become issuable pursuant to the terms of the Bankruptcy Order.

COOPERATION AND REASONABLE BEST EFFORTS

          Pursuant  to  the  Merger  Agreement,   and  subject  to  certain
conditions and limitations described therein, MergerSub and the Company have agreed to cooperate with each other and to use their respective reasonable best efforts to take certain specified and other actions, including cooperation in the arrangement of the Merger Financing, so that the transactions contemplated by the Merger Agreement may be consummated.

CONDITIONS TO THE CONSUMMATION OF THE MERGERS

     The respective obligations of the Company and MergerSub to consummate the Mergers are subject to the satisfaction of the following conditions:
(a) the Merger Agreement and the Mergers shall have been approved and adopted by a majority of the outstanding Shares as of the Record Date for the Special Meeting; (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder relating to the Mergers shall have expired or been terminated; (c) no provision of any applicable law or regulation and no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Mergers; provided, however, that the Company and MergerSub will each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated; (d) all consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement and for the Company and its subsidiaries to conduct their business in substantially the manner now conducted shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a material adverse effect on the Company and its subsidiaries after giving effect to the transactions contemplated by the Merger Agreement (including the Merger Financing); and (e) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Commission.

     The obligation of MergerSub to consummate the Merger is further subject to the satisfaction of the following conditions: (a) the Company shall have performed in all material respects all of its obligations required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in the Merger Agreement shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date will be required to be true as of such date only) as if made at and as of such time, and MergerSub shall have received a certificate signed by an executive officer of the Company to that effect; (b) there shall not be pending (x) any action against the Company or any subsidiary by any governmental authority or by any other person, in either case before any court or governmental authority or agency that has a reasonable likelihood of success, (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise relating to the transactions contemplated by the Merger Agreement, (ii) seeking to restrain or prohibit MergerSub's ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel MergerSub to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of MergerSub effectively to control the business or operations of the Company and its subsidiaries, taken as a whole, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by MergerSub on all matters properly presented to the Surviving Corporation's stockholders, or (iv) seeking to require divestiture by MergerSub of any Shares; and no court or governmental body shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the reasonable judgment of MergerSub is likely to result in any of the consequences referred to in the preceding clauses (i) through (iv); (c) the Reorganization Merger shall have occurred as contemplated by the Merger Agreement; (d) the Merger Financing shall have been made available to MergerSub and/or the Company as contemplated in the Merger Agreement; (e) the holders of not more than 6% of the outstanding Shares shall have demanded appraisal of their Shares in accordance with the DGCL; (f) MergerSub shall be reasonably satisfied that the Merger will be recorded as a "recapitalization" for financial reporting purposes; and (g) total indebtedness (long-term and short-term) of the Company and its subsidiaries immediately preceding the Reorganization Merger Effective Time shall not exceed $290,000,000.

          The obligation of the Company to consummate the Reorganization Merger and the obligation of ExistingSub to consummate the Merger are subject to the satisfaction of the following further conditions: (a) MergerSub shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of MergerSub contained in the Merger Agreement and in any certificate or other writing delivered by it pursuant to the Merger Agreement shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time; and the Company shall have received a certificate signed by an executive officer of MergerSub to the foregoing effect; and (b) the Board of Directors shall have received an opinion, addressed and reasonably satisfactory to it, from an independent advisor confirming the belief of MergerSub that, upon the consummation of the transactions contemplated by the Merger Agreement, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) will not have its capital impaired.

TERMINATION

          The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

               (a) by mutual written consent of the Company and MergerSub;

               (b) by either the Company or MergerSub, if the Merger has not been consummated by September 30, 1998, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the Merger Agreement;

               (c) by either the Company or MergerSub, if MergerSub (in the case of termination by the Company), or the Company (in the case of termination by MergerSub) has breached in any material respect any of its obligations under the Merger Agreement or any representation and warranty of MergerSub (in the case of termination by the Company) or the Company (in the case of termination by MergerSub) was incorrect in any material respect when made or at any time prior to the Effective Time (unless such breach or failure to be correct is capable of correction and, in such case, the breaching party promptly effects such correction);

               (d) by either the Company or MergerSub, if there is any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining MergerSub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree becomes final and non-appealable;

               (e) by MergerSub, if the Board of Directors has withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of the Merger Agreement and the Mergers or its recommendation that stockholders of the Company approve and adopt the Merger Agreement and the Mergers, or has approved, recommended or endorsed any proposal for a transaction other than the Mergers (including a tender or exchange offer for Shares) or if the Company has failed to call the Company Stockholders Meeting or failed as promptly as practicable after this Proxy Statement/Prospectus is cleared by the Commission to mail the Proxy Statement/Prospectus to its stockholders or failed to include in such statement the recommendation referred to above;

               (f) by the Company if prior to the Effective Time the Board of Directors has withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of the Merger Agreements and the Mergers or its recommendation that stockholders of the Company approve and adopt the Merger Agreement and the Mergers in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Shares, in either case, as determined by the Board of Directors to be on terms more favorable from a financial point of view to the Company's stockholders than the Mergers; and

               (g) by either the Company or MergerSub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which the Merger Agreement and the Mergers are voted upon, the requisite stockholder approval has not been obtained.

          If the Merger Agreement is terminated, it will become void and of no effect with no liability on the part of any party thereto, except that the agreements relating to payment of fees and expenses and the provisions relating to preservation of confidentiality of the information disclosed by the Company to MergerSub will survive, and except that no termination will relieve any party from liability for breach of any of its respective covenants or agreements contained in the Merger Agreement.

AMENDMENT AND WAIVER

          The Merger Agreement may be amended or waived prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval and adoption of the Merger Agreement and the Mergers by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for ExistingSub Shares,
(ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any ExistingSub Shares.

                 CERTAIN PROVISIONS OF THE VOTING AGREEMENT

          In connection with the Merger Agreement and the transactions contemplated thereby, MergerSub and the Company entered into the Voting Agreement with Water Street covering the Water Street Shares.

          The following summarizes the material provisions of the Voting Agreement, a copy of which appears as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Voting Agreement.

VOTING

          During the period (the "Agreement Period") beginning on March 24, 1998 and ending on the earliest of (i) the Effective Time, (ii) the date that is 90 days after the termination of the Merger Agreement in accordance with Section 9.01(e), 9.01(f) or 9.01(g) thereof and payment in full of all amounts (if any) payable to MergerSub pursuant to Section 5.04 of the Merger Agreement, and (iii) the date of termination of the Merger Agreement for any other reason, Water Street has agreed to vote the Water Street Shares to approve and adopt the Merger Agreement and the Mergers (provided that Water Street will not be required to vote in favor of the Merger Agreement or the Mergers if the Merger Agreement has, without the written consent of Water Street, been amended in any manner that is material and adverse to Water Street) and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held and completed (including any adjournment thereof) prior to the termination of the Agreement Period.

     If at any time (i) there is a tender or exchange offer (an "Offer") commenced by any person to purchase Shares and (ii) the Merger Agreement has been terminated pursuant to Section 9.01(e), 9.01(f) or 9.01(g) thereof, then Water Street will have the right to validly tender any or all of the Water Street Shares into the Offer three business days (the "Tender Day") prior to any scheduled expiration of such Offer. Any such tender or sale pursuant thereto will not be a breach of the provisions of the Voting Agreement and the Agreement Period will be deemed to end upon consummation of such Offer. In addition, nothing in the Voting Agreement precludes Water Street from making, during the Agreement Period, any election with respect to the form of consideration in respect of an Acquisition Proposal (as defined in the Merger Agreement). Water Street must notify MergerSub of such election, and MergerSub will have the nonassignable option to purchase all (but not less than all) of the Water Street Shares at a price of $44.50 per share in cash.

     Water Street has agreed that, during the Agreement Period, it will not vote the Water Street Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters in connection therewith, or any corporate action the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

NO SOLICITATION

     Water Street has agreed that, during the Agreement Period, it will not
(i) take any action to solicit or facilitate  any  Acquisition  Proposal or
(ii) engage in negotiations or discussions with, or furnish any nonpublic information relating to the Company to, or otherwise assist, facilitate or encourage, any third party that Water Street believes may be considering making, or has made, an Acquisition Proposal. Water Street will promptly notify MergerSub after receipt of any Acquisition Proposal or any indication from any third party that it is considering making an Acquisition thereof Proposal and will keep MergerSub fully informed of the status and details thereof. The Voting Agreement will not limit actions taken, or require actions to be taken, (i) by any party related to Water Street who is, or one or more of whose affiliates, directors, partners, officers or employees is, a director or officer of the Company that are required or restricted by such director's fiduciary duties or such officer's employment duties, or permitted by the Merger Agreement, and that, in each case, are undertaken solely in such person's capacity as a director or officer of the Company and, in the case of an officer of the Company, as directed by the Board of Directors or (ii) by an affiliate of Water Street, in such affiliate's capacity as investment banker, investment broker or financial advisor to the Company, to the extent such affiliate performs such actions at the request of the Board of Directors in connection with the exercise by the Board of Directors of its fiduciary obligations under applicable law consistent with the Company's rights and obligations under the Merger Agreement.

APPRAISAL RIGHTS

     Water Street has agreed not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares owned by Water Street. Furthermore, as Water Street has agreed to vote in favor of the Merger Agreement and the Mergers, Water Street will not be entitled under the DGCL to demand appraisal of any Shares owned by it with respect to the Reorganization Merger upon such a vote. See "Summary
- Voting Agreement."

TRANSFER RESTRICTIONS

          Water Street has agreed, pursuant to the Voting Agreement, that it will not sell, transfer, assign, encumber or otherwise dispose of any of the Water Street Shares  (whether to an affiliate or  otherwise)  until the
expiration   of  the   Agreement   Period,   other  than  pursuant  to  the
Reorganization Merger or pursuant to the terms of the Voting Agreement.

                    DESCRIPTION OF COMPANY CAPITAL STOCK

GENERAL

          The Company is authorized by its Certificate of Incorporation, as amended, to issue an aggregate of 15,000,000 Shares. The following is a summary of certain of the rights and privileges pertaining to the Shares. For a full description of the Company's capital stock, reference is made to the Company's Certificate of Incorporation, as amended, currently in effect, a copy of which is on file with the Commission.

SHARES

          Voting Rights. The holders of Shares are entitled to one vote per Share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the Shares can, if they choose to do so, elect the entire Board of Directors.

          Dividend Rights. Holders of Shares are entitled to share equally, in all dividends declared on Shares, whether payable in cash, property or securities of the Company.

          Liquidation Rights; Other Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Shares are entitled to share equally, in the assets available for distribution. Holders of Shares have no conversion, redemption or preemptive rights.

CAPITAL STOCK OF THE SURVIVING CORPORATION FOLLOWING THE MERGER

          Shares. If the Mergers are approved by the requisite vote of stockholders at the Special Meeting, at the Effective Time the Certificate of Incorporation of the Company, as amended, will be amended and restated as set forth as Exhibit A to the Merger Agreement, which is included as Annex A attached hereto, and, as so amended and restated, unless and until thereafter further amended, will be the certificate of incorporation of the Surviving Corporation following the Merger. Immediately following the Effective Time, (assuming no stockholders validly exercise appraisal rights) there will be [ ] Surviving Corporation Shares issued and outstanding, of which 1,235,955 Surviving Corporation Shares will be owned by DLJMB Funds and the balance will be owned by persons who are stockholders of the Company immediately prior to the Reorganization Merger Effective Time.

          Water Street Registration Rights. Pursuant to the Registration Rights Agreement, ExistingSub and MergerSub have agreed, among other things, to grant Water Street the Demand Registration and the Piggyback Registration rights, upon the terms and subject to the conditions contained therein. See "Resale of Shares Following the Merger."

          Warrants. Each warrant to purchase Surviving Corporation Shares (collectively, the "Warrants") will entitle the holder thereof to purchase one Surviving Corporation Share at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The Warrants will be exercisable at any time prior to 5:00 p.m., New York City time, on [ ], 2010. The exercise of the Warrants also will be subject to applicable federal and state securities laws.

          The  DLJMB  Funds  will  be  entitled  to  request   four  demand
registrations with respect to the Warrants and the Surviving Corporation Shares owned by them, which demand registration rights will be immediately exercisable subject to customary deferral and cutback provisions. In addition, the holders of the Warrants will also be entitled to unlimited piggyback registration rights with respect to any registration of Warrants or Surviving Corporation Shares subject to customary cutback provisions. The Company will bear the costs and expenses of registration, including the costs and expenses of one counsel for the investors, and will provide customary indemnities in connection therewith. If the Warrants are sold in connection with a registered sale or a sale under Rule 144A of the Securities Act of the Discount Notes, the Company will file a shelf registration statement covering the Surviving Corporation Shares underlying such Warrants. The Company will use its reasonable best efforts to assist the holders of the Warrants in the sale of any Warrants made pursuant to their registration rights set forth above.

          Transfer Agent and Registrar. The transfer agent and registrar for the Surviving Corporation Shares following the Merger will be National City Bank.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     The Company is a Delaware corporation subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions, such as transactions done with the approval of the Board of Directors or of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The Board of Directors, in approving the Merger Agreement and the Mergers, rendered the two-thirds stockholders vote provided for by Section 203 of the DGCL inapplicable to the Mergers.


         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The Pro Forma Financial Data are based upon historical consolidated financial statements of the Company as adjusted to give effect to the Mergers, including the Merger Financing and application of the proceeds thereof. In addition, the 1997 operating results have been adjusted to give effect to the 1997 Transactions. A summary of these adjustments follows:

     The Reorganization Merger will be accounted for as a reorganization of entities under common control, which will have no impact on the historical basis of the assets or liabilities of ExistingSub or the Company. The Merger is accounted for as a recapitalization and will have no impact on the historical basis of the assets or liabilities of ExistingSub or the Company.

The Mergers Include The Following Transactions:

 .    The issuance of up to $110.0  million of Discount  Notes by MergerSub,
     and  new   borrowings   under  the   Company's   Credit   Facility  of
     approximately $37.9 million.

 .    The  initial  capitalization  of  MergerSub  through  the  issuance of
     1,235,955 shares of common stock and warrants to purchase 111,347 shares of common stock for aggregate consideration of $55.0 million.

 .    Payment  of  the  Merger  Consideration  for  each  Share  outstanding immediately prior to the Mergers (4,120,128 Shares based on the number of Shares outstanding as of April 3, 1998 and assuming no stockholders validly perfect appraisal rights) consisting of $42.98 in cash and
     0.03419 of a Surviving Corporation Share.

 .    Payment  of fees and  expenses  associated  with the  issuance  of the
     Discount Notes, the waiver of certain events of default under the Credit Facility, and the Mergers.

 .    Vesting of all  outstanding  Options  and  payment of the Option  Cash
     Proceeds and payments pursuant to employment related agreements.

 .    Payment of a $17.7 million dividend from the Company to ExistingSub to fund a portion of the Merger Consideration.

The 1997 Transactions consist of the following:

 .    Divestiture - On March 5, 1997, the Company  completed the sale of its
     Rolodex Business for net cash proceeds of approximately $112 million.

     . Refinancing - The Company entered into the Credit Facility as of July 3, 1997 that among other things, provides for (i) a $200 million revolving Credit Facility, (ii) a $50 million sublimit for commercial and standby letters of credit and (iii) a $50 million sublimit for advances in selected foreign currencies.

 .    The issuance of  Subordinated  Notes - On August 12, 1997, the Company
     issued $150 million  aggregate  principal  amount of the  Subordinated
     Notes.

 .    Share  Repurchase - On July 10, 1997, the Company,  using the proceeds of its sale of the Rolodex Business, purchased an aggregate of 2,857,142 Shares for $109,999,967. On August 12, 1997, the Company
     completed a tender offer pursuant to which it purchased an additional 2,857,142 Shares for $109,999,967. Such purchase of Shares was paid for with proceeds received through the issuance by the Company of the Subordinated Notes.

          The unaudited pro forma condensed consolidated balance sheet data as of December 31, 1997 have been prepared as if the Mergers occurred on that date. The unaudited pro forma condensed consolidated income statements have been prepared as if the Mergers and the 1997 Transactions all occurred on January 1, 1997. The nonrecurring transactions directly related to the aforementioned transactions are excluded from the unaudited pro forma condensed consolidated income statements. The Pro Forma Financial Data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.


                                                                INSILCO CORPORATION AND SUBSIDIARIES

                                                      Unaudited Pro Forma Condensed Consolidated Balance Sheets
                                                                       As of December 31, 1997
                                                                           (In thousands)

                                                                    Operating Company                      Holdings
                                                           -----------------------------------   ----------------------------------
                                                             Merger                                Merger             Consolidated
                                           Historical      Adjustments             Pro Forma     Adjustments             Pro Forma
                                        ---------------    -----------           -------------   -----------           ------------
               Assets

Current assets:
   Cash and cash equivalents                $    10,651            --  (1)            10,651             --  (1)           10,651
   Trade receivables, net                        67,209                               67,209                               67,209
   Other receivables                              3,477                                3,477                                3,477
   Inventories                                   60,718                               60,718                               60,718
   Deferred tax asset                               277                                  277                                  277
   Prepaid expenses and other                     2,716                                2,716                                2,716
                                            -------------------------------------------------------------------------------------
         Total current assets                   145,048                              145,048                              145,048
                                            -------------------------------------------------------------------------------------
Property, plant and equipment, net              113,971                              113,971                              113,971
Deferred tax asset                                1,054         2,038  (4)(7)          3,092            165  (4)(7)         3,257
Other assets                                     42,600           600  (2)            43,200          4,550  (2)           47,750
                                            -------------------------------------------------------------------------------------
         Total assets                       $   302,673         2,638                305,311          4,715               310,026
                                            -------------------------------------------------------------------------------------
Liabilities and Stockholders' Deficit

Current liabilities:

   Current portion of long-term debt        $     1,684                                1,684                                1,684
   Accounts payable                              39,757                               39,757                               39,757
   Customer deposits                             20,346                               20,346                               20,346
   Accrued expenses and others                   43,753        (3,191) (4)(7)         40,562           (220) (4)(7)        40,342
                                            -------------------------------------------------------------------------------------
         Total current liabilities              105,540        (3,191)               102,349           (220)              102,129
                                            -------------------------------------------------------------------------------------
Long-term debt                                  256,059        37,921  (1)(3)        293,980        110,000  (1)(3)       403,980
Other long-term obligations                      43,402                               43,402             --                43,402
                                            -------------------------------------------------------------------------------------
         Total liabilities                      405,001        34,730                439,731        109,780               549,511

Stockholders' deficit                          (102,328)      (16,903) (1)(4)                          (715) (1)(4)

                                                                2,544  (1)(9)                            (177,083) (1)(5)

                                                                                                     55,000  (1)(6)
                                                              (17,733) (1)(8)       (134,420)        17,733  (1)(8)      (239,485)
                                            -------------------------------------------------------------------------------------
         Total liabilities and
            stockholders' deficit           $   302,673         2,638                305,311          4,715               310,026
                                            =====================================================================================




The Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheets follow:

(1) The sources and uses of cash required to consummate the Mergers as of December 31, 1997 follow (amounts in thousands):

                                                       Operating
                                                        Company          Holdings        Consolidated
                                                       ---------         --------        ------------
          Sources:
           Revolving credit facility                 $   37,921                --           37,921
           Option exercise proceeds                       2,544                --            2,544
           Discount notes                                    --           110,000          110,000
           Dividend from Operating Company                   --            17,733               --
           Common stock and warrants purchased               --            55,000           55,000
                                                     ----------         ---------        ---------
                                                     $   40,465           182,733          205,465
                                                     ==========         =========        =========
          Uses:
            Cash merger consideration                $       --           177,083          177,083
            Estimated fees and expenses                  22,732             5,650           28,382
            Dividend to Holdings                         17,733                --               --
                                                     ----------         ---------        ---------
                                                     $   40,465           182,733          205,465
                                                     ==========         =========        =========

(2) To record the estimated costs and expenses associated with issuing the Discount Notes and borrowing on the Credit Facility, which will be capitalized as debt issuance costs and amortized using the effective interest method over the life of the respective financial instruments, as follows (amounts in thousands):

                                                       Operating
                                                        Company          Holdings        Consolidated
                                                       ---------         --------        ------------

          Commitment fees and underwriting discounts $      500             3,850            4,350
          Professional fees                                 100               500              600
          Miscellaneous fees and expenses                    --               200              200
                                                     ----------         ---------        ---------
                                                     $      600             4,550            5,150
                                                     ==========         =========        =========

(3) To record the issuance and sale of $110.0 million of the Discount Notes by MergerSub and $37.9 million of additional borrowings by the Company under its Credit Facility.

(4) To record the estimated fees and expenses, net of the estimated tax benefits, which will be expensed upon consummation of the transactions (the remainder of the fees and expenses are capitalized - see Note 2) as follows (amounts in thousands):

                                                       Operating
                                                        Company          Holdings        Consolidated
                                                       ---------         --------        ------------

          Compensation Expenses:
            Buyout of existing options               $    9,232                --             9,232
            Other                                         2,600                --             2,600
          Backstop and bridge facility commitments        1,750             1,100             2,850
          Professional fees                               8,200                --             8,200
          Other                                             350                --               350
                                                     ----------         ---------        ----------
              Total                                      22,132             1,100            23,232
            Less tax benefit                             (5,229)             (385)           (5,614)
                                                     ----------         ---------        ----------
              Net expenses                           $   16,903               715            17,618
                                                     ==========         =========        ==========


(5) To record the cash portion of the Merger Consideration of $42.98 per share for all outstanding Shares (other than Shares with respect to which appraisal rights are validly perfected) (based on 4,120,128 shares).

(6) To record the sale of 1,235,955 shares of MergerSub Common Stock and Warrants to acquire 111,347 shares of MergerSub Common Stock at an exercise price of not less than $0.01 per share.

(7)       To record the tax benefit associated with the fees and expenses.

(8)       To record a dividend from the Company to ExistingSub.

(9) To record cash proceeds and corresponding debt reduction from the assumed exercise of options as of December 31, 1997 which occurred between January 1, 1998 and April 3, 1998.



                                                     INSILCO CORPORATION AND SUBSIDIARIES

                                        Unaudited Pro Forma Condensed Consolidated Income Statements
                                                       Year Ended December 31, 1997
                                                   (in thousands, except per share data)

                                                                              Operating Company              Holdings
                                                                           -----------------------   ---------------------------
                                            1997                       Merger                        Merger       Consolidated
                           Historical    Transactions    Subtotal     Adjustments   Pro Forma     Adjustments     Pro Forma
                         ------------- ---------------  -----------  ------------- -----------   -------------- ----------------


Net sales                 $  539,030      (10,797)(1)     528,233                     528,233                       528,233

Cost of goods sold           376,328       (5,483)(1)     370,845                     370,845                       370,845
Depreciation and              18,571         (194)(1)      18,377                      18,377                        18,377
amortization
Selling, general and
  administrative              90,863       (2,954)(1)      87,909                      87,909                        87,909
  expenses                ----------    ---------      ----------   ---------      ----------     ---------      ----------

    Operating income          53,268       (2,166)(1)      51,102        --            51,102            --          51,102

Interest expense:

    Currently payable        (19,326)      (8,634)(2)     (27,960)     (2,654)(3)     (30,614)                      (30,614)
    Accretion                   (204)           -            (204)                       (204)      (12,433)(3)     (12,637)
    Amortization of           (1,032)        (245)(2)      (1,277)       (120)(3)      (1,397)         (312)(3)      (1,709)
    debt issuance costs
Interest income                2,877          955 (1)
                                           (3,086)(2)         746                         746                           746
Gain on sale of Rolodex       95,001      (95,001)(1)          --                          --                            --
Equity in net income of        2,647           --           2,647                       2,647                         2,647
Thermalex

Other income, net                795           (1)(1)         794                         794                           794
                          ----------    ---------      ----------   ---------      ----------     ---------      ----------

    Income before            134,026     (108,178)         25,848      (2,774)         23,074       (12,745)         10,329
    income taxes and
      extraordinary item


Income tax expense           (51,654)      37,680 (1)
                                            4,606 (2)      (9,368)      1,070(4)       (8,298)        4,461(4)       (3,837)
                          ----------    ---------      -----------  ---------      ----------     ---------      ----------

    Income before             82,372      (65,892)         16,480      (1,704)         14,776        (8,284)          6,492
    extraordinary item

Extraordinary item, net         (728)         728 (2)          --         --               --           --               --
                          ----------    ---------      ----------   ---------      ----------     ---------      ----------

    Net income            $   81,644      (65,164)         16,480      (1,704)         14,776        (8,284)          6,492
                          ==========   ==========     ===========   =========      ==========     =========      ==========

Earnings per common
  share:
    Basic                 $    11.34                         4.15                                                     4.71
    Basic shares               7,200                        3,967                                                     1,377

    Diluted               $    11.12                         4.01                                                     4.36
    Diluted shares             7,345                        4,112                                                     1,488

Other Data:

    EBITDA (5)            $   71,839                       69,479                      69,479                        69,479
    Capital expenditures  $   23,583                       23,590                      23,590                        23,590
    Cash interest         $   19,326                       27,960                      30,614                        30,614


The Notes to the Unaudited Pro Forma Condensed Consolidated Income Statements follow:

(1) To record the effect on sales, costs and expenses assuming that the divestiture of the Rolodex Business had occurred as of the beginning of the period presented.

(2) To record the effect on interest expense and the related income tax effect of (i) the purchase of 2,805,194 shares from Water Street and 51,948 shares from Mr. Smialek at $38.50 per share in cash for an aggregate purchase price of $109,999,967, (ii) the entering into of the Credit Facility and the issuance and sale of $150,000,000 aggregate principal amount of the Subordinated Notes, and (iii) the purchase of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $109,999,967 as if the aforementioned transactions had occurred at the beginning of the period presented.

(3) To record incremental interest expense of: (i) $12.4 million associated with MergerSub's issuance of up to $110.0 million of Discount Notes at an assumed 11% interest rate compounded semi-annually (interest expense would have been approximately $145,000 higher if the interest rate were 1/8% higher); (ii) $2.7 million associated with the Company's $37.9 million of additional borrowings under the Credit Facility at an assumed rate of 7% (interest expense on such additional borrowings would have been approximately $48,000 higher if the interest rate were 1/8% higher);
     (iii) amortization of MergerSub's debt issuance costs totaling $4.6 million over the 10 year note term under the effective interest method; and (iv) amortization of the incremental debt issuance costs associated with the Credit Facility agreement totaling $0.6 million over the remaining 5 year term. A summary of pro forma interest expense follows:

                                                         Operating
                                                         Company          Holdings      Consolidated
                                                         ---------        --------      ------------

       Currently payable:                                                      --
          Bank Credit Agreement                         $  13,612              --             13,612
          Subordinated notes                               15,375              --             15,375
          Other                                             1,627              --              1,627
                                                         --------         -------        -----------
             Subtotal                                      30,614              --             30,614
                                                         --------         -------        -----------
       Accretion:
          Discount debentures                                  --          12,433             12,433
          Other                                                                                  204
                                                         --------         -------        -----------
             Subtotal                                         204          12,433             12,637

       Amortization of debt issuance costs                  1,397             312              1,709
                                                         --------         -------        -----------
             Total                                       $ 32,215          12,755             44,960
                                                         ========         =======        ===========


(4) To record the tax benefit of the transactions at the statutory tax rate of each respective entity.

(5) "EBITDA" represents net income before net interest expense, income taxes, depreciation and amortization, and other income (expense), net. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data is included because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt.


                      MANAGEMENT FOLLOWING THE MERGERS

BOARD OF DIRECTORS

          Thompson Dean, 40, has been the Managing Partner of DLJMB Inc. since November 1996. Prior thereto, Mr. Dean was a Managing Director of DLJMB Inc. (and its predecessor). Mr. Dean serves as a director of Commvault Inc., Von Hoffman Corporation, Manufacturers' Services Limited, Phase Metrics, Inc., and Arcade Holding Corporation.

          Robert L. Smialek, 54, has served as Chairman of the Board, President and Chief Executive Officer of the Company since May 1, 1993. From October 1992 to May 1993, Mr. Smialek served as the President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe plc, a global controls and engineering firm. From September 1990 to October 1992, Mr. Smialek served as President and Chief Operating Officer of Ranco, Inc., a subsidiary of Siebe, Inc. Mr. Smialek is a director of General Cable Corporation and Gleason Corporation.

          William F. Dawson, Jr., 33, has been a Principal of DLJMB Inc. since August 1997. From December 1995 to August 1997, he was a Senior Vice President in DLJ's High Yield Capital Markets Group. Prior thereto, Mr. Dawson was a Vice President in the Leveraged Finance Group within DLJ's Investment Banking Group. Mr. Dawson serves as a director of Von Hoffman Corporation and of Thermadyne Holdings Corporation.

EXECUTIVE OFFICERS

          Pursuant to the Merger Agreement, the officers of the Company at the Effective Time will be the officers of the Surviving Corporation. For additional information regarding the officers of the Company, see "Directors and Executive Officers of the Company."

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth the only persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding Shares on April 3, 1998:

     NAME AND ADDRESS             NUMBER OF SHARES               PERCENTAGE
     OF BENEFICIAL OWNER          BENEFICIALLY OWNED              OF CLASS
     -------------------          ------------------             ----------


Water Street Corporate
Recovery                           1,863,878(1)(2)                   45.2%
Fund I, L.P.
85 Broad Street
New York, NY  10004

Neuberger & Berman, LLC              546,818                         13.3%
605 Third Avenue
New York, NY  10158-3698

------------------------

(1) Represents Shares beneficially owned by Water Street. Goldman Sachs is the general partner of Water Street and thus may be deemed to be the beneficial owner of Shares held by Water Street. GS Group is a general partner of Goldman Sachs and directly owns 334 Shares of Common Stock not included in the amount shown. The address of Goldman Sachs and GS Group is 85 Broad Street, New York NY 10004. Goldman Sachs disclaims beneficial ownership of the Shares held by Water Street except to the extent such ownership corresponds to its interests in Water Street and disclaims beneficial ownership of the Shares held by GS Group. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the Shares held by Water Street to the extent partnership interests in Water Street are held by persons other than GS Group, Goldman Sachs or their affiliates.

(2) Includes an aggregate of 80,000 Shares acquired from the Company by Water Street through Messrs. O'Toole and Volpert upon the exercise of options granted pursuant to the 1993 Director Plan and are held for the benefit of Water Street.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth, as of April 3, 1998, the beneficial ownership of Shares by each officer named in the Summary Compensation Table in the Company's 1997 Form 10-K, each director of the Company and by all directors and executive officers as a group:


                                                  NUMBER OF SHARES                          PERCENTAGE

NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNED                           OF CLASS
------------------------                          ----------------                           --------

James J. Gaffney                                        8,000                                    *
Terence M. O'Toole                                  1,863,878(1)                               45.2%
Thomas E. Petry                                         8,000                                    *
Robert L. Smialek                                     315,066(2)                               7.2%
Barry S. Volpert                                    1,863,878(1)                               45.2%
Robert F. Heffron (3)                                  31,564(4)                                 *
Kenneth H. Koch                                        12,464(5)                                 *
Philip K. Woodlief                                     12,013(6)                                 *
David A. Kauer                                         11,800(7)                                 *
All directors and executive                         2,245,429(8)                               50.9%
  officers as a group (9 persons)

------------------

*         Less than 1%

(1)       The  Shares   listed  for   Messrs.   O'Toole   and  Volpert  are
          beneficially  owned by Water Street or by Goldman Sachs (of which
          Mr. O'Toole and Mr. Volpert are Managing  Directors) or GS Group.
          Messrs. O'Toole and Volpert disclaim beneficial ownership of such
          Shares except to the extent of their indirect  pecuniary interest in such Shares.

(2) Includes 240,000 Shares subject to stock options exercisable within 60 days of April 3, 1998.

(3)       Mr. Heffron's  employment with the Company terminated effective
          February 24, 1998.

(4) Includes 30,664 Shares subject to stock options exercisable within 60 days of April 3, 1998.

(5) Includes 11,164 Shares subject to stock options exercisable within 60 days of April 3, 1998.

(6) Includes 11,512 Shares subject to stock options exercisable within 60 days of April 3, 1998.

(7) Includes 11,000 Shares subject to stock options exercisable within 60 days of April 3, 1998.

(8) Includes 287,484 Shares subject to stock options exercisable within 60 days of April 3, 1998.

                         REGULATORY CONSIDERATIONS

          Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain applicable waiting periods have expired. The Merger is subject to the requirements of the HSR Act.

          Pursuant to the requirements of the HSR Act, the Company and DLJMB filed Notification and Report Forms with respect to the Merger with
the Antitrust Division and the FTC on           ,  1998. The waiting period
applicable to the Merger was terminated on           , 1998.

                MERGERSUB AND DLJ MERCHANT BANKING II, INC.

          MergerSub, a Delaware corporation, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement and the Voting Agreement, respectively. As of the date hereof, all of the outstanding capital stock of MergerSub is owned in the aggregate by the DLJMB Funds, which include DLJMB, a Delaware limited partnership, DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation that is an indirect, wholly-owned subsidiary of DLJ ("Donaldson, Lufkin & Jenrette, Inc."), a Delaware corporation, UK Investment Plan 1997 Partners ("UK Partners"), a Delaware general partnership, DLJ First ESC, L.P. ("DLJ First"), a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P. ("DLJMB-A"), a Delaware limited partnership, DLJ Diversified Partners-A, L.P. ("Diversified-A"), a Delaware limited partnership; DLJ EAB Partners, L.P. ("EAB"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ ESC II, L.P. ("ESC II"), a Delaware limited partnership, and DLJ Millennium Partners-A, L.P. ("Millennium-A"), a Delaware limited partnership.

          The two general partners of DLJMB, DLJMB-A, Millennium and Millennium-A are DLJMB Inc. and DLJ Merchant Banking II, LLC ("DLJMB LLC"). DLJMB Inc. is an indirect, wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. DLJMB Inc. is also the advisory general partner of Offshore and DLJMB LLC is the associate general partner of EAB and Offshore. The two general partners of Diversified and Diversified-A are DLJ Diversified
Partners,  Inc.  ("DLJDP"),  a  Delaware  corporation  and DLJ  Diversified
Associates, LP ("DLJDA"), a Delaware limited partnership. The general partner of DLJDA is DLJDP. DLJDP is an indirect, wholly-owned subsidiary of DLJ. The general partner of DLJ First and ESC II is DLJ LBO Plans Management Corporation, a Delaware corporation and a wholly-owned subsidiary of DLJ. DLJ LBO is also the managing general partner of EAB. The general partners of UK Partners are DLJ and UK Investment Plan 1997, Inc., a wholly-owned subsidiary of DLJ.

          The directors of MergerSub are Messrs. Dean and Dawson. The officers of MergerSub are as of the date hereof: Mr. Dean as President and Treasurer, and Mr. Dawson, as Vice President and Secretary. The principal offices of MergerSub and the DLJMB Funds are located at 277 Park Avenue, New York, New York 10171; telephone number (212) 892-3000. MergerSub has no operations and owns no real properties. There are no pending legal proceedings to which MergerSub is a party or which relate to its property.

          Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of DLJ, is expected to receive a fee of $3.5 million in cash from MergerSub upon consummation of the Merger. In addition, Donaldson, Lufkin & Jenrette Securities Corporation and affiliates are expected to receive customary financing fees in connection with the Merger Financing, which are expected to be approximately $6.7 million.

                      DISSENTING STOCKHOLDERS' RIGHTS

          Because the consideration to be received by holders of Shares in the Reorganization Merger includes cash, stockholders of record will be entitled to appraisal rights in connection with the Reorganization Merger under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262 of the DGCL. Section 262 is reprinted in its entirety as Annex D to this Proxy Statement/Prospectus. The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein may result in the loss of appraisal rights. Stockholders of Record who desire to exercise their appraisal rights must:
(i) hold Shares on the date of making a demand for appraisal; (ii) continuously hold such Shares through the Reorganization Merger Effective Time; (iii) deliver a properly executed written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Reorganization Merger; (iv) not vote in favor of the Reorganization Merger or consent thereto in writing; (v) file any necessary petition in the Delaware Court of Chancery (the "Delaware Court"), as more fully described below, within 120 days after the Reorganization Merger Effective Time; and
(vi) otherwise satisfy all of the conditions described more fully below and in Annex D.

          A record holder of Shares who makes the demand described below with respect to such Shares, who continuously is the record holder of such Shares through the Reorganization Merger Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Reorganization Merger nor consents thereto in writing will be entitled to receive payment of the fair value of his Shares as appraised by the Delaware Court if the Reorganization Merger is consummated. All references in Section 262 and in this summary of appraisal rights to a "stockholder" or "holders of Shares" are to the Stockholder of Record.

          Under Section 262, not less than 20 days prior to the Special Meeting, the Company is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Proxy Statement/Prospectus constitutes notice to such holders that appraisal rights will be available to them in connection with the Reorganization Merger. A holder of record of Shares who desires to exercise his or her appraisal rights must satisfy all of the conditions set forth herein. A written demand for appraisal of any Shares must be filed with the Company before the taking of the vote on the Reorganization Merger. Such written demand must reasonably inform the Company of the identity of the record holder of Shares and of such stockholder's intention to demand appraisal of the Shares held by such stockholder. This written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Reorganization Merger. Voting against, abstaining from voting on, failing to return a proxy with respect to, or failing to vote on the Merger will not constitute a demand for appraisal within Section 262.

          Stockholders of Record who desire to exercise appraisal rights must not vote in favor of the Reorganization Merger or consent thereto in writing. Voting in favor of the Reorganization Merger or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval of the Reorganization Merger), will constitute a waiver of the stockholder's right of appraisal, and will nullify any written demand for appraisal submitted by the stockholder.

          A demand for  appraisal  must be  executed by or on behalf of the
Stockholder of Record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the Shares. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect any appraisal rights. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all such joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Insilco Corporation, 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares owned, and that the stockholder is thereby demanding appraisal of his or her Shares.

          Within ten days after the Reorganization Merger Effective Time, the Company must provide notice of the Reorganization Merger Effective Time to all stockholders who have complied with Section 262. Within 120 days after the Reorganization Merger Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares of all dissenting stockholders. The Company does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such Shares. Accordingly, stockholders who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Reorganization Merger Effective Time, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

          If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares owned by such stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger
v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that, "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which are known or which can be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

          Stockholders considering seeking appraisal should recognize that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the consideration to be received if they do not seek appraisal of their Shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares of stock entitled to appraisal.

          Any holder of Shares who has duly demanded appraisal in compliance with Section 262 will not, after the Reorganization Merger Effective Time, be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Reorganization Merger Effective Time.

          At any time within 60 days after the Reorganization Merger Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Reorganization Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Reorganization Merger Effective Time, stockholders' rights to appraisal will cease, and all holders of Shares will be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any holder of Shares who desires such a petition to be filed is advised to file it on a timely basis.

          Failure to take any required step in connection with the exercise of appraisal rights may result in termination of such rights. In view of the complexity of these provisions of the DGCL, stockholders who are considering exercising their rights under Section 262 should consult with their legal advisors.

          Prior to the Reorganization Merger Effective Time, the Board of Directors of the Company, acting on behalf of the Company as sole stockholder of ExistingSub, will act by written consent pursuant to Section 228 of the DGCL to approve the Merger Agreement and the Mergers. Because the Merger will be effected by a vote of the Company as sole stockholder of ExistingSub, holders of ExistingSub Shares do not have any statutory appraisal rights in respect of the Merger.

                           STOCKHOLDER PROPOSALS

          As described in the Company's proxy statement relating to its 1997 Annual Meeting of Stockholders, in order for proposals of stockholders to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders of the Company (if the Merger is not consummated), such proposals must have been received by the Corporate Secretary of the Company by December 31, 1997. No such proposals were received by the Company's Secretary by such date.

                               OTHER MATTERS

          The Board of Directors has no knowledge of any business to be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. Should any such other matters properly come before the Special Meeting or any adjournment thereof, the persons named in the enclosed Proxy will have discretionary authority to vote such Proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the Special Meeting.

                                  EXPERTS

     The Consolidated Financial Statements of Insilco Corporation at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and the related financial statement schedule appearing in this Proxy Statement/Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere which is based partially on the report of other auditors, and are included in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing.

                               LEGAL MATTERS

          The validity of the Surviving Corporation Shares to be retained in connection with the Merger will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.


                                  PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The  Restated  Certificate  of  Incorporation  and  Article  VII,
Section 1 of the By-Laws of the Company authorize indemnification of officers and directors to the full extent permitted under the DGCL.

          The indemnification provided for in the DGCL is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the DGCL.

          Section 145 of the DGCL, as amended, provides in regards to indemnification of directors and officers as follows:

          "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.-- (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests if the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries and an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

          Pursuant to Section 6.02 of the Merger Agreement, the Surviving Corporation has agreed for a period of six years following the Effective Time to (a) provide officers' and directors' liability insurance covering persons covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than current policies, with respect to claims arising prior to the Effective Time, provided that premiums for such insurance not exceed 150% of the amount per annum the Company paid in its last full fiscal year and (b) indemnify the directors and officers of the Company to the fullest extent permitted the Company's charter and bylaws and applicable law.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)                      Exhibits.

                               EXHIBIT INDEX

*2(a)  -  Amended and Restated Plan of Reorganization Jointly Proposed by
          the Debtors and the Official Joint Committee of Unsecured Creditors dated November 23, 1992 (Form T-3, Exhibit T3E-3, file No. 22-23356).
*2(b)  -  Order Confirming Plan of Reorganization and Approving Settlements
          Pursuant to Bankruptcy Rule 9019 dated November 24, 1992 (Form T-3, Exhibit T3E-4, File No. 22-23356).
*2(c)  -  Order on Motion for Order in Aid of Implementation of Plan dated
          March 23, 1993 (Form T-3, Exhibit T3E-5, File No. 22-23356).
*2(d)  -  Order on Debtors' Supplemental Motion for Order in Aid of
          Implementation of Plan dated March 23, 1993 (Form T-3, Exhibit T3E-6, File No. 22-23356).
*2(e)  -  Notice of (1) Order Confirming Plan of Reorganization, (2)
          Effective Date and (3) Administrative Claims Bar Date dated April 1, 1993 (Form 10, Exhibit 2(e), File No. 0-22098).
*2(f)  -  Order on Motion for Order in Aid of Implementation of Plan dated
          September 14, 1993 (Form 10/A, Amendment No. 2 to Form 10,
          Exhibit 2(f), File No. 0-22098).
*2(g)  -  Share Purchase Agreement, dated as of June 28, 1996, between the
          Company's subsidiary, GUVAB Gesellschaft fur
          Unternehmensbeteililgungen und Vermogensverwaltung im aluminiumverarbeitenden Bereich mbH ("GUVAB"), and Lingemann
          (Form 8-K dated July 10, 1996, File No. 0-22098).**
*2(h)  -  Asset Purchase Agreement, dated as of July 1, 1996, among the
          Company's subsidiary, HHI Acquisition Corp., Lingemann, and Helima-Helvetion International, Inc. (Form 8-K dated July 10, 1996, File No. 0-22098).**
*2(i)  -  Stock Purchase Agreement, dated as of September 3, 1996, between the Company's subsidiary and Esselte Corporation (Form 8-K dated September 6, 1996, File No. 0-22098).**
*2(j)  -  Asset Purchase Agreement, dated as of October 4, 1996, between the Company and Franklin Electronic Publishers, Inc. and List of Omitted Schedules (Form 8-K dated October 4, 1996, File No. 0-22098).**
*2(k)  -  Asset Purchase Agreement, dated as of February 12, 1997, between the Company and Newell Co. (Form 8-K dated March 5, 1997, File
          No. 0-22098).**
*3(a)  -  Amended and Restated Certificate of Incorporation of the Company
          (Form 10, Exhibit 3(a), File No. 0-22098).
*3(b)  -  Amended and Restated Bylaws of the Company (Form 10, Exhibit
          3(b), File No. 0-22098).
*4(a)  -  Settlement Agreement and Stipulated Order by and between the
          Company, certain subsidiaries of the Registrant, The Valspar Corporation and the United States of America by order of the United States District Court for the Western District of Texas, San Antonio Division, dated January 19, 1993 (Form 10, Exhibit 4(h), File No. 0-22098).
*4(b)  -  Stipulation regarding Settlement Agreement and Stipulated Order amending Exhibit 4(h) (Form 10, Exhibit 4(i), File No. 0-22098). *4(c) - Credit Agreement, dated as of October 21, 1994, among the
          Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form S-8 Registrations Statement, as amended, Exhibit 4(o), File No. 33-86938).**
*4(d)  -  First Amendment to Credit Agreement, dated as of November 21,
          1994, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form S-8 Registration Statement, as
          amended, Exhibit 4(p), File No. 33-86938).**
*4(e)  -  Second Amendment to Credit Agreement, dated as of March 8, 1995, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as Administrative Agent; (Form 10-K for the year ended December 31, 1994, Exhibit 4(f), File No. 0-22098).**
*4(f)  -  Third Amendment to Credit Agreement, dated as of July 18, 1995, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form 10-Q for the quarter ended June 30, 1995, Exhibit 4(g), File No. 0-22098).**
*4(g)  -  Fourth Amendment to Credit Agreement, dated as of June 21, 1996, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form 8-K dated July 10, 1006, File No. 0-22098).
*4(h)  -  Fifth Amendment to Credit Agreement, dated as of March 3, 1997, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form 10-K to the year ended December 31, 1996, Exhibit 4(h), File No. 0-22098)
*4(i)  -  Amended and Restated Credit Agreement, dated July 3, 1997
          (Schedule 13E-4, Exhibit (b)(1), dated July 11, 1997).
*4(j)  -  Indenture, dated as of August 12, 1997 between the Company and the Trustee (Form S-4 Registration Statement, dated October 15, 1997, Exhibit 4(j), File No. 333-36523).
*4(k)  -  Form of New Note (Form S-4 Registration Statement, dated October
          15, 1997, as amended, File No. 333-36523).
*4(l)  -  Purchase Agreement, dated as of August 7, 1997, among the Company and Goldman, Sachs & Co., McDonald & Company Securities, Inc. and Citicorp Securities Inc. (the "Initial Purchasers") (Form S-4 Registration Statement, dated October 15, 1997, Exhibit 4(l),
          File No. 333-36523).
*4(m)  -  Exchange and Registration Rights Agreement, dated as of August
          12, 1997, between the Company and the Initial Purchasers (Form
          S-4 Registration Statement, dated October 15, 1997, Exhibit 4(m), File No. 333-36523).
 5     -  Opinion of Lazard Freres & Co. LLC (attached hereto as Annex B).
*10(a) - The Company's 1993 Long-Term Incentive Plan (Form 10, Exhibit 10(j), File No. 0-22098).
*10(b) - Supplemental Terms and Conditions Applicable to December 1993 Option Awards Under the Company 1993 Long-Term Incentive Plan (Form S-8 Registration Statement, as amended, Exhibit 4(b), File No. 33-86938).
*10(c) - Employment Agreement dated as of May 1, 1993 between the Company and Robert L. Smialek, as amended and restated (Form 10/A, Amendment No. 1 to Form 10, Exhibit 10(k), File No. 0-22098).
*10(d) - Form of Indemnification Agreement adopted by the Company as of July 30, 1990, entered into between the Registrant and certain of its officers and directors individually, together with a schedule identifying the other documents omitted and the material details in which such documents differ (Form 10, Exhibit 10(n), File No. 0-22098).
*10(e) -  The Company's 1993 Nonemployee Director Stock Incentive Plan
          (Form 10/A, Amendment No. 1 to Form 10, Exhibit 10(p), File No. 0-22098).
*10(f) - Value Appreciation Agreement as of December 1996, entered into between the Registrant and the following officers: David M. Aronowitz, Robert F. Heffron, Les G. Jacobs, David A. Kauer, Kenneth H. Koch and Philip K. Woodlief (Form 10-K for the year ended December 31, 1996, Exhibit 10(g), File No. 0-22098).
*10(g) - Form for Income Protection Agreement adopted by the Company as of December 1996, entered into between the Registrant and the officers identified in Exhibit 10(g) (Form 10-K for the year dated December 31, 1996, Exhibit 10(h), File No. 0-22098).
*10(h) - Stock Purchase Agreement by and between the Company and Water Street Corporate Recovery Fund I, L.P., dated July 10, 1997 (Schedule 13E-4, Exhibit (c)(2), filed July 11, 1997).
*10(i) - Stock Purchase Agreement by and between the Company and Robert L. Smialek, dated July 10, 1997 (Schedule 13E-4, Exhibit (c)(1), filed July 11, 1997).
*10(j) - Amendment, dated August 11, 1997, Stock Purchase Agreement by and between the Company and Water Street Corporate Recovery Fund I, L.P., dated July 10, 1997 (Form S-4 Registration Statement, dated October 15, 1997, Exhibit 4(k), File No. 333-36523).
*10(k) - First Amendment to the Insilco Corporation 1993 Long-Term Incentive Plan dated November 26, 1996 (Form 10-K/A, filed April 13, 1998).
*10(l) - Extension Agreement between the Company and Robert L. Smialek dated May 1, 1996 (Form 10-K/A, filed April 13, 1998).
*10(m) - Second Extension Agreement between the Company and Robert L. Smialek dated September 25, 1997 (Form 10-K/A, filed April 13,
          1998).
10(n)  -  Agreement and Plan of Merger, dated as of March 24, 1998, among the Company, INR Holding Co., and Silkworm Acquisition
          Corporation (attached hereto as Annex A).
10(o)  -  Voting Agreement, dated as of March 24, 1998, among Silkworm
          Acquisition Corporation, the Company and Water Street Corporate Recovery Fund I, L.P. (attached hereto as Annex C).
10(p)  -  Amendment dated April [ ], 1998 to Value Appreciation Agreement between the Company and the following officers: David M. Aronowitz, Robert F. Heffron, Les G. Jacobs, David A. Kauer, Kenneth H. Koch and Philip K. Woodlief (to be filed by amendment).
*21    -  Subsidiaries of the Registrant (Form 10-Q for the quarter ended
          September 30, 1996, File No. 0-22098).
23(a)  -  Consent of KPMG Peat Marwick LLP.
23(b)  -  Consent of Lazard Freres & Co. LLC.
24(a) - Power of Attorney of officers and directors of the Registrant appearing on the signature page hereof.

*Incorporated by reference, as indicated.

**The Registrant agrees to furnish to the Securities and Exchange
Commission upon request copies of any omitted schedule or exhibit to Exhibits 2(g), (h), (i), (j), and (k) and 4(c), 4(d), 4(e), and 4(f).

       (b)                          Financial Statement Schedules.

       Report of Independent Auditors on Financial Statement Schedule...... S-1
       Schedule II - Valuation and qualifying Accounts..................... S-2

         All supporting schedules other than the above have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the rules thereto.

ITEM 22.  UNDERTAKINGS.

          (a)       The undersigned registrant hereby undertakes:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW YORK, NEW YORK ON THE 28TH DAY OF APRIL, 1998.

                                             INSILCO CORPORATION

                                             By:/s/ Kenneth H. Koch
                                                -----------------------
                                                 Name:  Kenneth H. Koch
                                                 Title: Vice President and
                                                          General Counsel

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE FIRST ABOVE WRITTEN:

           SIGNATURE                      TITLE                       DATE
-----------------------  --------------------------------  -------------------


          *
-----------------------
Robert L. Smialek        Chairman of the Board,           April 28, 1998
                           President and Chief
                           Executive Officer
          *
-----------------------
Philip K. Woodlief       Vice President and               April 28, 1998
                           Corporate Controller

          *
-----------------------
James J. Gaffney         Director                         April 28, 1998


          *
-----------------------
Terence M. O'Toole       Director                         April 28, 1998


          *
-----------------------
Thomas E. Petry          Director                         April 28, 1998


          *
-----------------------
Barry S. Volpert         Director                         April 28, 1998




*By:  /s/ Kenneth H. Koch
-------------------------
    Kenneth H. Koch
    Attorney-in-Fact



                                                            Annex A
                                                            -------



                        AGREEMENT AND PLAN OF MERGER

                                dated as of


                               March 24, 1998


                                   among


                            INSILCO CORPORATION,


                              INR HOLDING CO.


                                    and


                      SILKWORM ACQUISITION CORPORATION


                             TABLE OF CONTENTS


                                                                           PAGE


                                 ARTICLE 1
                                 THE MERGER

   Section 1.01        The Reorganization Merger...............................1
   Section 1.02        The Merger..............................................3
   Section 1.03.       Surrender and Payment...................................5
   Section 1.04.       Dissenting Shares.......................................7
   Section 1.05.       Stock Options...........................................7
   Section 1.06.       Fractional Shares.......................................8

                                 ARTICLE 2
                         THE SURVIVING CORPORATION

   Section 2.01.       Certificate of Incorporation............................8
   Section 2.02.       Bylaws .................................................8
   Section 2.03.       Directors and Officers..................................8

                                 ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Section 3.01.       Corporate Existence and Power...........................9
   Section 3.02.       Corporate Authorization.................................9
   Section 3.03.       Governmental Authorization..............................9
   Section 3.04.       Non-Contravention......................................10
   Section 3.05.       Capitalization.........................................10
   Section 3.06.       Subsidiaries...........................................11
   Section 3.07.       SEC Filings............................................12
   Section 3.08.       Financial Statements...................................12
   Section 3.09.       Disclosure Documents...................................13
   Section 3.10.       Absence of Certain Changes.............................14
   Section 3.11.       No Undisclosed Material Liabilities....................14
   Section 3.12.       Litigation.............................................15
   Section 3.13.       Taxes .................................................15
   Section 3.14.       ERISA .................................................16
   Section 3.15.       Labor Matters..........................................19
   Section 3.16.       Compliance with Laws and Court Orders..................19
   Section 3.17.       Licenses and Permits...................................19
   Section 3.18.       Intellectual Property..................................19
   Section 3.19        Finders' Fees..........................................20
   Section 3.20.       Required Votes.........................................20
   Section 3.21.       Environmental Matters..................................20
   Section 3.22.       Disclaimer.............................................22

                                 ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF MERGERSUB

   Section 4.01.       Corporate Existence and Power..........................22
   Section 4.02.       Corporate Authorization................................22
   Section 4.03.       Governmental Authorization.............................22
   Section 4.04.       Non-Contravention......................................23
   Section 4.05.       Disclosure Documents...................................23
   Section 4.06.       Finders' Fees..........................................24
   Section 4.07.       Financing..............................................24
   Section 4.08.       Capitalization.........................................25

                                 ARTICLE 5
                          COVENANTS OF THE COMPANY

   Section 5.01.       Conduct of the Company.................................25
   Section 5.02.       Stockholder Meeting; Proxy Material....................27
   Section 5.03.       Access to Information..................................28
   Section 5.04.       Other Offers...........................................28
   Section 5.05.       Resignation of Directors...............................31
   Section 5.06.       Solvency Opinion.......................................31
   Section 5.07.       Transfers by Affiliates................................31

                                 ARTICLE 6
                           COVENANTS OF MERGERSUB

   Section 6.01.       Voting of Shares.......................................32
   Section 6.02.       Director and Officer Liability.........................32
   Section 6.03.       Employee Plans and Benefit Arrangements................33
   Section 6.04.       Financing..............................................34
   Section 6.05.       NASDAQ Listing.........................................34

                                 ARTICLE 7
                   COVENANTS OF MERGERSUB AND THE COMPANY

   Section 7.01.       Reasonable Best Efforts................................36
   Section 7.02.       Certain Filings........................................36
   Section 7.03.       Public Announcements...................................37
   Section 7.04.       Further Assurances.....................................37
   Section 7.05.       Reserved Shares........................................37
   Section 7.06.       Notices of Certain Events..............................38

                                 ARTICLE 8
                          CONDITIONS TO THE MERGER

   Section 8.01.       Conditions to the Obligations of Each Party............38
   Section 8.02.       Conditions to the Obligations of MergerSub.............39
   Section 8.03.       Conditions to the Obligations of the Company and
                            ExistingSub.......................................40

                                 ARTICLE 9
                                TERMINATION

   Section 9.01.       Termination............................................41
   Section 9.02.       Effect of Termination..................................42

                                 ARTICLE 10
                               MISCELLANEOUS

   Section 10.01.      Notices ...............................................43
   Section 10.02.      Survival of Representations and Warranties.............44
   Section 10.03.      Amendments; No Waivers.................................44
   Section 10.04.      Expenses ..............................................44
   Section 10.05.      Successors and Assigns.................................44
   Section 10.06.      Governing Law..........................................45
   Section 10.07.      Counterparts; Effectiveness............................45
   Section 10.08.      Third Party Beneficiaries..............................45
   Section 10.09.      Entire Agreement.......................................45


                        AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of March 24, 1998 among Insilco Corporation, a Delaware corporation ("INSILCO" or the "COMPANY"), INR Holding Co., a Delaware corporation ("EXISTINGSUB"), and Silkworm
Acquisition Corporation, a Delaware corporation ("MERGERSUB").

                            W I T N E S S E T H:

     WHEREAS, as of the date of execution of this Agreement, all of the outstanding capital stock of, or other ownership interest in, MergerSub is owned, in the aggregate, by DLJ Merchant Banking Partners II, L.P., and certain of its affiliates;

     WHEREAS, MergerSub is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, Water Street Corporate Recovery Fund I, L.P., holder of 1,783,878 shares of common stock of the Company, enters into a Voting Agreement (the "VOTING AGREEMENT") providing for certain actions relating to such shares;

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers (as defined in Section 1.02) and also to prescribe certain conditions to the Mergers; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                 ARTICLE 1
                                 THE MERGER

     SECTION 1.01. The Reorganization Merger. (a) Prior to the Effective Time (as defined in Section 1.02), Insilco shall cause (i) ExistingSub to form a wholly-owned subsidiary ("REORGSUB") and (ii) ReorgSub to merge with and into Insilco in the manner set forth in this Section 1.01 (the "REORGANIZATION MERGER"), whereupon the separate existence of ReorgSub shall cease, and Insilco shall be the surviving corporation, possessing all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Insilco and ReorgSub, all as provided under the General Corporation Law of the State of Delaware ("DELAWARE LAW"). The parties hereto contemplate that the Reorganization Merger will precede the Merger (as defined in Section 1.02), but that each will occur on the same date.

     (b) The Reorganization Merger shall be effected pursuant to an agreement and plan of merger (the "HOLDING COMPANY MERGER AGREEMENT") in accordance with Delaware Law and in a manner that complies with Section 251(a) of Delaware Law. The certificate of incorporation of Insilco shall be the certificate of incorporation of the corporation surviving the Reorganization Merger.

     (c) Insilco and ReorgSub will file the Holding Company Merger Agreement (or a certificate of merger in lieu thereof) with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Reorganization Merger which shall become effective at such time (the "REORGANIZATION EFFECTIVE TIME") as the Holding Company Merger Agreement (or a certificate of merger in lieu thereof) is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified therein, but in any event prior to the Effective Time.

     (d)  At the Reorganization Effective Time:

         (i) (A) each share of common stock of ReorgSub held by ReorgSub as treasury stock immediately prior to the Reorganization Effective Time shall be canceled, and no payment shall be made with respect thereto; and (B) each share of common stock of ReorgSub outstanding immediately prior to the Reorganization Effective Time shall be converted into and become one share of common stock of the corporation surviving the Reorganization Merger, with the same rights, powers and privileges as the shares so converted;

           (ii) (A) each share of common stock, par value $0.001 per share, of Insilco (the "Shares") held by Insilco as treasury stock (including the Reserved Shares (as defined in Section 3.05)) or owned by ReorgSub immediately prior to the Reorganization Effective Time shall be canceled, and no payment shall be made with respect thereto, and (B) each outstanding option (whether vested or unvested) to acquire Shares granted to employees and directors will be treated as set forth in
     Section 1.05(a); and

           (iii) Except as otherwise provided in Section 1.04 with respect to Shares as to which appraisal rights are exercised, each Share outstanding immediately prior to the Reorganization Effective Time shall be converted into the following (the "REORGANIZATION MERGER CONSIDERATION"):

                  (A) one share of common stock, par value $0.001 per share, of
               ExistingSub (the "EXISTINGSUB SHARES") with the same rights, powers and privileges as the Shares so converted; and

                  (B) the right to receive in cash an amount equal
               to $0.01.

     (e) Except for those stockholders who have exercised appraisal rights with respect to their Shares, the stockholders of record of Insilco immediately prior to the Reorganization Effective Time shall be the stockholders of record of ExistingSub immediately after the Reorganization Effective Time without further action by such stockholders or ExistingSub. After the Reorganization Effective Time, the certificates (the "CERTIFICATES") representing the Shares will continue to represent the ExistingSub Shares.

     (f) For the avoidance of doubt, after the Reorganization Merger, "Insilco" or the "Company" shall mean the corporation surviving the Reorganization Merger.

     Section 1.02. The Merger. (a) Prior to the Reorganization Effective Time, the Company, acting as sole stockholder of ExistingSub, shall pursuant to Section 228 of the Delaware Law, act by written consent to approve this Agreement and the Merger and ExistingSub shall, no more than 20 days prior to the Reorganization Effective Time, give notice to the Company, as its sole stockholder, of the Merger, as required by Section 262(d) of Delaware Law.

     (b) At the Effective Time, MergerSub shall be merged (the "MERGER" and collectively with the Reorganization Merger, the "MERGERS") with and into ExistingSub in accordance with Delaware Law, and in accordance with the terms and conditions hereof, whereupon the separate existence of MergerSub shall cease, and ExistingSub shall be the surviving corporation, which will be named "Insilco Holding Corporation" (the "SURVIVING CORPORATION").

        (c) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, ExistingSub and MergerSub will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

     (d) The Company hereby represents that its Board of Directors (the "BOARD OF DIRECTORS"), at a meeting duly called and held and acting on the unanimous recommendation of the Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the Voting Agreement and the transactions contemplated hereby, including the Mergers, which approval satisfies in full the requirements of Section 203(a)(1) of Delaware Law so as to make Section 203 of Delaware Law inapplicable to the Mergers, and (iii) unanimously resolved to recommend adoption of this Agreement and the Mergers to its stockholders. The Company further represents that Lazard Freres & Co. LLC has delivered to the Board of Directors its oral opinion (to be followed by its written opinion to the same effect) that the Merger Consideration (as defined in Section 1.03) taken as a whole is fair to the holders of the Shares (other than MergerSub and its affiliates) from a financial point of view. The Company has been advised that all of its directors and executive officers intend to vote all of their Shares in favor of adoption of this Agreement and the Mergers.

     (e) At the Effective Time:

          (i) each ExistingSub Share held by ExistingSub as treasury stock or owned by any direct or indirect wholly owned subsidiary of ExistingSub (excluding the Company) or owned by MergerSub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (ii) each share of common stock, par value $0.001 per share, of MergerSub ("MERGERSUB COMMON STOCK") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation ("SURVIVING CORPORATION SHARES") with the same rights, powers and privileges as the MergerSub Common Stock so converted;

          (iii) each outstanding warrant to purchase MergerSub Common Stock ("MERGERSUB WARRANTS") shall be automatically amended to constitute a warrant to acquire one Surviving Corporation Share on the same terms and conditions as the warrants so converted; and

          (iv) each ExistingSub Share outstanding immediately prior to the Effective Time shall be converted into the following (the "EXISTINGSUB MERGER CONSIDERATION"):

                 (A) the right to retain 0.03419 of a Surviving
          Corporation Share, with the same rights, powers and privileges as the ExistingSub Share so converted; and

                 (B) the right to receive in cash an amount equal to $42.97.

     SECTION 1.03. Surrender and Payment. (a) Prior to the mailing of the Company Proxy Statement (as defined in Section 3.09), MergerSub shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging the Certificates for the cash portion of the Reorganization Merger Consideration and the ExistingSub Merger Consideration (the cash portion of the Reorganization Merger Consideration together with the ExistingSub Merger Consideration shall be referred to herein as the "MERGER CONSIDERATION"). The Surviving Corporation will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares and the ExistingSub Shares. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of ExistingSub Shares at the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent).

     (b) Each holder of ExistingSub Shares at the Effective Time will, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such ExistingSub Shares, be entitled to receive the Merger Consideration payable in respect of such ExistingSub Shares and in respect of the Shares which were converted into such ExistingSub Shares. Payment of the cash portion of the Merger Consideration shall, at the request of the holder of the relevant ExistingSub Shares, be made by wire transfer of immediately available funds. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends payable pursuant to Section 1.03(g). No interest will be paid or will accrue on any cash payable as Merger Consideration or any dividends payable pursuant to Section 1.03(g).

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the ExistingSub Shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such ExistingSub Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" or "PERSON" means a(n) individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of ExistingSub Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of ExistingSub Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his ExistingSub Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his ExistingSub Shares. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of ExistingSub Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of ExistingSub Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for ExistingSub Shares that were not issued pursuant to Section 1.01(d)(iii) as a result of the appraisal rights exception thereto shall be returned to the Surviving Corporation, upon demand, after the appraisal rights have been perfected in respect of the related Shares pursuant to Section 1.04 and Delaware Law.

     (g) No dividends or other distributions with respect to Surviving Corporation Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the surrender of such Certificate in accordance with this Article 1. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole Surviving Corporation Shares issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time but on or prior to such surrender and a payment date on or prior to such surrender, paid with respect to such whole Surviving Corporation Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but on or prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Surviving Corporation Shares.

     SECTION 1.04. Dissenting Shares. Shares which are issued and outstanding immediately prior to the Reorganization Effective Time and which are held by a holder who has not voted such Shares in favor of the Mergers, who shall have delivered a written demand for appraisal of such Shares in the manner provided by Delaware Law and who, as of the Reorganization Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("DISSENTING SHARES") shall not be converted into a right to receive the Reorganization Merger Consideration (or, if after the Effective Time, the Merger Consideration). The holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of Delaware Law, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Law, such holder shall forfeit the right to appraisal of such Dissenting Shares and each such Dissenting Share shall be converted into a right to receive the Reorganization Merger Consideration (or, if after the Effective Time, the Merger Consideration) without interest thereon, from the Surviving Corporation as provided in
Section 1.03 hereof. The Company shall give MergerSub prompt notice of any demands received by the Company for appraisal of Shares, and MergerSub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerSub, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 1.05. Stock Options. (a) Immediately prior to the Reorganization Effective Time, each outstanding option (whether vested or unvested) to acquire Shares granted to employees and directors (the "OPTIONS") shall be canceled and, in lieu thereof, immediately prior to the Reorganization Effective Time, the holders of such Options shall receive a cash payment from the Company equal to the product of (i) the total number of Shares previously subject to such Options and (ii) the excess of $44.50 over the exercise price per Share subject to such Options, subject to any required withholding of taxes.

     (b) Prior to the Reorganization Effective Time, the Company shall (i) use its reasonable best efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by Sections 1.01 and 1.05(a). Notwithstanding any other provision of this Section 1.05, payment may be withheld in respect of any Option until any necessary or appropriate consents are obtained.

     SECTION 1.06. Fractional Shares. (a) No certificates or scrip representing fractional Surviving Corporation Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation; and

     (b) Notwithstanding any other provision of this Agreement, each beneficial owner of ExistingSub Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Surviving Corporation Share (after taking into account all ExistingSub Shares delivered by such beneficial owner) shall receive, in lieu thereof, a cash payment (without interest) representing such same fraction of $44.49.


                                 ARTICLE 2
                         THE SURVIVING CORPORATION

     SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of ExistingSub in effect immediately prior to the Effective Time shall be amended in its entirety as of the Effective Time to read as set forth in Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.02. Bylaws. The bylaws of MergerSub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of MergerSub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                 ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules annexed hereto (the "DISCLOSURE SCHEDULE"), the Company represents and warrants to MergerSub that:

     SECTION 3.01. Corporate Existence and Power. The Company and ExistingSub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and have all corporate powers required to carry on their businesses as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to MergerSub true and complete copies of the certificate of incorporation and bylaws of the Company and ExistingSub as currently in effect. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and the Subsidiaries (as defined in Section 3.06) taken as a whole, but excluding (i) any liabilities or reserves that are reflected on, or reserved for in, the 1997 Financial Statements and (ii) any change resulting from general economic conditions.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by the Company and ExistingSub of this Agreement and the consummation by the Company and ExistingSub of the transactions contemplated hereby are within the Company's and ExistingSub's corporate powers and, except for any required approval by the stockholders of the Company, ReorgSub and ExistingSub by majority vote in connection with the consummation of the Mergers, have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of the Company and ExistingSub.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company and ExistingSub of this Agreement and the consummation of the Reorganization Merger by the Company and ExistingSub, and the Merger by ExistingSub, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger or the Holding Company Merger Agreement in connection with the Reorganization Merger and a certificate of merger in connection with the Merger; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"); (d) compliance with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"); (e) compliance with any applicable foreign or state securities or Blue Sky laws; and (f) any actions or filings that if not taken or made would have a Material Adverse Effect.

     SECTION 3.04. Non-Contravention. The execution, delivery and performance by the Company and ExistingSub of this Agreement and the consummation by the Company and ExistingSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, ExistingSub or any Subsidiary, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company, ExistingSub or any Subsidiary or any of their properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company, ExistingSub or any Subsidiary or to a loss of any benefit to which the Company, ExistingSub or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company, ExistingSub or any Subsidiary or any license, franchise, Permit (as defined in Section 3.17) or other similar authorization held by the Company, ExistingSub or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company, ExistingSub or any Subsidiary, except, in the case of clauses (b), (c) and (d), for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of 15,000,000 Shares of which as of March 16, 1998, there were outstanding 4,016,711 Shares and Options to purchase an aggregate of not more than 747,667 Shares (of which Options to purchase an aggregate of 420,266 Shares were exercisable) and 467,680 Shares were held in treasury (and no such treasury stock is issuable or reserved for issuance, other than 66,682 Shares (the "RESERVED SHARES") which are issuable or reserved for issuance pursuant to the order discharging the Company from the protection of the United States Federal Bankruptcy Court in 1993 (the "BANKRUPTCY ORDER")). All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.05 and except for changes since March 16, 1998 resulting from the exercise of Options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.06. Subsidiaries. (a) Each Significant Subsidiary (as defined in Regulation S-X under the Exchange Act) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be existing in good standing or so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries.

     (b) Except for Liens, limitations and restrictions arising under the Amended and Restated Credit Agreement dated as of July 3, 1997 among the Company and Insilco Deutschland Gmbh, as borrowers, various lenders and issuing banks, The First National Bank of Chicago and Goldman Sachs Credit Partners L.P., as syndication agents and Citicorp USA, Inc. as administrative agent, and any related security arrangements, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except any that arise under applicable securities laws or that are permitted by such credit agreement. All such capital stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     (c) ExistingSub was incorporated in Delaware prior to January 1, 1997. To the Company's knowledge, until the Reorganization Merger Effective Time neither the ExistingSub Shares nor the assets of ExistingSub has a material value.

     SECTION 3.07. SEC Filings. (a) The Company has delivered to MergerSub
(i) the Company's annual report on Form 10-K for the year ended December 31, 1996 (the "COMPANY 10-K"), (ii) its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (together with the Company 10-K, the "CURRENT SEC REPORTS"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "SEC DOCUMENTS").

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Current SEC Reports, and the draft unaudited consolidated financial statements of the Company previously delivered to MergerSub (the "1997 FINANCIAL STATEMENTS"), fairly present, in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The final audited consolidated financial statements of the Company for the year ended December 31, 1997 will be substantially identical to the 1997 Financial Statements, other than any disclosures necessary to reflect the execution of this Agreement by the Company and ExistingSub and any transactions contemplated hereby. For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1997 set forth in the 1997 Financial Statements, and "BALANCE SHEET DATE" means December 31, 1997.

     SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the Mergers (but excluding the Financing) (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, any Report on Form 8-K to be filed by the Company in respect of this Agreement, and the proxy statement of the Company containing information required by Regulation 14A under the Exchange Act to be filed with the SEC in connection with the Mergers (the "COMPANY PROXY STATEMENT"), and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this
Section 3.09(a) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished to the Company by MergerSub for use therein.

     (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and the Mergers, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document, other than the Company Proxy Statement, and at the time of any required distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished to the Company by MergerSub for use therein.

     (c) The information with respect to the Company or any Subsidiary that the Company furnishes to MergerSub for use in any document filed by MergerSub with the SEC will not, at the time of the filing thereof and at the time of any required distribution thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.10. Absence of Certain Changes. Since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

     (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have a Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

     (c) except as disclosed in the SEC Documents, any amendment of any material term of any outstanding security of the Company or any Subsidiary;

     (d) except as disclosed in the SEC Documents, any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

     (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

     (f) (i) any material change in any method of accounting, or accounting practice by the Company or any Subsidiary or (ii) any revaluation in any material respect of any of the material assets of the Company or any Subsidiary, except for any such change or revaluation required by reason of a concurrent change in generally accepted accounting principles; or

     (g) except as disclosed in the SEC Documents, any (i) grant of any severance or termination pay to any director or executive officer of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any Subsidiary, or (iii) increase in compensation, bonus or other benefits (including severance or other termination benefits) payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice.

     SECTION 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect, other than:

     (a) liabilities disclosed or provided for in the Balance Sheet or the balance sheets (and the notes thereto) included in the Company's reports on Form 10-Q referred to in Section 3.07(a);

     (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and

     (c) liabilities under this Agreement.

     SECTION 3.12. Litigation. Except as set forth in the SEC Documents, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.13. Taxes. (a) All tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of the Company or any Subsidiary of the Company (collectively, the "RETURNS"), were filed when due (including any applicable extension periods).

     (b) The Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes shown as due and payable on the Returns that have been filed.

     (c) The charges, accruals and reserves for taxes with respect to the Company and any Subsidiary (including for any tax period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover taxes for which the Company and any such Subsidiary are liable.

     (d) There is no material claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any tax or tax asset of the Company or any Subsidiary (other than any in respect of which a reserve or allowance has been recorded in the 1997 Financial Statements). For purposes of this Section 3.13, the term "TAX ASSET" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit or charitable deduction.

     (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Returns of the Company or any of its Subsidiaries.

     (f) There are no Liens for taxes upon the assets of the Company or its Subsidiaries except for Liens for current taxes not yet due, and except for Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

     Section 3.14. ERISA. (a) The Disclosure Schedule sets forth a list identifying each material "employee pension benefit plan", as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any material liability. Within five business days of the date hereof, the Company will make available to MergerSub copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations, together with (A) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan, in each case only to the extent not previously made available. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this
Section 3.14, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under
Section 414 of the Code. The only Employee Plans which individually or collectively would constitute (x) an employee pension benefit plan as defined in Section 3(2) of ERISA (the "PENSION PLANS") or (y) a "Multiemployer plan", as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN") are identified as such in the list referred to above.

     (b) No Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only Employee Plans that are subject to Title IV of ERISA (the "RETIREMENT PLANS") are identified in the list of such Plans provided to MergerSub by the Company. As of the Balance Sheet Date, the fair market value of the aggregate assets of the Retirement Plans (excluding for these purposes any accrued but unpaid contributions) exceeded the projected benefit obligations on an aggregate basis accrued under such Retirement Plans as in effect on such date. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Retirement Plan, whether or not waived. The Company knows of no "reportable event," within the meaning of
Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, other than a reportable event or other event that will not have a Material Adverse Effect. To the Company's knowledge, no current condition exists and no event has occurred that (i) would constitute grounds for termination of any Retirement Plan and neither the Company nor any of its affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Retirement Plan covered or previously covered by Title IV of ERISA that would have a Material Adverse Effect or (ii) presents a material risk of complete or partial withdrawal from any Multiemployer Plan which would result in the Company or any Subsidiary incurring a withdrawal liability within the meaning of Section 4201 of ERISA that would have a Material Adverse Effect. The assets of the Company and all of its Subsidiaries are not now, nor, to the Company's knowledge, will they after the passage of time be, subject to any lien imposed under Section 412(n) of the Code by reason of a failure of any of the Company or any of its affiliates to make timely installments or other payments required under Section 412 of the Code. Nothing done or omitted to be done, and no transaction or holding of any asset under or in connection with any Employee Plan, has made or will make the Company or any Subsidiary, or any officer or director of the Company or any Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and to the Company's knowledge has been so qualified during the period from its adoption to date and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company will furnish to MergerSub within five days of the date hereof copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan's qualified status. Except as would not have a Material Adverse Effect, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

     (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (e) "BENEFIT ARRANGEMENTS" means each material, written plan or arrangement providing for insurance coverage (including any self-insured arrangements), severance, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any U.S. employee or former employee of the Company or any of its affiliates. Copies or descriptions of all such foregoing Benefit Arrangements will be made available to MergerSub within five business days of the date hereof to the extent not previously made available. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement except where any noncompliance would have a Material Adverse Effect.

     (f) The present value of the projected liability in respect of post-retirement health and medical benefits for retired employees of the Company and its affiliates is set forth fairly, in all material respects, in the 1997 Financial Statements. To the Company's knowledge, each "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) providing health or medical benefits in respect of any active non-union employee of the Company or any Subsidiary may by its terms be amended or terminated.

     (g) There has been no amendment to, written interpretation or written announcement by the Company or any of its affiliates relating to any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

     (h) The Company is not a party to or subject to any employment contract with any executive officer or director of the Company.

     (i) Except as would not have a Material Adverse Effect, each material International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. With respect to each material International Plan, there has been no amendment to, written interpretation of or written announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any such material International Plan that would increase materially the expense of maintaining such material International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     "INTERNATIONAL PLAN" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any non U.S. employee of the Company or any Subsidiary.

     SECTION 3.15. Labor Matters. The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, the failure to comply with which or engagement in which, as the case may be, would have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or otherwise which if adversely resolved is likely to have a Material Adverse Effect. There are no strikes, slowdowns, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to the knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any Subsidiary which would have a Material Adverse Effect.

     Section 3.16. Compliance with Laws and Court Orders. Neither the Company nor any Subsidiary is in violation of, or has since January 1, 1996 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.17. Licenses and Permits. Except as would not, individually or in the aggregate have a Material Adverse Effect, (i) each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "PERMITS") is valid and in full force and effect and (ii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits.

     SECTION 3.18. Intellectual Property. The Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     SECTION 3.19. Finders' Fees. With the exception of Lazard Freres & Co. LLC and Goldman Sachs & Co., copies of whose engagement agreements have been provided to MergerSub, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission from the Company or any Subsidiary or any of its affiliates upon consummation of the transactions contemplated by this Agreement. For purposes of this Agreement (other than Section 3.14), "AFFILIATE" or "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

     SECTION 3.20. Required Votes. The adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares, the vote of the Company as sole stockholder of ExistingSub and the vote of ExistingSub as sole stockholder of ReorgSub are the only votes of holders of any class or series of the capital stock of the Company, ExistingSub and ReorgSub required to adopt this Agreement, or to approve the Mergers or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to the Company's or ExistingSub's certificate of incorporation or otherwise.

     SECTION 3.21. Environmental Matters. (a)(i) No action, suit, investigation or proceeding is pending against, or, to the knowledge of the Company, is threatened by any Person against, the Company or any Subsidiary which has a reasonable likelihood of an adverse determination nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (c) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (C) discharge, emission or release of any Hazardous Substance, except for such actions, suits, investigations, proceedings and penalties which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

          (ii) no Hazardous Substance has been discharged, emitted, released or is present at any property now or previously owned, leased or operated by the Company or any Subsidiary, which circumstance, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

          (iii) the estimated costs of environmental remediation set forth in the Company 10-K represent a reasonable estimate of the Company's potential exposure for Environmental Liabilities reasonably likely to be incurred in the next ten years, including without limitation the costs of remediation or similar obligations (based on an application of current Environmental Laws and the use of a remedy reasonably likely to be required under such Environmental Laws), provided that there will be no breach of this representation unless the costs of such environmental remediation exceed such estimate by $5,400,000; and

          (iv) there are no Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted since January 13, 1991 of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been made available to MergerSub at least five days prior to the date hereof, except for such investigations, studies, audits, tests, reviews or analyses which report on conditions and liabilities that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     (c) For purposes of this Section 3.22 the following terms shall have the meanings set forth below:

          (i) "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes and injunctions relating to the effect of the environment on human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof;

          (ii) "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company and any Subsidiary (including any liability which relates to a predecessor of the Company or any Subsidiary), whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

          (iii) "HAZARDOUS SUBSTANCES" means any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

     SECTION 3.22. Disclaimer. Except as set forth in this Article 3 or in
Section 1.02(d), the Company has not made and shall not be deemed to have made any representation or warranty, express or implied. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representation or warranty made by the Company in Article 3 or Section 1.02(d), the Company makes no representation or warranty with respect to any projections, estimates or budgets heretofore delivered to or made available to MergerSub of future revenues, expenses or expenditures or results of operations of the Company or any Subsidiaries.


                                 ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF MERGERSUB

         MergerSub represents and warrants to the Company that:

     SECTION 4.01. Corporate Existence and Power. MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, MergerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging any financing required to consummate the transactions contemplated hereby. MergerSub has heretofore delivered to the Company true and complete copies of MergerSub's certificate of incorporation and bylaws as currently in effect.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby are within the corporate powers of MergerSub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of MergerSub.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) compliance with the applicable requirements of the Securities Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) any other authorizations required to be obtained pursuant to applicable foreign statutes, rules or regulations and (g) any actions or filings that if not taken or made would not have a material adverse effect on MergerSub.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of MergerSub, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon MergerSub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of MergerSub or to a loss of any benefit to which MergerSub is entitled under any agreement, contract or other instrument binding upon MergerSub.

     SECTION 4.05. Disclosure Documents. (a) The information that MergerSub furnishes to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading
(i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and the Mergers, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any required distribution thereof.

     (b) Each document required to be filed by MergerSub with the SEC in connection with the Mergers (including the Financing) will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will not at the time of the filing thereof, or at the time of the distribution thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in such documents based upon information furnished to MergerSub in writing by the Company specifically for use therein.

     SECTION 4.06. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), whose fees will be paid by MergerSub, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from MergerSub or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.07. Financing. The Company has received copies of (a) a commitment letter dated March 20, 1998 from DLJ Merchant Banking Partners II, L.P., and certain of its affiliates pursuant to which each of the foregoing has committed, subject to the terms and conditions set forth therein, to purchase securities of MergerSub for an aggregate amount equal to $54,999,997.50, (b) a letter dated March 20, 1998 from DLJ Bridge Finance, Inc. ("DLJ BRIDGE FUND") pursuant to which DLJ Bridge Fund has committed, subject to the terms and conditions set forth therein, to purchase senior pay-in-kind increasing rate notes of the Company in the amount of $110,000,000 and (c) a commitment letter dated March 20, 1998 from DLJ Capital Funding, Inc. ("DLJ SENIOR DEBT FUND") pursuant to which DLJ Senior Debt Fund has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to the corporation surviving the Reorganization Merger of up to $350,000,000. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "FINANCING ENTITIES". The aforementioned credit agreements and commitments to purchase equity securities of MergerSub shall be referred to as the "FINANCING AGREEMENTS" and the financing to be provided thereunder shall be referred to as the "FINANCING". The aggregate proceeds of the Financing are in an amount sufficient to pay the Merger Consideration, to repay the Company's and its Subsidiaries' indebtedness (excluding for this purpose capital lease obligations) together with any interest, premium or penalties payable in connection therewith, to provide a reasonable amount of working capital financing and to pay related fees and expenses (collectively, the "REQUIRED AMOUNTS"). As of the date hereof, none of the commitment letters relating to the Financing Agreements referred to above has been withdrawn and MergerSub does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the commitment letters relating to the Financing Agreements not being satisfied. MergerSub believes that the Financing will not create any liability to the directors and stockholders of the Company under any Federal or state fraudulent conveyance or transfer law. MergerSub further believes that, upon the consummation of the transactions contemplated hereby, including, without limitation, the Financing, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) will not have its capital impaired. MergerSub knows of no reason why the Merger will not be recorded as a "recapitalization" for financial reporting purposes.

     SECTION 4.08. Capitalization. All outstanding shares of capital stock of MergerSub have been duly authorized and validly issued and are fully paid and nonassessable. As of the moment immediately prior to the Effective Time, 1,235,955 shares of MergerSub Common Stock and MergerSub Warrants to acquire 111,347 shares of MergerSub Common Stock at an exercise price of not less than $0.01 per share (which will have been purchased for aggregate consideration of $54,999,997.50) will be outstanding. Except as set forth in this Section 4.08, there are outstanding (a) no shares of capital stock or other voting securities of MergerSub, (b) no securities of MergerSub convertible into or exchangeable for shares of capital stock or voting securities of MergerSub, and (c) no options or other rights to acquire from MergerSub, and no obligation of MergerSub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MergerSub (the items in clauses (a), (b) and (c), together with the MergerSub Common Stock and the MergerSub Warrants, being referred to collectively as the "MERGERSUB SECURITIES"). There are no outstanding obligations of MergerSub to repurchase, redeem or otherwise acquire any MergerSub Securities.


                                 ARTICLE 5
                          COVENANTS OF THE COMPANY

     The Company agrees that:

     SECTION 5.01. Conduct of the Company. Except as otherwise contemplated by, or provided for, in this Agreement or the Disclosure Schedule, without the prior written consent of MergerSub (which shall not be unreasonably withheld), from the date hereof to the Effective Time, the Board of Directors shall not approve or authorize any action that would allow the Company and its Subsidiaries to carry on their respective businesses other than in the ordinary and usual course of business and consistent with past practices or any action that would prevent the Company and its Subsidiaries from using their reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material federal, state and local licenses, approvals and authorizations, including, without limitation, all material Permits that are required for the Company or any of its Subsidiaries to carry on their business, (iii) keep available the services of its key officers and key employees, and (iv) maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by, or provided for, in this Agreement or the Disclosure Schedule, without the prior written consent of MergerSub (which shall not be unreasonably withheld), prior to the Effective Time, the Board of Directors shall not, nor shall it authorize or direct the Company or any Subsidiary, directly or indirectly, to:

     (a) adopt or propose any change in its certificate of incorporation or bylaws;

     (b) except pursuant to existing agreements or arrangements, (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material Subsidiary or a material amount of assets (excluding sales of inventory) or securities; (ii) waive, release, grant, or transfer any rights of material value, except in the ordinary course of business, consistent with past practices; (iii) modify or change in any material respect any existing material license, lease, contract, or other document, except in the ordinary course of business, consistent with past practices; (iv) except to refund or refinance commercial paper or with respect to borrowings in the ordinary course of business consistent with past practices, incur, assume or prepay an amount of long-term or short-term debt; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business, consistent with past practices; (vi) make any loans, advances or capital contributions to, or investments in, any other person, except in the ordinary course of business, consistent with past practices; or purchase any property or assets of any other individual or entity, except in the ordinary course of business, consistent with past practices; (vii) enter into any interest rate, currency or other swap or derivative transaction, other than in the ordinary course of business, consistent with past practices, and for bona fide hedging purposes; or (viii) except for capital expenditures provided for in the Company's 1998 capital budget, a copy of which has been previously provided to MergerSub, incur any capital expenditure, individually or in the aggregate, in excess of $3,000,000.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a directly or indirectly wholly owned Subsidiary of the Company to the Company or a directly or indirectly wholly owned Subsidiary, or, in the case of a joint venture vehicle pro rata to all equity owners thereof, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries, except pursuant to the Reorganization Merger;

     (d) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements), except, in each case, for normal actions in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company;

     (e) except as required by applicable law or generally accepted accounting principles, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

     (f) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

     (g) make any tax election inconsistent with past practices, or settle or compromise any material income tax liability;

     (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or

     (i) agree or commit to do any of the foregoing.

     SECTION 5.02. Stockholder Meeting; Proxy Material. (a) The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Mergers. The Board of Directors shall, subject to its fiduciary duties as advised by counsel, recommend approval and adoption by the Company's stockholders of this Agreement and the Mergers.

     (b) In connection with the Company Stockholder Meeting, the Company
(i) will as promptly as practicable prepare and file with the SEC a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") (which Registration Statement includes the Company Proxy Statement), will use its reasonable best efforts to have the Registration Statement declared effective by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement, the Mergers and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     SECTION 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give MergerSub, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company and the Subsidiaries), will furnish to MergerSub, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with MergerSub in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section 5.03 shall affect any representation or warranty given by the Company to MergerSub hereunder; and provided, further that (i) any information provided to MergerSub pursuant to this
Section 5.03 shall be subject to the Confidentiality Agreement dated as of February 16, 1998 between the Company and DLJ Merchant Banking II, Inc. (the "CONFIDENTIALITY AGREEMENT") and (ii) none of the Company or any other Persons covered by this Section 5.03 shall be obligated to furnish any information under this Section 5.03 if doing so would, on the basis of advice from the Company's counsel, result in the loss of attorney-client privilege in favor of the Company or a Subsidiary or violate the terms of any contract, so long as the Company informs MergerSub of its decision to withhold such information and furnishes a description of such information that is consistent with the preservation of such privilege or compliance with such agreement, as applicable.

     SECTION 5.04. Other Offers. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (A) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) (other than MergerSub) relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries or of over 20% of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Mergers (collectively, "ACQUISITION PROPOSALS"), or agree to or endorse any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets in order to facilitate or encourage any effort or attempt by any Third Party (other than MergerSub) to do or seek any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than MergerSub) to do or seek any of the foregoing, or (C) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes only to MergerSub with the name of the other party redacted) concerning the Company and its businesses, properties or assets to a Third Party who has made a bona fide Acquisition Proposal,
(ii) engaging in discussions or negotiations with a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 5.02 and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors shall have concluded in good faith on the basis of advice from outside counsel that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; provided, further, that
(A) the Board of Directors shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to MergerSub with respect to such action, and (B) if the Board of Directors receives an Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal, then the Company shall promptly inform MergerSub of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. As used in this Agreement, the term "THIRD PARTY" means any person, corporation, entity or "group" as defined in Section 13(d) of the Exchange Act, other than MergerSub or any of its affiliates.

     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to MergerSub, within two business days following such Payment Event, a fee of $6,000,000.

     (c) "PAYMENT EVENT" means (w) the termination of this Agreement pursuant to Section 9.01(e);(x) the termination of this Agreement pursuant to Section 9.01(f) in contemplation of a merger agreement or a tender or exchange offer or any transaction of the type listed in clause (z) below, on terms more favorable to the Company's stockholders from a financial point of view than the Merger; (y) the termination of this Agreement by MergerSub pursuant to Section 9.01(c) but only if the breach of covenant or warranty or misrepresentation in question arises out of the bad faith or willful misconduct of the Company; or (z) the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Section 9.01(g) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $44.50 per Share: the Company is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Shares or the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

     (d) Upon (ix) the occurrence of a Payment Event, or (x) a termination by MergerSub that follows a failure of the conditions set forth in Sections 8.01(a) or 8.02(g) to be satisfied, the Company shall reimburse MergerSub and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their out-of-pocket fees and expenses (including the reasonable fees and expenses of their counsel and fees payable to the financing entities and their respective counsel) up to $5,000,000, in each case, actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

     (e) The Company acknowledges that the agreements contained in this
Section 5.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MergerSub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.04 and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this
Section 5.04, the Company shall also pay to MergerSub its costs and expenses incurred in connection with such litigation.

     (f) Section 5.04(b)-(e) shall survive any termination of this Agreement, however caused.

     SECTION 5.05. Resignation of Directors. Immediately prior to the Effective Time, the Company and ExistingSub shall deliver to MergerSub evidence satisfactory to MergerSub of the resignation of all directors of the Company and ExistingSub (in each case other than Robert L. Smialek) effective at the Effective Time.

     SECTION 5.06. Solvency Opinion. The Company shall request an independent advisor to deliver the opinion contemplated by Section 8.03(b) as promptly as practicable.

     SECTION 5.07. Transfers by Affiliates. The Company shall use its reasonable best efforts to obtain and provide to MergerSub prior to the Effective Time undertakings in writing from each Person, if any, who according to counsel for the Company might reasonably be considered "affiliates" of the Company within the meaning of Rule 145(c) of the SEC pursuant to the Securities Act (each, a "RULE 145 AFFILIATE"), in each case in form and substance reasonably satisfactory to counsel for MergerSub providing (i) such Rule 145 Affiliate will notify MergerSub in writing before offering for sale or selling or otherwise disposing of any Shares or ExistingSub Shares owned by such Rule 145 Affiliate and (ii) no such sale or other disposition shall be made unless and until the Rule 145 Affiliate has supplied to MergerSub an opinion of counsel for the Rule 145 Affiliate (which opinion shall be reasonably satisfactory to MergerSub) to the effect that such transfer is not in violation of the Securities Act.


                                 ARTICLE 6
                           COVENANTS OF MERGERSUB

     MergerSub agrees that:

     SECTION 6.01. Voting of Shares. MergerSub agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

     SECTION 6.02. Director and Officer Liability. The Surviving
Corporation shall cause the Company to do the following and the Company hereby agrees to do the following:

     (a) The Company shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each an "INDEMNIFIED PERSON") in respect of acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted from time to time by Delaware Law or any other applicable laws as presently or hereafter in effect or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof.

     (b) The Company shall pay on an as-incurred basis the reasonable fees and expenses of such Indemnified Person (including fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, subject to reimbursement in the event such Indemnified Person is not entitled to indemnification.

     (c) The certificate of incorporation and bylaws of the Company shall contain the provisions providing for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company's certificate of incorporation and bylaws in effect on the date hereof. For a period of six years after the Effective Time, the Company shall maintain in effect such provisions in the certificate of incorporation and bylaws of the Company providing for exculpation of director and officer liability and indemnification to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Parties' indemnification rights thereunder.

     (d) The Company shall pay all expenses, including attorneys' fees, that may be incurred by an Indemnified Person in enforcing the indemnity and other obligations provided for in this Section 6.02. In the event of any action, suit, investigation or proceeding, the Indemnified Party shall be entitled to control the defense thereof with counsel of its own choosing reasonably acceptable to the Company and the Company shall cooperate in the defense thereof, provided however that the Company shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby and provided further that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (e) For a period of six years after the Effective Time, the Company shall provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.02(e), the Company shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to MergerSub.

     (f) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or the Surviving Corporation or any of its Subsidiaries, under Delaware Law or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this Section 6.02 shall survive the consummation of the Merger, and each Indemnified Person shall, for all purposes, be a third party beneficiary of the covenants and agreements contained in this Section 6.02 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly against MergerSub, the Surviving Corporation and the Company.

     SECTION 6.03. Employee Plans and Benefit Arrangements. (a) From and after the Effective Time, subject to applicable law, the Surviving Corporation shall cause the Company and its Subsidiaries to, and the Company and its Subsidiaries shall, honor the obligations of the Company and its Subsidiaries incurred prior to the Effective Time under all existing Employee Plans, Benefit Arrangements and International Plans.

     (b) The Surviving Corporation agrees that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation shall cause the Company and its Subsidiaries to, and the Company and its Subsidiaries shall, provide benefits to their employees which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees. Notwithstanding the foregoing, nothing herein shall obligate or require the Company or any of its Subsidiaries to provide its employees with a plan or arrangement similar to the stock option or any other equity-based compensation plans currently maintained by the Company and nothing herein shall limit the Company's right to amend, modify or terminate any particular Employee Plan or Benefit Arrangement.

     (c) After the Effective Time, the Surviving Corporation shall cause the Company to, and the Company shall, grant to all individuals who are, as of the Effective Time, employees of the Company or any of its Subsidiaries credit for all service with the Company, any of its present and former Subsidiaries, any other affiliate of the Company and their respective predecessors (collectively, the "INSILCO AFFILIATED GROUP") prior to the Effective Time for purposes of vesting, participation, eligibility for benefit commencement and benefit accrual (but without any duplication of benefits in any such case). Any Benefit Arrangements or International Plans which provide medical, dental or life insurance benefits after the Effective Time to any individual who is a current or former employee of the Insilco Affiliated Group as of the Effective Time (an "EMPLOYEE") or a dependent of an Employee (a "DEPENDENT") shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions to the extent so waived under present policy and shall provide that any expenses incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible or coinsurance provisions to the extent taken into account under present policy.

     SECTION 6.04. Financing. MergerSub shall use its reasonable best efforts to obtain the Financing (including satisfying the conditions thereto). In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, MergerSub will use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

     SECTION 6.05. NASDAQ Listing. The Surviving Corporation will not take any action, for at least three years after the Effective Time, to cause the Surviving Corporation Shares to be de-listed from, or fail to meet any of the listing standards of, the NASDAQ National Market ("NASDAQ"); provided, however, that the Surviving Corporation may cause or permit the Surviving Corporation Shares to be de-listed in connection with a transaction (other than the Merger) which results in the termination of registration of such securities under Section 12 of the Exchange Act, and provided, further, that nothing in this Section 6.05 shall require the Surviving Corporation to take any affirmative action to prevent the Surviving Corporation Shares from being de-listed by NASDAQ if the Surviving Corporation Shares cease to meet the applicable listing standards. For at least three years after the Effective Time, the Surviving Corporation shall make available the information required pursuant to Rule 144(c) of the Securities Act.


                                 ARTICLE 7
                   COVENANTS OF MERGERSUB AND THE COMPANY

     The parties hereto agree that:

     SECTION 7.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including delivering such documents relating to corporate existence and authority as the other parties may reasonably request. Each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the Mergers and the other transactions contemplated hereby. Without limiting the foregoing, the Company and the Board of Directors shall use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Mergers and the other transactions contemplated by this Agreement.

     SECTION 7.02. Certain Filings. (a) The Company and MergerSub shall use their respective reasonable best efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC the Registration Statement and the other Company Disclosure Documents, (ii) such actions as may be required to have the Registration Statement declared effective under the Securities Act and to have the Company Proxy Statement cleared by the SEC, in each case as promptly as practicable, and (iii) such actions as may be required to be taken under state securities or applicable Blue Sky laws in connection with the issuance of the securities contemplated hereby.

     (b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Effective Time in respect of the transactions contemplated by this Agreement, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters of accountants and legal opinions relating to the Company as may be reasonably requested by MergerSub and as are customarily provided in similar transactions; provided that the form and substance of any of the material documents referred to in clause (y), and the terms and conditions of any of the material agreements and other documents referred to in clause
(z), shall be substantially consistent with the terms and conditions set forth in the commitment letters referred to in Section 4.07.

     (c) The Company and MergerSub shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

     SECTION 7.03. Public Announcements. MergerSub and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange or NASDAQ, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Mergers.

     SECTION 7.05. Reserved Shares. The Surviving Corporation shall cause the Company to, and the Company shall, honor the provisions of the Bankruptcy Order and all agreements made pursuant thereto with respect to the issuance of the Reserved Shares, except that in lieu of issuing any Reserved Shares, payment shall be made in cash in an amount equal to $44.50 multiplied by the aggregate number of Reserved Shares which otherwise would become issuable pursuant to the provisions of the Bankruptcy Order.

     SECTION 7.06. Notices of Certain Events. Each of the parties hereto shall promptly notify the other parties of:

     (a) the receipt by such party of any material written notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) the receipt by such party of any material written notice or other material communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

     (c) actual knowledge by such party of any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of such party threatened against such party or any of its Affiliates which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement; and

     (d) actual knowledge by such party of (i) the occurrence, or failure to occur, of any event that has caused any of its representations or warranties hereunder to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.


                                 ARTICLE 8
                          CONDITIONS TO THE MERGER

     SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company and MergerSub to consummate the Mergers are subject to the satisfaction of the following conditions:

     (a) This Agreement and the Mergers shall have been adopted by a majority of the outstanding Shares as of the record date of the Company Stockholder Meeting;

     (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

     (c) No provision of any applicable law or regulation and no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and MergerSub shall each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated;

     (d) All consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Company and its Subsidiaries to conduct their business in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a Material Adverse Effect after giving effect to the transactions contemplated by this Agreement (including the Financing); and

     (e) The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     SECTION 8.02. Conditions to the Obligations of MergerSub. The obligations of MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time (except as contemplated by this Agreement) and MergerSub shall have received a certificate signed by an executive officer of the Company to the foregoing effect. The parties agree that the Reorganization Merger shall not be deemed to have occurred for the purposes of determining the satisfaction of this Section 8.02(a) as to the representations and warranties of the Company covered by this Section 8.02(a) and following the Reorganization Merger, ExistingSub will take no actions, incur no liabilities, enter into no agreements or otherwise engage in any business except as necessary to consummate the Merger and the Financing;

     (b) There shall not be pending (x) any action or proceeding against the Company or any Subsidiary by any government or governmental authority or agency or (y) any action or proceeding against the Company or any Subsidiary by any other person, in either case before any court or governmental authority or agency that has a reasonable likelihood of success, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, seeking to restrain or prohibit MergerSub's (including its Subsidiaries and affiliates) ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel MergerSub or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, seeking to impose or confirm material limitations on the ability of MergerSub or any of its Subsidiaries or affiliates to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by MergerSub or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or seeking to require divestiture by MergerSub or any of its Subsidiaries or affiliates of any Shares, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the reasonable judgment of MergerSub is likely, directly or indirectly, to result in any of the consequences referred to in this paragraph (b);

     (c) The Reorganization Merger shall have occurred as contemplated by
Section 1.01;

     (d) The funds in an amount at least equal to the Required Amounts shall have been made available to MergerSub and/or the Company as contemplated in Section 4.07;

     (e) The holders of not more than 6% of the outstanding Shares shall have demanded appraisal of their Shares in accordance with Delaware Law;

     (f) MergerSub shall be reasonably satisfied that the Merger will be recorded as a "recapitalization" for financial reporting purposes; and

     (g) Total indebtedness (long- and short-term) of the Company and its Subsidiaries immediately preceding the Reorganization Effective Time shall not exceed $290,000,000 (excluding capital leases).

     SECTION 8.03. Conditions to the Obligations of the Company and ExistingSub. The obligation of the Company to consummate the Reorganization Merger and the obligation of ExistingSub to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) MergerSub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of MergerSub contained in this Agreement and in any certificate or other writing delivered by it pursuant hereto shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time and the Company shall have received a certificate signed by an executive officer of MergerSub to the foregoing effect.

     (b) The Board of Directors shall have received an opinion, addressed and reasonably satisfactory to it, from an independent advisor confirming the belief of MergerSub set forth in the second to last sentence of Section 4.07.


                                 ARTICLE 9
                                TERMINATION

     SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a) by mutual written consent of the Company on the one hand and MergerSub on the other hand;

     (b) by either the Company or MergerSub, if the Merger has not been consummated by September 30, 1998, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

     (c) by either the Company or MergerSub, if MergerSub (in the case of termination by the Company), or the Company (in the case of termination by MergerSub) shall have breached in any material respect any of its obligations under this Agreement or any representation and warranty of MergerSub (in the case of termination by the Company) or the Company (in the case of termination by MergerSub) shall have been incorrect in any material respect when made or at any time prior to the Effective Time (unless such breach or failure to be correct shall be capable of correction and, in such case, the breaching party shall promptly effect such correction);

     (d) by either the Company or MergerSub, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining MergerSub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (e) by MergerSub if the Board of Directors shall have withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of this Agreement and the Mergers or its recommendation that stockholders of the Company adopt and approve this Agreement and the Mergers, or approved, recommended or endorsed any proposal for a transaction other than the Mergers (including a tender or exchange offer for Shares) or if the Company has failed to call the Company Stockholders Meeting or failed as promptly as practicable after the Registration Statement is declared effective by the SEC to mail the Company Proxy Statement to its stockholders or failed to include in such statement the recommendation referred to above;

     (f) by the Company if prior to the Effective Time the Board of Directors shall have withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of this Agreement and the Mergers or its recommendation that stockholders of the Company adopt and approve this Agreement and the Mergers in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Shares, in either case, that is determined by the Board of Directors to be on terms more favorable from a financial point of view to the Company's stockholders than the Mergers, provided that the Company shall be in compliance with Section 5.04; and

     (g) by either the Company or MergerSub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Mergers are voted upon, the requisite stockholder adoption and approval shall not have been obtained.

     The party desiring to terminate this Agreement pursuant to Sections 9.01(b)-(g) shall give written notice of such termination to the other party in accordance with Section 10.01.

     Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in clause (i) of Section 5.03, Sections 5.04(b)-(e) and
10.04 shall survive the termination hereof. Notwithstanding the foregoing, nothing in this Section 9.02 shall relieve any party to this Agreement of liability for a breach of any of its covenants or agreements contained in this Agreement.


                                 ARTICLE 10
                               MISCELLANEOUS

     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to MergerSub, to:

          Thompson Dean
          c/o DLJ Merchant Banking II, Inc.
          277 Park Avenue
          New York, New York 10172
          Telecopy: 212-892-7552

          with a copy to:

          John W. Buttrick
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: (212) 450-4800

          if to the Company, to:

          General Counsel
          Insilco Corporation
          425 Metro Place North
          5th Floor
          Dublin, Ohio 43017
          Telecopy: (614) 791-3195

          with a copy to:

          Aviva Diamant
          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, NY 10004
          Telecopy: (212) 859-4000

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 10.01 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 10.01.

     SECTION 10.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Insilco, ExistingSub and MergerSub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement and the Mergers by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for ExistingSub Shares, any term of the certificate of incorporation of the Surviving Corporation or any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any ExistingSub Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.04. Expenses. Except as provided in Section 5.04 all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding anything herein to the contrary, including without limitation, Sections 7.01 and 7.02, prior to the Effective Time, neither the Company nor ExistingSub shall be required to execute any document unless it would have no liability or obligation thereunder or with respect thereto in the event the transactions contemplated hereby are not consummated.

     SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that MergerSub may make such an assignment to any wholly owned subsidiary without such consent.

     SECTION 10.06 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware.

     SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 10.08. Third Party Beneficiaries. Except for Section 6.02, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 10.09. Entire Agreement. Except for the Confidentiality Agreement and the Voting Agreement, this Agreement and the exhibits and schedules attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                            INSILCO CORPORATION



                            By:  /s/ Robert L. Smialek
                                 --------------------------
                            Name: Robert L. Smialek
                            Title:  CEO



                            INR HOLDING CO.



                            By:   /s/ Kenneth H. Koch
                                  -------------------------
                            Name: Kenneth H. Koch
                            Title:  Vice President and General Counsel



                            SILKWORM ACQUISITION CORPORATION

                            By:   /s/ William F. Dawson
                                  -------------------------
                            Name: William F. Dawson
                            Title:


                                                                  EXHIBIT A


     FIRST: The name of the Corporation is Insilco Holding Corporation.

     SECOND: The address of its registered office in the State of Delaware is 1013, Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("DELAWARE LAW").

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 15,000,000, consisting of 15,000,000 shares of Common Stock, par value $0.001 per share.

     FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

     SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

     SEVENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

     (2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

     (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

     (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law,

     (4) The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

     (5) Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

     EIGHTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE SEVENTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.


                                                            Annex B
                                                            -------

                     OPINION OF LAZARD FRERES & CO. LLC

                                                            March 24, 1998

The Board of Directors
Insilco Corporation
425 Metro Place North
Dublin, OH 43017

Dear Members of the Board:

     We understand that Silkworm Acquisition Corporation ("Silkworm"), an entity formed by DLJ Merchant Banking Partners II, L.P. and its affiliates, Insilco Corporation (the "Company") and INR Holding Company, a wholly-owned subsidiary of the Company, have entered into an Agreement and Plan of Merger dated as of March 24, 1998 (the "Agreement"). As a result of the mergers contemplated by the Agreement (the "Mergers"), each stockholder of the Company immediately prior to the effective time of the Mergers (other than stockholders who validly perfect their appraisal rights) will have, in respect of each of his or her shares of Common Stock of the Company ("Shares"), the right to (i) receive $42.98 in cash and (ii) retain 0.03419 of a share of Common Stock of the parent corporation surviving the Mergers ("Surviving Corporation Shares"), on the terms set forth in the Agreement (collectively, the "Merger Consideration"). The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights), in the aggregate, approximately 10% of the Surviving Corporation Shares outstanding immediately following the Mergers.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Shares (other than Silkworm and its affiliates) of the Merger Consideration taken as a whole. In connection with this opinion, we have:

     (i)   Reviewed the financial terms and conditions of the Agreement;

     (ii) Analyzed certain historical business and financial information relating to the Company;

     (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its businesses and financial performance;

     (iv) Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company;

     (v) Reviewed certain public financial and stock market information for certain other companies, although we did not identify any publicly traded companies which we deemed to be comparable;

     (vi) Reviewed the historical stock prices and trading volumes of the Shares; and

     (vii) Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. We are not opining or providing any advice with respect to the impact of the Mergers on the solvency, viability or financial condition of the Company or its ability to satisfy its obligations as they become due. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In addition, our opinion does not address the Company's underlying business decision to enter into the Agreement. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have considered the impact of the contemplated liquidation of an investment fund which owns approximately 45% of the outstanding Shares and the efforts undertaken by the Company and its affiliates and their respective advisors within the past 18 months to solicit third party offers to acquire all or a part of the Company. Accordingly, we were not requested to, and did not, solicit third party offers to acquire all or any part of the Company, although we did, at your request, contact a party that had previously expressed an interest in acquiring the Company to see whether that party had any renewed interest in acquiring the Company.

     In rendering our opinion, we have assumed that the Mergers will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining any necessary regulatory or third party approvals for the Mergers will not have an adverse effect on the Company. Our opinion does not address the future trading value of the Surviving Corporation Shares following the Mergers.

     Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Mergers and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Mergers.

     Our opinion is addressed to, and is for the use and benefit of, the Board of Directors of the Company and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Agreement or the Mergers.

     Based on and subject to the foregoing, we are of the opinion that the Merger Consideration taken as a whole is fair to the holders of Shares (other than Silkworm and its affiliates) from a financial point of view.

                             Very truly yours,

                             LAZARD FRERES & CO. LLC

                             By: /s/ Steven J. Golub
                                 --------------------------------
                                 Steven J. Golub
                                 Managing Director



                                                            Annex C
                                                            -------


                              VOTING AGREEMENT

     In consideration of Silkworm Acquisition Corporation, a Delaware corporation ("Holdco"), Insilco Corporation, a Delaware corporation (the "Company"), and INR Holding Co., a Delaware corporation and existing wholly owned subsidiary of the Company ("ExistingSub"), entering into on the date hereof an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that upon the terms and subject to the conditions thereof, (i) pursuant to the Reorganization Merger (as defined in the Merger Agreement), the Company will become a wholly owned subsidiary of ExistingSub and the shares of common stock in the Company (the "Company Common Stock") will be exchanged for shares of common stock of ExistingSub, having the same rights, powers, privileges and preferences as the Company Common Stock and (ii) immediately following the Reorganization Merger, Holdco will be merged with and into ExistingSub (the "Merger") with ExistingSub continuing as the surviving corporation, and pursuant thereto each outstanding share of the Company Common Stock will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, the undersigned holder (the "Stockholder") of shares of the Company Common Stock agrees with Holdco as follows:

     1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 90 days after the termination of the Merger Agreement in accordance with Section 9.01(e), 9.01(f) or
9.01(g) thereof and payment in full of all amounts (if any) payable to Holdco pursuant to Section 5.04 of the Merger Agreement and (iii) the date of termination of the Merger Agreement for any other reason, the Stockholder hereby agrees to vote 1,783,878 shares of Company Common Stock (the "Stockholder Securities") to approve and adopt the Merger Agreement and the Merger (provided that the Stockholder shall not be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has, without the written consent of the Stockholder, been amended in any manner that is material and adverse to the Stockholder) and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held and completed (including any adjournment thereof) prior to the termination of the Agreement Period. Notwithstanding anything to the contrary provided in this Voting Agreement, if at any time (i) there is a tender or exchange offer (an "Offer") commenced by any person to purchase Company Common Stock and (ii) the Merger Agreement has been terminated pursuant to Section 9.01(e), 9.01(f) or 9.01(g) thereof, then the Stockholder shall have the right to validly tender any or all of its Stockholder Securities into the Offer three business days (the "Tender Day") prior to any scheduled expiration of such Offer. Any such tender or sale pursuant thereto shall not be a breach of the provisions of this Voting Agreement and the Agreement Period shall be deemed to end upon consummation of such Offer. In addition, nothing in this Voting Agreement shall preclude the Stockholder from making, during the Agreement Period, any election with respect to the form of consideration in respect of an Acquisition Proposal.

     At or prior to 10:00 A.M. (New York City Time) on the Tender Day, Stockholder will deliver to Holdco written notice if it elects to tender into such Offer. If Stockholder elects to tender into the Offer, Holdco will have the nonassignable option to purchase all (but not less than all) of the Stockholder Securities at a price of $44.50 per share in cash by delivery to Stockholder of a written notice making such election no later than 10:00 A.M. (New York City Time) on the business day immediately following the Tender Day. In the event Holdco exercises such option, Stockholder will withdraw any Stockholder Securities that were tendered in the Offer, and the settlement for the purchase thereof by Holdco pursuant to this paragraph will take place by 12:00 Noon (New York City Time) on the second business day immediately following the Tender Day. This Voting Agreement shall terminate immediately following such purchase, or upon Holdco's failure to consummate such purchase by such designated time.

     2. During the Agreement Period, the Stockholder hereby agrees that it will not vote any of the Stockholder Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

     3. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or facilitate any Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party (other than Holdco, its affiliates and their respective directors, officers, employees, agents or representatives) that the Stockholder believes may be considering making, or has made, an Acquisition Proposal. The Stockholder will promptly notify Holdco after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal and will keep Holdco fully informed of the status and details of any such Acquisition Proposal, indication or request. Anything herein to the contrary notwithstanding, this Voting Agreement shall not limit actions taken, or require actions to be taken, (i) by any party related to the Stockholder who is, or one or more of whose affiliates, directors, partners, officers or employees is, a director or officer of the Company that are required or restricted by such director's fiduciary duties or such officer's employment duties, or permitted by the Merger Agreement, and that, in each case, are undertaken solely in such person's capacity as a director or officer of the Company and, in the case of an officer of the Company, as directed by the Board of Directors of the Company or (ii) by an affiliate of the Stockholder, in such affiliate's capacity as investment banker, investment broker or financial advisor to the Company, to the extent such affiliate performs such actions at the request of the Board of Directors of the Company in connection with the exercise by the Board of Directors of its fiduciary obligations under applicable law consistent with the Company's rights and obligations under the Merger Agreement.

     4. The Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock owned by the Stockholder with respect to the Merger.

     5. The Stockholder hereby represents and warrants to Holdco that as of the date hereof:

     (a) the Stockholder (i) owns beneficially all of the Stockholder Securities, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) is not party to any voting agreement, and has not granted any person any proxy (revocable or irrevocable), with respect to the Stockholder Securities (other than this Voting Agreement);

     (b) this Voting Agreement is the valid and binding agreement of the Stockholder; and

     (c) other than as disclosed pursuant to the Merger Agreement, no investment banker, broker or finder is entitled to a commission or fee from the Company in respect of this Voting Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     6. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

     7. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     8. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Voting Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

     9. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     10. The Stockholder will, upon reasonable request, execute and deliver any additional documents deemed by Holdco to be necessary or desirable to complete and effectuate the covenants contained herein.

     11. This Voting Agreement shall terminate upon the termination of the Agreement Period.

     12. The Stockholder agrees that it will not sell, transfer, assign, encumber or otherwise dispose of any of the Stockholder Securities (whether to an affiliate or otherwise) until the expiration of the Agreement Period, other than pursuant to the Reorganization Merger or pursuant to the terms of this Voting Agreement.

     13. Holdco and the Company understand and agree that this Voting Agreement pertains only to the Stockholder and not to any of its affiliates, if any, or advisers.

     14. (a) Holdco and the Company severally and not jointly represent and warrant to the Stockholder that (i) there is no agreement, understanding or commitment, written or oral, to pay any consideration directly or indirectly in connection with the Merger or otherwise to or for the benefit of any holder of Company Common Stock or options thereon other than as set forth in the Merger Agreement (except, in the case of directors, employees, agents, customers, suppliers or contractors of the Company who are also holders, such consideration as is payable by the Company in the ordinary course of business and except for amounts payable to officers, directors or employees in connection with or pursuant to any options, or option, stock purchase, stock ownership or other employee benefit plans), (ii) this Voting Agreement is the valid and binding agreement of Holdco and the Company, as the case may be, and (iii) Holdco and the Company, as the case may be, have not entered into any voting agreements with any other existing shareholders of the Company prior to or concurrently with this Voting Agreement.

     (b) If Holdco or the Company enters into any agreement with any other stockholder having a purpose or effect substantially similar to that of this Voting Agreement on financial or other terms (with respect to such other stockholder) more favorable than the terms of this Voting Agreement, the Stockholder will have the right to elect any of the benefits thereof, as they may be amended or waived from time to time.

     15. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

     if to Holdco, to:

     Thompson Dean
     c/o DLJ Merchant Banking II, Inc.
     277 Park Avenue
     New York, New York 10172
     Telecopy:  212-892-7552

     if to the Company, to:

     Insilco Corporation
     425 Metro Place North
     5th Floor
     Dublin, Ohio 43017
     Attention:  General Counsel
     Telecopy:  614-791-3195

     if to the Stockholder, to:

     Water Street Corporate Recovery Fund I, L.P.
     c/o Goldman, Sachs & Co.
     85 Broad Street
     New York, New York 10004
     Attention:  David J. Greenwald, Esq.
     Telecopy:  212-357-5505

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.

     16. Capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement. For purposes of this Voting Agreement, following consummation of the Reorganization Merger, "Company" means ExistingSub and "Company Common Stock" means the shares of common stock of ExistingSub resulting from the Reorganization Merger.


     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 24th day of March, 1998.

                                   SILKWORM ACQUISITION CORPORATION


                                   By /S/ William F. Dawson, Jr.
                                      --------------------------------
                                      Name: William F. Dawson, Jr.
                                      Title: Vice President


                                   INSILCO CORPORATION


                                   By /s/ Robert L. Smialek
                                      --------------------------------
                                      Name: Robert L. Smialek
                                      Title: Chief Executive Officer


                                   WATER STREET  CORPORATE  RECOVERY  FUND I,
                                   L.P.


                                   By:  Goldman,  Sachs  & Co.,  its  General
                                        Partner


                                   By /s/ Terence M. O'Toole
                                      --------------------------------
                                      Name: Terence M. O'Toole
                                      Title: Managing Director


                                                                 Annex D
                                                                 -------

                   SECTION 262 OF THE GENERAL CORPORATION

                        LAW OF THE STATE OF DELAWARE

SS. 262.  APPRAISAL RIGHTS

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

               (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
          (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
          (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

               (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs
               a. and b. of this paragraph; or

                    d. Any  combination of the shares of stock,  depository
               receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

               (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
          (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.